Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

TCF Financial Corporation:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial condition of TCF Financial Corporation and subsidiaries (the Corporation) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Corporation’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 26, 2021 expressed an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Corporation has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

Basis for Opinion

These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for loan and lease losses evaluated on a collective basis

As discussed in Notes 2 and 8 to the consolidated financial statements, the Corporation adopted Topic 326 as of January 1, 2020. The total allowance for credit losses (ACL) as of January 1, 2020 and December 31, 2020 was $337.3 million and $549.2 million, respectively; a portion of which related to the allowance for loan and lease losses evaluated on a collective basis (together, the collective ALLL). The Corporation’s estimate of the collective ALLL uses a current expected credit losses methodology that consists of both quantitative and qualitative loss components. The Corporation estimates the quantitative component by segmenting the loan and lease portfolio into pools of loans and leases with similar risk characteristics. Expected credit losses for the quantitative component of the collective ALLL are calculated as the product of (i) probability of default (PD), (ii) loss given default (LGD), and (iii) exposure at default (EAD) on an undiscounted basis. The PD and LGD incorporate a single economic forecast scenario and macroeconomic assumptions over a reasonable and supportable forecast period. Following the reasonable and supportable forecast period, the Corporation reverts on a straight-line basis over the reversion period to its historical loss rates for the remaining life of the respective loans and leases. The historical loss rates are determined based on loss data evaluated over the historical observation periods. The Corporation estimates the EAD using a prepayment methodology which projects prepayments over the life of the loans and leases. The qualitative component of the collective ALLL is comprised of adjustments for economic conditions and asset-specific risk characteristics to the extent they do not exist in the historical loss information. These adjustments are based on qualitative factors not reflected in the quantitative component and impact the measurement of expected credit losses.

We identified the assessment of the January 1, 2020 collective ALLL and December 31, 2020 collective ALLL as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment due to measurement uncertainty. Specifically, the assessment encompassed the evaluation of the collective ALLL methodology, including the (1) models used to estimate the PD and LGD, (2) determination of portfolio segmentation, (3) credit risk rating assumptions for commercial loans and leases, (4) selection of the economic forecast scenario and macroeconomic assumptions, (5) determination of the length of the reasonable and supportable forecast and reversion periods, and (6) qualitative adjustments. The assessment also included an evaluation of the conceptual soundness and performance of the PD and LGD models. In addition, auditor judgment was required to evaluate the sufficiency of audit evidence obtained.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Corporation’s measurement of the collective ALLL estimates, including controls over the:

•	development of the collective ALLL methodology

•	development of the PD and LGD models

•	performance monitoring of the PD and LGD models for the December 31, 2020 collective ALLL

•	identification and determination of the assumptions used in the quantitative component of the collective ALLL methodology

•	development of the adjustments for qualitative factors

•	analysis of the ACL results, trends, and ratios.

We evaluated the Corporation’s process to develop the collective ALLL estimates by testing certain sources of data and assumptions that the Corporation used, and we considered the relevance and reliability of such data and assumptions. In addition, we involved credit risk professionals with specialized skills and knowledge, who assisted in:

•	evaluating the Corporation’s collective ALLL methodology for compliance with U.S. generally accepted accounting principles

•

evaluating judgments made by the Corporation relative to the development and performance testing of the PD and LGD models by comparing them to relevant Corporation specific metrics and trends and the applicable industry and regulatory practices

•	assessing the conceptual soundness of the PD and LGD models by inspecting the model documentation to determine whether the models are suitable for their intended use

•

evaluating the selection of the economic forecast scenario and related macroeconomic assumptions by comparing it to the Corporation’s business environment, relevant industry practices and publicly available forecasts

•	evaluating the length of the reasonable and supportable forecast and reversion periods by comparing them to specific portfolio risk characteristics and trends

•	determining whether the loan and lease portfolios are segmented by similar risk characteristics by comparing to the Corporation’s business environment and relevant industry practices

•

testing individual credit risk ratings for a selection of certain commercial loan and lease borrower relationships by evaluating the financial performance of the borrower, sources of repayment, and any relevant guarantees or underlying collateral

•

evaluating the methodology used to develop the adjustments for qualitative factors and the effect of those factors on the collective ALLL compared with relevant credit risk factors and consistency with credit trends and identified limitations of the underlying quantitative models.

We also assessed the sufficiency of the audit evidence obtained related to the January 1, 2020 collective ALLL and December 31, 2020 collective ALLL by evaluating the:

•	cumulative results of the audit procedures

•	qualitative aspects of the Corporation’s accounting practices

•	potential bias in the accounting estimates.

/s/ KPMG LLP

We have served as the Corporation’s auditor since 1991.

Detroit, Michigan

February 26, 2021

TCF FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	At December 31, 2020	At December 31, 2019
ASSETS
Cash and cash equivalents:
Cash and due from banks	$531,918	$491,787
Interest-bearing deposits with other banks	728,677	736,584

Total cash and cash equivalents	1,260,595	1,228,371
Federal Home Loan Bank and Federal Reserve Bank stocks, at cost	320,436	442,440
Investment securities:
Available-for-sale, at fair value (amortized cost of $8,041,173 and $6,639,277)	8,284,723	6,720,001
Held-to-maturity, at amortized cost (fair value of $193,554 and $144,844)	184,359	139,445

Total investment securities	8,469,082	6,859,446
Loans and leases held-for-sale (includes $221,784 and $91,202 at fair value)	222,028	199,786
Loans and leases	34,466,408	34,497,464
Allowance for loan and lease losses	(525,868)	(113,052)

Loans and leases, net	33,940,540	34,384,412
Premises and equipment, net	470,131	533,138
Goodwill	1,313,046	1,299,878
Other intangible assets, net	146,377	168,368
Loan servicing rights	38,303	56,313
Other assets	1,621,949	1,479,401

Total assets	$47,802,487	$46,651,553

LIABILITIES AND EQUITY
Liabilities
Deposits:
Noninterest-bearing	$11,036,086	$7,970,590
Interest-bearing	27,820,233	26,497,873

Total deposits	38,856,319	34,468,463
Short-term borrowings	617,363	2,669,145
Long-term borrowings	1,374,732	2,354,448
Other liabilities	1,264,776	1,432,256

Total liabilities	42,113,190	40,924,312

Equity
Preferred stock, $0.01 par value, 2,000,000 shares authorized; 7,000 shares issued	169,302	169,302
Common stock, $1.00 par value, 220,000,000 shares authorized
Issued—152,565,504 shares at December 31, 2020 and 152,965,571 shares at December 31, 2019	152,566	152,966
Additional paid-in capital	3,457,802	3,462,080
Retained earnings	1,735,201	1,896,427
Accumulated other comprehensive income	182,673	54,277
Other	(26,731)	(28,037)

Total TCF Financial Corporation shareholders’ equity	5,670,813	5,707,015
Non-controlling interest	18,484	20,226

Total equity	5,689,297	5,727,241

Total liabilities and equity	$47,802,487	$46,651,553

See accompanying notes to consolidated financial statements.

TCF FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

	Year Ended December 31,
(Dollars in thousands, except per share data)	2020	2019	2018
Interest income
Interest and fees on loans and leases	$1,575,186	$1,430,628	$1,082,135
Interest on investment securities:
Taxable	144,462	106,027	41,406
Tax-exempt	16,168	11,651	17,138
Interest on loans held-for-sale	11,394	18,599	6,686
Interest on other earning assets	18,452	20,356	11,964

Total interest income	1,765,662	1,587,261	1,159,329

Interest expense
Interest on deposits	166,986	226,157	107,690
Interest on borrowings	60,275	72,072	43,144

Total interest expense	227,261	298,229	150,834

Net interest income	1,538,401	1,289,032	1,008,495
Provision for credit losses	257,151	65,282	46,768

Net interest income after provision for credit losses	1,281,250	1,223,750	961,727

Noninterest income
Leasing revenue	142,723	163,718	172,603
Fees and service charges on deposit accounts	112,681	127,860	113,242
Card and ATM revenue	88,699	87,221	78,406
Net gains on sales of loans and leases	86,776	26,308	33,695
Wealth management revenue	25,701	10,413	—
Servicing fee revenue	10,603	20,776	27,334
Net gains on investment securities	2,338	7,425	348
Other	46,542	21,811	28,769

Total noninterest income	516,063	465,532	454,397

Noninterest expense
Compensation and employee benefits	702,702	576,922	502,196
Occupancy and equipment	209,690	189,560	165,839
Lease financing equipment depreciation	73,204	76,426	73,829
Net foreclosed real estate and repossessed assets	5,136	13,523	17,050
Merger-related expenses	203,888	171,968	—
Other	332,751	303,716	255,486

Total noninterest expense	1,527,371	1,332,115	1,014,400

Income before income tax expense	269,942	357,167	401,724
Income tax expense	39,901	50,241	86,096

Income after income tax expense	230,041	306,926	315,628
Income attributable to non-controlling interest	7,282	11,458	11,270

Net income attributable to TCF Financial Corporation	222,759	295,468	304,358
Preferred stock dividends	9,975	9,975	11,588
Impact of preferred stock redemption	—	—	3,481

Net income available to common shareholders	$212,784	$285,493	$289,289

Earnings per common share
Basic	$1.40	$2.56	$3.44
Diluted	1.40	2.55	3.43
Weighted-average common shares outstanding
Basic	151,812,393	111,604,094	84,133,983
Diluted	151,887,559	111,818,365	84,324,686

See accompanying notes to consolidated financial statements.

TCF FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
(In thousands)	2020	2019	2018
Net income attributable to TCF Financial Corporation	$222,759	$295,468	$304,358
Other comprehensive income (loss), net of tax:
Net unrealized gains (losses) on available-for-sale investment securities and interest-only strips	126,390	84,120	(11,669)
Net unrealized gains (losses) on net investment hedges	(4,195)	(5,186)	10,450
Foreign currency translation adjustment	5,894	8,514	(13,368)
Recognized postretirement prior service cost	307	(33)	(34)

Total other comprehensive income (loss), net of tax	128,396	87,415	(14,621)

Comprehensive income	$351,155	$382,883	$289,737

See accompanying notes to consolidated financial statements.

TCF FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Equity

	TCF Financial Corporation
	Number of Shares Issued		Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Other	Total	Non- controlling Interest	Total Equity
(Dollars in thousands)	Preferred	Common
Balance, December 31, 2017	4,007,000	87,473,708	$265,821	$87,474	$791,465	$1,577,311	$(18,517)	$(40,797)	$2,662,757	$17,827	$2,680,584
Change in accounting principle	—	—	—		—	(116)	—	—	(116)	—	(116)

Balance, January 1, 2018	4,007,000	87,473,708	265,821	87,474	791,465	1,577,195	(18,517)	(40,797)	2,662,641	17,827	2,680,468
Net income	—	—	—	—	—	304,358	—	—	304,358	11,270	315,628
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	(14,621)	—	(14,621)	—	(14,621)
Net investment by (distribution to) non-controlling interest	—	—	—	—	—	—	—	—	—	(10,638)	(10,638)
Redemption of Series B Preferred Stock	(4,000,000)	—	(96,519)	—	—	(3,481)	—	—	(100,000)	—	(100,000)
Repurchases of 4,668,723 shares of common stock	—	—	—	—	—	—	—	(212,929)	(212,929)	—	(212,929)
Dividends on 6.45% Series B Preferred Stock	—	—	—	—	—	(1,613)	—	—	(1,613)	—	(1,613)
Dividends on 5.70% Series C Preferred Stock	—	—	—	—	—	(9,975)	—	—	(9,975)	—	(9,975)
Dividends on common stock of $1.18 per common share	—	—	—	—	—	(99,490)	—	—	(99,490)	—	(99,490)
Common stock warrants exercised	—	553,279	—	553	(553)	—	—	—	—	—	—
Common shares purchased by TCF employee benefit plans	—	17,594	—	18	697	—	—	—	715	—	715
Stock compensation plans, net of tax	—	153,879	—	153	8,184	—	—	378	8,715	—	8,715
Change in shares held in trust for deferred compensation plans, at cost	—	—	—	—	(1,166)	—	—	1,166	—	—	—

Balance, December 31, 2018	7,000	88,198,460	$169,302	$88,198	$798,627	$1,766,994	$(33,138)	$(252,182)	$2,537,801	$18,459	$2,556,260

Balance, December 31, 2018	7,000	88,198,460	$169,302	$88,198	$798,627	$1,766,994	$(33,138)	$(252,182)	$2,537,801	$18,459	$2,556,260
Net income	—	—	—	—	—	295,468	—	—	295,468	11,458	306,926
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	87,415	—	87,415	—	87,415
Reverse merger with Chemical Financial Corporation	—	65,539,678	—	65,540	2,687,153	—	—	265,863	3,018,556	—	3,018,556
Net investment by (distribution to) non-controlling interest	—	—	—	—	—	—	—	—	—	(9,691)	(9,691)
Repurchases of 2,111,725 shares of common stock	—	(657,817)	—	(658)	(26,846)	—	—	(58,805)	(86,309)	—	(86,309)
Dividends on 5.70% Series C Preferred Stock	—	—	—	—	—	(9,975)	—	—	(9,975)	—	(9,975)
Dividends on common stock of $1.29 per common share	—	—	—	—	—	(156,060)	—	—	(156,060)	—	(156,060)
Stock compensation plans, net of tax	—	(114,750)	—	(114)	4,474	—	—	15,759	20,119	—	20,119
Change in shares held in trust for deferred compensation plans, at cost	—	—	—	—	(1,328)	—	—	1,328	—	—	—

Balance, December 31, 2019	7,000	152,965,571	$169,302	$152,966	$3,462,080	$1,896,427	$54,277	$(28,037)	$5,707,015	$20,226	$5,727,241

See accompanying notes to consolidated financial statements.

TCF FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Equity, Continued

	TCF Financial Corporation
	Number of Shares Issued		Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Other	Total	Non- controlling Interest	Total Equity
(Dollars in thousands)	Preferred	Common
Balance, December 31, 2019	7,000	152,965,571	$169,302	$152,966	$3,462,080	$1,896,427	$54,277	$(28,037)	$5,707,015	$20,226	$5,727,241
Cumulative effect adjustment related to adoption of Accounting Standards Update 2016-13(1)	—	—	—	—	—	(159,323)	—	—	(159,323)	74	(159,249)

Balance, January 1, 2020	7,000	152,965,571	169,302	152,966	3,462,080	1,737,104	54,277	(28,037)	5,547,692	20,300	5,567,992
Net income	—	—	—	—	—	222,759	—	—	222,759	7,282	230,041
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	128,396	—	128,396	—	128,396
Net investment by (distribution to) non-controlling interest	—	—	—	—	—	—	—	—	—	(9,098)	(9,098)
Repurchases of 873,376 shares of common stock	—	(873,376)	—	(873)	(32,225)	—	—	—	(33,098)	—	(33,098)
Dividends on 5.70% Series C Preferred Stock	—	—	—	—	—	(9,975)	—	—	(9,975)	—	(9,975)
Dividends on common stock of $1.40 per common share	—	—	—	—	—	(214,687)	—	—	(214,687)	—	(214,687)
Stock compensation plans, net of tax	—	473,309	—	473	29,253	—	—	—	29,726	—	29,726
Change in shares held in trust for deferred compensation plans, at cost	—	—	—	—	(1,306)	—	—	1,306	—	—	—

Balance, December 31, 2020	7,000	152,565,504	$169,302	$152,566	$3,457,802	$1,735,201	$182,673	$(26,731)	$5,670,813	$18,484	$5,689,297

(1)	See “Note 2. Summary of Significant Accounting Policies” for further information

See accompanying notes to consolidated financial statements.

TCF FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2020	2019	2018
Cash flows from operating activities
Net income	$230,041	$306,926	$315,628
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for credit losses	257,151	65,282	46,768
Share-based compensation expense	35,438	28,351	17,824
Depreciation and amortization	437,585	308,638	204,778
Provision (benefit) for deferred income taxes	(74,841)	30,410	58,986
Net gains on sales of assets	(90,299)	(66,298)	(39,881)
Proceeds from sales of loans and leases held-for-sale	2,001,489	966,352	372,354
Originations of loans and leases held-for-sale, net of repayments	(2,011,048)	(835,047)	(375,622)
Impairment of loan servicing rights	17,605	3,882	—
Net change in other assets	(484,298)	(263,351)	(35,154)
Net change in other liabilities	(119,586)	162,533	39,898
Other, net	(78,131)	(65,921)	(41,949)

Net cash provided by (used in) operating activities	121,106	641,757	563,630

Cash flows from investing activities
Proceeds from sales of investment securities available-for-sale	50,797	1,986,386	254,146
Proceeds from maturities of and principal collected on investment securities available-for-sale	2,404,269	735,861	169,622
Purchases of investment securities available-for-sale	(3,587,494)	(2,806,598)	(1,230,430)
Proceeds from maturities of and principal collected on investment securities held-to-maturity	37,389	17,632	15,407
Purchases of investment securities held-to-maturity	(80,533)	(6,844)	(2,188)
Redemption of Federal Home Loan Bank stock	428,016	256,021	269,002
Purchases of Federal Home Loan Bank stock	(306,000)	(370,000)	(278,000)
Proceeds from sales of loans and leases	554,532	1,985,093	903,606
Loan and lease originations and purchases, net of principal collected	(639,089)	(2,037,489)	(957,672)
Proceeds from sales of other assets	70,936	113,771	88,942
Purchases of premises and equipment and lease equipment	(188,378)	(154,540)	(155,664)
Net cash acquired (paid) in business combinations	—	975,014	—
Other, net	17,626	(27,431)	20,935

Net cash provided by (used in) investing activities	(1,237,929)	666,876	(902,294)

Cash flows from financing activities
Net change in deposits	4,457,400	(901,522)	549,157
Net change in short-term borrowings	(2,051,721)	45,584	160
Proceeds from long-term borrowings	7,870,577	5,957,492	9,380,950
Payments on long-term borrowings	(8,855,775)	(5,499,669)	(9,182,536)
Payments on liabilities related to acquisition and portfolio purchase	—	(1,000)	(2,000)
Redemption of Series B preferred stock	—	—	(100,000)
Repurchases of common stock	(33,098)	(86,309)	(212,929)
Common shares sold to TCF employee benefit plans	—	—	715
Dividends paid on preferred stock	(9,975)	(9,975)	(11,588)
Dividends paid on common stock	(214,687)	(156,060)	(99,490)
Exercise of stock options	(23)	29	(997)
Payments related to tax-withholding upon conversion of share-based awards	(4,553)	(6,198)	(6,865)
Net investment by (distribution to) non-controlling interest	(9,098)	(9,691)	(10,638)

Net cash provided by (used in) financing activities	1,149,047	(667,319)	303,939

Net change in cash and due from banks	32,224	641,314	(34,725)
Cash and cash equivalents at beginning of period	1,228,371	587,057	621,782

Cash and cash equivalents at end of period	$1,260,595	$1,228,371	$587,057

Supplemental disclosures of cash flow information
Cash paid (received) for:
Interest on deposits and borrowings	$230,110	$269,474	$139,026
Income taxes, net	128,691	12,177	(26,308)
Noncash activities:
Transfer of loans and leases to other assets	45,394	88,716	105,247
Transfer of loans and leases from held-for-investment to held-for-sale, net	448,721	2,184,134	848,941

See accompanying notes to consolidated financial statements.

TCF FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1. Basis of Presentation

On August 1, 2019 (the “TCF/Chemical Merger Date”), TCF Financial Corporation, a Delaware corporation (“Legacy TCF”), merged with and into Chemical Financial Corporation, a Michigan corporation (“Chemical”), with Chemical continuing as the surviving legal corporation (the “TCF/Chemical Merger”). Immediately following the TCF/Chemical Merger, Chemical’s wholly owned bank subsidiary, Chemical Bank, a Michigan state-chartered bank, merged with and into Legacy TCF’s wholly owned bank subsidiary, TCF National Bank, a national banking association, with TCF National Bank (“TCF Bank”) surviving the TCF/Chemical Merger. Upon completion of the TCF/Chemical Merger, Chemical was renamed TCF Financial Corporation. TCF Financial Corporation (together with its direct and indirect subsidiaries, “we,” “us,” “our,” “TCF” or the “Corporation”), is a financial holding company, headquartered in Detroit, Michigan. TCF Bank has its main office in Sioux Falls, South Dakota. References herein to “TCF Financial” refer to TCF Financial Corporation on an unconsolidated basis.

The TCF/Chemical Merger was accounted for as a reverse merger using the acquisition method of accounting, therefore, Legacy TCF was deemed the acquirer for financial reporting purposes, even though Chemical was the legal acquirer. Accordingly, Legacy TCF’s historical financial statements are the historical financial statements of the combined company for all periods before the TCF/Chemical Merger Date. TCF’s results of operations for 2019 include the results of operations of Chemical on and after August 1, 2019. Results for periods before August 1, 2019 reflect only those of Legacy TCF and do not include the results of operations of Chemical. The number of shares issued and outstanding, earnings per share, additional paid-in-capital, dividends paid and all references to share quantities of TCF have been retrospectively adjusted to reflect the equivalent number of shares issued to holders of Legacy TCF common stock in the TCF/Chemical Merger. See “Note 3. Business Combinations” for further information. In addition, the assets and liabilities of Chemical as of the TCF/Chemical Merger Date have been recorded at their estimated fair value and added to those of Legacy TCF.

TCF Bank operates bank branches primarily located in Michigan, Illinois and Minnesota with additional locations in Colorado, Ohio, South Dakota and Wisconsin (TCF’s “primary banking markets”). Through its direct subsidiaries, TCF Bank provides a full range of consumer-facing and commercial services, including consumer and commercial banking, trust and wealth management, and specialty leasing and lending products and services to consumers, small businesses and commercial customers.

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. These estimates are based on information available to management at the time the estimates are made. Actual results could differ from those estimates. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

Note 2. Summary of Significant Accounting Policies

Business Combinations Pursuant to the guidance of ASC Topic 805 (“ASC 805”), the Corporation recognized assets acquired, including identified intangible assets, and the liabilities assumed in mergers and acquisitions at their fair values as of the acquisition date, with the acquisition and merger-related transaction and restructuring costs expensed in the period incurred.

ASC 805 affords a measurement period beyond the acquisition date that allows the opportunity to finalize the acquisition accounting in the event that new information is identified that existed as of the acquisition date but was not known or available at that time. This measurement period ends on the earlier of one year after the acquisition or the date information about the facts and circumstances that existed at the acquisition are available. The Corporation recorded the estimate of fair value based on initial valuations available at the TCF/Chemical Merger Date and these estimates were considered preliminary as of September 30, 2019, and subject to adjustment for up to one year after the TCF/Chemical Merger Date. While the Corporation believes that the information available on the TCF/Chemical Merger Date provided a reasonable basis for estimating fair value, following the TCF/Chemical Merger, the Corporation obtained additional information and evidence and then finalized all valuations and recorded final adjustments during the first quarter of 2020.

In determining the estimated fair value of assets acquired as part of the TCF/Chemical Merger, including the estimated fair value of acquired loans and leases and a core deposit intangible, management relied on a framework of internal controls in place to evaluate the relevance and reliability of key inputs and assumptions used in the fair value and to ensure the mathematical accuracy used to determine an appropriate fair value. Acquired loans and leases were valued using a discounted cash flow methodology with adjustments to contractual cash flows for probability of default, loss given default, discount rates and prepayments rates. Management based the assumptions used on historical data or available market information. The fair value of the core deposit intangible was estimated under the income approach based on discounted net cash flows. This estimate was determined by projecting net cash flow benefits derived from estimating costs to carry deposits compared to alternative funding costs, and includes key assumptions related to deposit interest rates, customer attrition rates, costs of alternative funding, discount rate, and net maintenance costs.

These assumptions were based on both internal data and available market information. Management reviewed the relevance and reliability of key valuation inputs used to support key assumptions. In cases where management utilized a third-party to assist with the valuation, management assessed the qualifications of the third-party and reviewed all outputs provided by the third-party for reasonableness. See “Note 3. Business Combinations” for further information.

Fair Value Measurements Fair value for assets and liabilities measured at fair value on a recurring or nonrecurring basis refers to the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants in the market in which the reporting entity transacts such sales or transfers based on the assumptions market participants would use when pricing an asset or liability. Assumptions are developed based on prioritizing information within a fair value hierarchy that gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, such as the reporting entity’s own data.

The Corporation may choose to elect the fair value measurement option on eligible financial instruments. Unrealized gains and losses on items for which the fair value measurement option has been elected are reported in earnings at each subsequent reporting date. At December 31, 2020 and 2019, the Corporation had elected the fair value option on certain loans, primarily residential mortgage loans, it originates for the purpose of selling in secondary markets. The Corporation has not elected the fair value option for any other financial assets or liabilities as of December 31, 2020.

Allowance for Credit Losses The Corporation’s reserve methodology used to determine the appropriate level of the allowance for credit losses (“ACL”) is a critical accounting estimate. Effective January 1, 2020, the Corporation adopted ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and related ASUs on a modified retrospective basis. The ACL is maintained at a level believed to be appropriate to provide for the current credit losses expected to be incurred in the loan and lease portfolios over the remaining expected life of each financial asset at the balance sheet date, including known or anticipated problem loans and leases, as well as for loans and leases which are not currently known to require specific allowances. The Corporation individually evaluates loans and leases that do not share similar risk characteristics with other financial assets for impairment, generally this means troubled debt restructuring (“TDR”) loans, previously removed TDR loans and any other loans and leases that no longer exhibit similar risk characteristics of one of the pools of financial assets used for collective evaluation. All other loans and leases are evaluated collectively for impairment. The ACL includes the allowance for loan and lease losses (“ALLL”) and a reserve for unfunded lending commitments (“RULC”). The ALLL and RULC are valuation accounts presented separately on the Consolidated Statements of Financial Condition. The ALLL is deducted from or added to loans’ amortized cost basis to present the net amount expected to be collected. The RULC for letters of credit, financial guarantees and binding unfunded loan commitments is recorded in other liabilities.

Individually evaluated loans and leases are a key component of the ALLL. Individually evaluated consumer loans are generally measured at the present value of the expected future cash flows discounted at the loan’s initial effective interest rate, unless the loans are collateral dependent, in which case loan impairment is based on the fair value of the collateral less estimated selling costs. Individually evaluated commercial loans and leases are generally measured at the present value of the expected future cash flows discounted at the initial effective interest rate of the loan or lease, unless the loan or lease is collateral dependent, in which case impairment is based on the fair value of collateral less estimated selling costs; however, if payment or satisfaction of the loan or lease is dependent on the operation, rather than the sale of the collateral, the impairment does not include estimated selling costs.

The impairment for all other consumer and commercial loans and leases is evaluated collectively by various characteristics. The collective evaluation of expected losses in these portfolios is based on their probability of default multiplied by the loss given default and the exposure at default (representing the estimated outstanding principal balance of the loans and leases upon default) on an undiscounted basis, as well as adjustments for forward-looking information, including industry and macroeconomic conditions. Management’s current methodology for the quantitative component of the collective evaluation of expected losses utilizes a single economic forecast scenario over a twenty-four month reasonable and supportable forecast period with a twelve month straight line reversion to historical loss rates. Factors utilized in the determination of the amount of the allowance include historical loss experience and measurement date credit risk characteristics such as product type, lien position, delinquency, collateral value, credit bureau scores, credit risk ratings and financial statement ratios. These quantitative factors, as well as qualitative factors such as adjustments for economic conditions and asset-specific risk characteristics to the extent they do not exist in the historical loss information, are reviewed quarterly. Adjustments are based on qualitative factors not reflected in the quantitative component and impact the measurement of expected credit losses.

Loans and leases are charged off to the extent they are deemed to be uncollectible. Net charge-offs are included in historical data utilized for calculating the ACL. Loans that are not collateral dependent are charged off when deemed uncollectible based on specific facts and circumstances. Residential mortgage and home equity loans are charged off to the estimated fair value of the underlying collateral, less estimated selling costs, no later than 150 days past due. Additional review of the fair value, less estimated costs to sell, compared with the recorded value occurs upon foreclosure and additional charge-offs are recorded if necessary. Consumer installment loans will generally be charged off in full no later than 120 days past due, unless repossession is reasonably assured and in process, in which case the loan would be charged off to the fair value of the collateral, less estimated selling costs. Consumer loans in bankruptcy status may be charged down to the fair value of the collateral, less estimated selling costs, when the loan is 60 days past due, or within 60 days after receipt of bankruptcy notification, whichever is shorter. Deposit account overdrafts are reported in other loans. Net losses on uncollectible overdrafts are reported as net charge-offs in the ALLL within 60 days from the date of overdraft. Commercial loans and leases that are considered collateral dependent are charged off to the estimated fair value, less estimated selling costs when it becomes probable, based on current information and events, that all principal and interest amounts will not be collectible in accordance with their contractual terms.

The RULC leverages the same loss estimate methodology utilized to measure the ALLL. The Corporation estimates expected credit losses over the period in which it is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Corporation. The RULC estimate considers both the likelihood that funding will occur and expected credit losses on funded balances at the time of default.

The amount of the ACL significantly depends on management’s estimates of key factors and assumptions affecting valuation, appraisals of collateral, evaluations of performance and status, the amounts and timing of future cash flows expected to be received, forecasts of future economic conditions and reversion periods. Such estimates, appraisals, evaluations, cash flows and forecasts may be subject to frequent adjustments due to changing financial and economic prospects of borrowers, lessees, properties or economic conditions. These estimates are reviewed quarterly and adjustments, if necessary, are recorded in the provision for credit losses in the periods in which they become known.

Accrued interest receivable is included in other assets on the Consolidated Statements of Financial Condition, and an ACL is not recorded for these balances. Generally, when a loan or lease is placed on nonaccrual status, typically when the collection of interest or principal is 90 days or more past due, uncollected interest accrued in prior years is charged off against the ACL and interest accrued in the current year is reversed against interest income.

Management maintains a framework of controls over the estimation process for the ACL, including review of collective reserve methodologies for compliance with GAAP. Management has a quarterly process to review the appropriateness of historical observation periods and loss assumptions, risk ratings assigned to commercial loans and leases, and discount rate assumptions used to estimate the fair value of consumer real estate. Management reviews its qualitative framework and the effect on the collective reserve compared with relevant credit risk factors and consistency with credit trends. Management also maintains controls over the information systems, models and spreadsheets used in the quantitative components of the reserve estimate. This includes the quality and accuracy of historical data used to derive loss rates, the probability of default, loss given default, exposure at default, the inputs to industry and macroeconomic conditions and the reversion periods utilized. The results of this process are summarized and presented to management quarterly for their approval of the recorded allowance.

Prior to the adoption of ASU No. 2016-13, the allowance for credit losses was calculated in accordance with ASC Topic 310, “Receivables” and ASC Topic 450, “Contingencies”. The allowance for credit losses were maintained at a level believed to be appropriate to provide for probable loan and lease losses incurred in the portfolio as of the balance sheet date, including known or anticipated problem loans and leases, as well as for loans and leases not known to require specific allowances. The collective evaluation of incurred losses was based on historical loss rates multiplied by the respective loss emergence periods.

See “Note 8. Allowance for Credit Losses and Credit Quality” and the following details within “Recently Adopted Accounting Policies” for further information.

Federal Home Loan Bank and Federal Reserve Bank Stocks The Corporation is required to hold nonmarketable equity securities, comprised of Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) stock, as a condition of membership. These securities are accounted for at cost, less any impairment. Impairment is assessed based on the ultimate recoverability of the investment. These securities do not have a readily determinable fair value as their ownership is restricted and there is no market for these securities. These securities can only be redeemed or sold at their par value and only to the respective issuing government supported institution or to another member institution. FHLB and FRB stock can only be redeemed upon giving notice to each issuing entity and may be subject to restrictions on the amount of stock that can be redeemed at any one time. The nonmarketable equity securities are periodically evaluated for impairment. Management considers these nonmarketable equity securities to be long-term investments. The Corporation recognizes dividend income from its FHLB stock holdings in the period that dividends are declared. See “Note 5. Federal Home Loan Bank and Federal Reserve Bank Stocks” for further information on nonmarketable equity securities.

Investment Securities Held-to-Maturity Investment securities held-to-maturity are carried at cost and adjusted for amortization of premiums or accretion of discounts using a level yield method; however, transfers of investment securities available-for-sale to investment securities held-to-maturity are made at fair value at the date of transfer. The unrealized holding gain or loss at the date of each transfer is retained in accumulated other comprehensive income (loss) and in the carrying value of the held-to-maturity investment security. Such amounts are then amortized over the remaining life of the transferred investment security as an adjustment of the yield on those securities. The Corporation evaluates investment securities held-to-maturity for credit losses on a quarterly basis, and records any such losses as a component of provision for credit losses in the Consolidated Statements of Income and a corresponding ACL. At December 31, 2020 there was no ACL recorded. See “Note 6. Investment Securities” for further information on investment securities held-to-maturity.

Investment Securities Available-for-Sale Investment securities available-for-sale are carried at fair value with the unrealized gains or losses net of related deferred income taxes reported within accumulated other comprehensive income (loss). The cost of investment securities sold is determined on a specific identification basis and gains or losses on sales of investment securities available-for-sale are recognized on trade dates. Discounts and premiums on investment securities available-for-sale are amortized using a level yield method over the expected life of the security, or to the earliest call date for premiums on investment securities with call features. The Corporation evaluates investment securities available-for-sale for credit losses on a quarterly basis, and records any such losses as a component of provision for credit losses in the Consolidated Statements of Income and a corresponding ACL. At December 31, 2020 there was no ACL recorded. See “Note 6. Investment Securities” for further information on investment securities available-for-sale.

Loans and Leases Held-for-Sale Loans and leases designated as held-for-sale are generally carried at the lower of cost or fair value. Any amount by which cost exceeds fair value is initially recorded as a valuation allowance and subsequently recorded in net gains (losses) on sales of loans and leases when sold. Fair value calculations include the servicing value of loans as well as any accrued interest. From time to time, management identifies and designates, primarily consumer loans held in the loan portfolios, for sale. These loans are transferred to loans and leases held-for-sale at the lower of cost or fair value at the time of transfer net of any associated allowance for loan and lease losses.

Certain residential mortgage loans held-for-sale are recorded at fair value under the elected fair value option as prescribed by ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). The Corporation generally sells conforming long-term fixed interest rate mortgage loans it originates in the secondary market. Gains on the sales of these loans are determined using the specific identification method. The Corporation sells residential mortgage loans in the secondary market on servicing retained and servicing released bases. The fair value election allows for a more effective offset of the changes in fair value of residential mortgage loans held-for-sale and the derivative instruments used to economically hedge them without having to apply complex hedge accounting provisions. Residential mortgage loans held-for-sale are carried at fair value, with changes in fair value recorded through earnings.

Loans and Leases Held-for-Investment Loans and leases designated as held-for-investment are reported at historical cost including net direct fees and costs associated with originating and acquiring loans and leases. The net direct fees and costs for sales-type leases are offset against revenues recorded at the commencement of sales-type leases. Discounts and premiums on acquired loans, net direct fees and costs, unearned discounts and finance charges, and unearned lease income are amortized to interest income using methods that approximate a level yield over the estimated remaining lives of the loans and leases. Net direct fees and costs on all lines of credit are amortized on a straight line basis to fees and service charges over the contractual life of the line of credit and adjusted for payoffs. See “Note 7. Loans and Leases” for further information on loans and leases.

Loans and Leases Acquired in a Business Combination The Corporation records loans and leases acquired in a business combination at fair value at the acquisition date and the fair value discount or premium is recognized as an adjustment to yield over the remaining life of each loan or lease. An ALLL is also recorded following the Corporation’s ACL accounting policy. Purchased and acquired loans and leases are evaluated at the acquisition date and classified as either (i) loans and leases purchased without evidence of deteriorated credit quality since origination, or (ii) loans and leases purchased that as of the date of acquisition have experienced a more-than-insignificant deterioration in credit quality since origination, referred to as purchased financial assets with credit deterioration (“PCD”) assets. In determining whether an acquired asset should be classified as PCD, the Corporation must make numerous assumptions, interpretations and judgments using internal and third-party credit quality information to determine whether or not the asset has experienced more-than-insignificant credit deterioration since origination. This is a point in time assessment and is inherently subjective due to the nature of the available information and judgment involved. Evidence of credit quality deterioration as of the acquisition date may include statistics such as past due and nonaccrual status, recent borrower credit scores and loan-to-value percentages. The ALLL estimated for PCD loans and leases as of the acquisition date is recorded as a gross-up of the loan or lease balance and the ALLL. Any remaining discount or premium after the gross-up is then recognized as an adjustment to yield over the remaining life of each PCD loan or lease. After the acquisition date, the accounting for acquired loans a leases, including PCD and non-PCD loans and leases, follows the same accounting guidance as loans and leases originated by the Corporation.

See “Note 8. Allowance for Credit Losses and Credit Quality” for further information on loans and leases.

Nonaccrual Loans and Leases Loans and leases are generally placed on nonaccrual status when the collection of interest or principal is 90 days or more past due, unless, in the case of commercial loans and leases, they are well secured and in the process of collection. Delinquent consumer home equity junior lien loans are placed on nonaccrual status when there is evidence that the related third-party first lien mortgage may be 90 days or more past due, or foreclosure, charge-off or collection action has been initiated. TDR loans are placed on nonaccrual status prior to the past due thresholds outlined above if repayment under the modified terms is not likely after performing a well-documented credit analysis. In addition, under the CARES Act, loans and leases that have been granted a deferral of greater than 180 days are generally placed on nonaccrual status.

Loans and leases on nonaccrual status are generally reported as nonaccrual loans until there is sustained repayment performance for six consecutive months, with the exception of loans not reaffirmed upon discharge under Chapter 7 bankruptcy, which remain on nonaccrual status until a well-documented credit analysis indicates full repayment of the remaining pre-discharged contractual principal and interest is likely. Income on these loans and leases is recognized on a cash basis when there is sustained repayment performance for nine or 12 consecutive months based on the credit evaluation and the loan is not more than 60 days delinquent.

Generally, when a loan or lease is placed on nonaccrual status, uncollected interest accrued in prior years is charged off against the allowance for loan and lease losses and interest accrued in the current year is reversed against interest income. For nonaccrual leases that have been discounted with third-party financial institutions on a non-recourse basis, the related liability is also placed on nonaccrual status. Interest payments received on loans and leases in nonaccrual status are generally applied to principal unless the remaining principal balance has been determined to be fully collectible, in which case interest income is recognized on a cash basis. See “Note 8. Allowance for Credit Losses and Credit Quality” for further information on nonaccrual loans and leases.

Leases The Corporation enters into lease contracts as both a lessor and a lessee. A contract, or part of a contract, is considered a lease if it conveys the right to obtain substantially all of the economic benefits from, and the right to direct and use, an identified asset for a period of time in exchange for consideration. The determination of lease classification requires various judgments and estimates by management which may include the fair value of the equipment at lease inception, useful life of the equipment under lease, estimate of the lease residual value and collectability of minimum lease payments. Management has policies and procedures in place for the determination of lease classification and review of the related judgments and estimates for all leases.

As a lessor, the Corporation provides various types of lease financing that are classified for accounting purposes as direct financing, sales-type or operating leases. Leases that transfer substantially all of the benefits and risks of ownership to the lessee are classified as direct financing or sales-type leases and are recorded in loans and leases. Direct financing and sales-type leases are carried at the combined present value of future minimum lease payments and lease residual values.

Interest income on net investment in direct financing and sales-type leases is recognized using methods that approximate a level yield over the fixed, non-cancelable term of the lease, including pro rata rent payments received for the interim period until the lease contract commences and the fixed, non-cancelable lease term begins. Sales-type leases generate selling profit (loss), which is recognized on the commencement date by recording lease revenue net of lease cost. Lease revenue consists of the present value of the future minimum lease payments and lease cost consists of the leased equipment’s net book value, less the present value of its residual.

Some lease financing contracts include a residual value component, which represents the estimated fair value of the leased equipment at the expiration of the initial term of the transaction. The estimation of residual values involves judgment regarding product and technology changes, customer behavior, shifts in supply and demand and other economic assumptions. The Corporation reviews residual assumptions when assessing potential impairment of the net investment in direct financing and sales-type leases each quarter. Decreases in the expected residual value are reflected through an increase in the provision for credit losses, which results in an increase to the allowance for loan and lease losses.

The Corporation may sell minimum lease payment receivables, primarily as a credit risk reduction tool, to third-party financial institutions at fixed rates, on a non-recourse basis, with its underlying equipment as collateral. For those transactions that qualify for sale accounting, the related lease cash flow stream and the non-recourse financing are derecognized. For those transactions that do not qualify for sale accounting, the underlying lease remains on the Consolidated Statements of Financial Condition and non-recourse debt is recorded in the amount of the proceeds received. The Corporation retains servicing of these leases and bills, collects and remits funds to the third-party financial institution. Upon default by the lessee, the third-party financial institutions may take control of the underlying collateral which the Corporation would otherwise retain as residual value.

Leases that do not transfer substantially all benefits and risks of ownership to the lessee are classified as operating leases. Such leased equipment and related initial direct costs are included in other assets and depreciated to their estimated salvage value on a straight-line basis over the term of the lease. Lease financing equipment depreciation is recorded in noninterest expense on the Consolidated Statements of Income. Operating lease payments received are recognized as lease income on the Consolidated Statements of Income when due and recorded as a component of leasing revenue in noninterest income. An allowance for lease losses is not provided on operating leases. See “Note 7. Loans and Leases” for further information on leases.

As a lessee, the Corporation enters into contracts to lease real estate, information technology equipment and various other types of equipment. Leases that transfer substantially all of the benefits and risks of ownership to the Corporation are classified as finance leases, while all others are classified as operating leases. At lease commencement, a lease liability and right-of-use asset are calculated and recognized for both types of leases. The lease liability is equal to the present value of future minimum lease payments. The right-of-use asset is equal to the lease liability, plus any initial direct costs and prepaid lease payments, less any lease incentives received. Operating lease right-of-use assets are recorded in other assets and finance lease right-of-use assets are recorded in premises and equipment, net. The Corporation uses the appropriate term FHLB rate to determine the discount rate for the present value calculation of future minimum payments when an implicit rate is not known for a given lease. The lease term used in the calculation includes any options to extend that the Corporation is reasonably certain to exercise.

Subsequent to lease commencement, lease liabilities recorded for finance leases are measured using the effective interest rate method and the related right-of-use assets are amortized on a straight-line basis over the lease term. Interest expense and amortization expense are recorded separately in the Consolidated Statements of Income in interest expense on borrowings and occupancy and equipment noninterest expense, respectively. For operating leases, total lease cost is comprised of lease expense, short-term lease cost, variable lease cost and sublease income. Lease expense includes future minimum lease payments, which are recognized on a straight-line basis over the lease term, as well as common area maintenance charges, real estate taxes, insurance and other expenses, where applicable, which are expensed as incurred. Total lease cost for operating leases is recorded in occupancy and equipment in noninterest expense. See “Note 12. Operating Lease Right-of-Use Assets and Liabilities” for further information.

Premises and Equipment Premises and equipment, including right-of-use assets for finance leases and leasehold improvements, are carried at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of owned assets (up to 39 years for buildings, and ranging from three to 15 years for all other depreciable owned assets), over the lease term for right-of-use assets and over the lesser of the estimated useful life of the related asset or the lease term for leasehold improvements. Maintenance and repairs are charged to expense as incurred. Rent expense for leased land with facilities is recognized in occupancy and equipment expense. Rent expense for leases with free rent periods or scheduled rent increases is recognized on a straight-line basis over the lease term. See “Note 9. Premises and Equipment, Net” for further information on premises and equipment.

Goodwill and Other Intangible Assets All assets and liabilities acquired in purchase acquisitions, including other intangibles, are initially recorded at fair value. Goodwill is recorded when the purchase price of an acquisition is greater than the fair value of net assets, including identifiable intangible assets. Goodwill is not amortized, but assessed for impairment annually at the reporting unit level. The Corporation has historically performed its annual assessment as of December 31st. As a result of the TCF/Chemical Merger, the Corporation has elected to perform its annual test in the fourth quarter utilizing September 30th financial data. The change in assessment date is not material to the financial statements and allows management more time to perform the analysis of the significant goodwill generated as a result of the TCF/Chemical Merger. Interim impairment analysis may be required if events occur or circumstances change that would more-likely-than-not reduce a reporting unit’s fair value below its carrying amount. Other intangible assets are amortized on a straight-line basis or accelerated method over their estimated useful lives and are subject to impairment if events or circumstances indicate a possible inability to realize their carrying amounts.

When testing for goodwill impairment, the Corporation has the option to perform a qualitative assessment of goodwill. The Corporation may also elect to perform a quantitative test without first performing a qualitative analysis. If the qualitative assessment is performed and the Corporation concludes it is more-likely-than-not that a reporting unit’s fair value is less than its carrying amount, a quantitative analysis is performed. The quantitative valuation methodology includes discounted cash flow and market analyses in determining the fair value of reporting units. If the fair value is less than the carrying amount, additional analysis is required to measure the amount of impairment. Impairment losses, if any, are recorded as a charge to other noninterest expense and an adjustment to the carrying value of goodwill.

Loan Servicing Rights Loan servicing rights (“LSRs”) are recognized as assets or liabilities as a result of selling residential mortgage and commercial real estate loans in the secondary market while retaining the right to service these loans and receive servicing income over the life of the loan, and from acquisitions of other banks that had LSRs. An LSR is recorded at estimated fair value when initially recognized. Fair value is determined by the present value of expected cash flows received in excess of a market servicing rate. If the amount earned to service assets is equal to the market rate, no value is recorded. Subsequently, LSRs are accounted for at the lower of amortized cost or fair value and amortized in proportion to and over the period of net servicing income. Unexpected prepayments of mortgage loans result in increased amortization of LSRs, as the remaining book value of the LSRs is expensed at the time of prepayment. LSRs are assessed quarterly for impairment. See “Note 11. Loan Servicing Rights” for further information.

Other Real Estate Owned and Repossessed and Returned Assets Other real estate owned and repossessed and returned assets is comprised of assets acquired through foreclosure, repossession or returned to the Corporation. These assets are initially recorded at the lower of the loan or lease carrying amount or fair value of the collateral less estimated selling costs at the time of transfer to real estate owned or repossessed and returned assets. The fair value of other real estate owned is based on independent appraisals, real estate brokers’ price opinions or automated valuation methods, less estimated selling costs. The fair value of repossessed and returned assets is based on available pricing guides, auction results or price opinions, less estimated selling costs. Any carrying amount in excess of the fair value less estimated selling costs is charged off to the allowance for loan and lease losses upon transfer. Subsequently, if the fair value of an asset, less the estimated costs to sell, declines to less than the carrying amount of the asset, the shortfall is recognized in the period in which it becomes known and is included in foreclosed real estate and repossessed assets, net expense. Operating expenses of properties and recoveries on sales of other real estate owned are also recorded in noninterest expense within net foreclosed real estate and repossessed assets. Operating revenue from foreclosed property is included in other noninterest income. See “Note 8. Allowance for Credit Losses and Credit Quality” for further information on other real estate owned and repossessed and returned assets.

Investments in Qualified Affordable Housing Projects and Historic Projects The Corporation has investments in affordable housing limited liability entities that either operate qualified affordable housing projects or invest in other limited liability entities formed to operate affordable housing projects, which generally accounts for under the proportional amortization method. However, depending on circumstances, the effective yield, equity or cost methods may be utilized. The Corporation also has investments in historic projects, which are accounted for under the equity method. The amount of the investments, along with any unfunded equity contributions that are unconditional and legally binding, are recorded in other assets on the Consolidated Statements of Financial Condition. A liability for the unfunded equity contributions is recorded in accrued expenses and other liabilities on the Consolidated Statements of Financial Condition. The tax credits and amortization of the investments are recorded as a component of income tax expense (benefit). Investments in affordable housing limited liability entities are considered VIEs because the Corporation, as a limited partner, lacks the power to direct the activities that most significantly impact the entities’ economic performance. The Corporation has concluded it is not the primary beneficiary of the investments in affordable housing limited liability entities and therefore, they are not consolidated. The maximum exposure to loss on the VIE investments is limited to the carrying amount of the investments and the potential recapture of any recognized tax credits. The Corporation believes the likelihood of the tax credits being recaptured is remote, as a loss would require the managing entity to fail to meet certain government compliance requirements. Further, certain of the Corporation’s investments in affordable housing limited liability entities include guaranteed minimum returns which are backed by an investment grade credit-rated company, which reduces the risk of loss. See “Note 13. Investments in Qualified Affordable Housing Projects and Historic Projects” for further information on investments in affordable housing limited liability entities.

Derivative Instruments All derivative instruments are recognized at fair value within other assets and other liabilities. The Corporation’s derivative instruments may be subject to master netting arrangements and collateral arrangements and qualify for offset in the Consolidated Statements of Financial Condition. A master netting arrangement with a counterparty creates a right of offset for amounts due to and from that same counterparty that is enforceable in the event of a default or bankruptcy. The Corporation’s policy is to recognize amounts subject to master netting arrangements and collateral arrangements on a net basis in the Consolidated Statements of Financial Condition. The value of derivative instruments will vary over their contractual terms as the related underlying rates fluctuate. The accounting for changes in the fair value of a derivative instrument depends on whether or not the contract has been designated and qualifies as a hedge. To qualify as a hedge, a contract must be highly effective at reducing the risk associated with the exposure being hedged. In addition, for a contract to be designated as a hedge, the risk management objective and strategy must be documented at inception. Hedge documentation must also identify the hedging instrument, the asset or liability and type of risk to be hedged and how the effectiveness of the contract is assessed prospectively and retrospectively. To assess effectiveness, the Corporation uses statistical methods such as regression analysis. A contract that has been, and is expected to continue to be effective at offsetting changes in fair values or the net investment, must be assessed and documented at least quarterly. If it is determined that a contract is not highly effective at hedging the designated exposure, hedge accounting is discontinued.

Upon origination of a derivative instrument, the contract is designated either as a hedge of the exposure to changes in the fair value of an asset or liability due to changes in market risk (“fair value hedge”), a hedge of the volatility of an investment in foreign operations driven by changes in foreign currency exchange rates (“net investment hedge”) or is not designated as a hedge.

Fair Value Hedges TCF Bank entered into an interest rate swap agreement related to its contemporaneously issued subordinated debt, which settles through a central clearing house. The swap was designated as a fair value hedge and effectively converts the fixed interest rate to a floating rate based on the three-month London InterBank Offered Rate (“LIBOR”) plus a fixed number of basis points on the $150.0 million notional amount through February 27, 2025, the maturity date of the subordinated debt.

The interest rate swap substantially offsets the change in fair value of the hedged underlying subordinated debt that is attributable to the changes in market risk. The gains and losses related to changes in the fair value of the interest rate swap, as well as the offsetting changes in fair value of the hedged debt, are recorded in interest on borrowings.

Net Investment Hedges Forward foreign exchange contracts, which generally settle within 35 days, are used to manage the foreign exchange risk associated with the Corporation’s net investment in TCF Commercial Finance Canada, Inc. (“TCFCFC”), a wholly-owned indirect Canadian subsidiary of TCF Bank. Changes in net investment hedges recorded within other comprehensive income (loss) are subsequently reclassified to other noninterest expense during the period in which the foreign investment is substantially liquidated or when other elements of the currency translation adjustment are reclassified to income.

Derivatives Not Designated as Hedges The Corporation executes interest rate contracts with commercial banking customers to facilitate their respective risk management strategies. Those interest rate contracts are simultaneously hedged with offsetting interest rate contracts that the Corporation executes with a third party and generally settles through a central clearing house, minimizing the Corporation’s net risk exposure. As the interest rate contracts do not meet hedge accounting requirements, changes in the fair value of both the customer contracts and the offsetting contracts are recorded in other noninterest income. These contracts have original fixed maturity dates ranging from 2 to 15 years.

Portions of loans to commercial banking customers with associated interest rate contracts may be sold or purchased by TCF Bank. In such circumstances, the Corporation often executes risk participation agreements (“RPAs”) directly with the party that owns the remaining portion of the loan. These agreements require the party that has not originated the interest rate contract with the borrower to assume a portion of the risk that the borrower will default on the interest rate contract obligation. As the RPAs do not meet hedge accounting requirements, changes in the fair value of these contracts are recorded in other noninterest income. These contracts have original fixed maturity dates matching the associated interest rate contracts.

Certain of the Corporation’s forward foreign exchange contracts are not designated as hedges and are generally settled within 35 days. Changes in the fair value of these forward foreign exchange contracts are recorded in other noninterest expense.

The Corporation enters into interest rate lock commitments in conjunction with the sale of certain consumer real estate loans. These interest rate lock commitments are agreements to extend credit under certain specified terms and conditions at fixed rates with original lock expirations generally within 10 months. They are not designated as hedges and accordingly, changes in the valuation of these commitments are recorded in net gains on sales of loans and leases.

Mandatory forward loan sale commitments are accounted for as derivatives and recorded at fair value, with changes in fair value recorded through earnings. The Corporation recognizes revenue associated with the expected future cash flows of servicing loans for loans held-for-sale at the time a forward loan sale commitment is made to originate a held-for-sale loan.

The Corporation has written and purchased option derivatives consisting of instruments to facilitate an equity-linked time deposit product (the “Power Equity CD”). The Power Equity CD is a time deposit that provides the purchaser a guaranteed return of principal at maturity plus a potential equity return (a written option), while the Corporation receives a known stream of funds based on the equity return (a purchased option). The written and purchased options are mirror derivative instruments which are carried at fair value on the Consolidated Statements of Financial Condition.

During the second quarter of 2012, the Corporation sold its Visa® Class B stock. In conjunction with the sale, the Corporation and the purchaser entered into a derivative transaction whereby the Corporation may receive or be required to make cash payments whenever the conversion ratio of the Visa Class B stock into Visa Class A stock is adjusted. The fair value of this derivative has been determined using estimated future cash flows using probability weighted scenarios for multiple estimates of Visa’s aggregate exposure to covered litigation matters, which include consideration of amounts funded by Visa into its escrow account for the covered litigation matters. Changes, if any, in the valuation of this swap agreement, which has no determinable maturity date, are recorded in other noninterest expense. See “Note 19. Derivative Instruments” for further information on derivative instruments.

Bank-Owned Life Insurance The Corporation has life insurance policies on certain key officers of TCF Bank. The bank-owned life insurance policies of the Corporation were obtained through its merger with Chemical Bank in August 2019. Bank-owned life insurance is recorded at the cash surrender value, net of surrender charges, and is included within other assets on the Consolidated Statements of Financial Condition and tax-exempt income from the periodic changes in the cash surrender values are recorded as other noninterest income on the Consolidated Statements of Income. The total cash surrender value of the bank-owned life insurance policies totaled $177.0 million at December 31, 2020 and $167.6 million at December 31, 2019. Bank-owned life insurance income was $7.8 million and $1.5 million for the years ended December 31, 2020 and December 31, 2019, respectively.

Short-term Borrowings Short-term borrowings are comprised of short-term FHLB advances with original scheduled maturities of one year or less, and collateralized customer deposits, which represent funds deposited by customers that are collateralized by investment securities owned by the Corporation, as these deposits are not covered by Federal Deposit Insurance Corporation (“FDIC”) insurance and are reflected as a liability in the accompanying Consolidated Statements of Financial Condition. See “Note 15. Borrowings” for further information.

Long-term Borrowings Long-term borrowings are comprised of subordinated debentures, long-term FHLB advances, discounted lease rentals, and finance lease obligations. See “Note 15. Borrowings” for further information.

Advertising Costs Advertising costs are expensed as incurred. The Corporation has entered into long-term contracts for sponsorships or naming rights of certain events and buildings. Costs associated with these contracts are generally expensed ratable over the contract term.

Income Taxes The Corporation files consolidated and separate company U.S. federal income tax returns, combined and separate company state income tax returns and foreign income tax returns. Current and deferred tax assets and liabilities are measured based on the provisions of enacted tax law.

Income taxes are accounted for using the asset and liability method. Under this method, current income tax expense represents the estimated liability for the current period and includes income tax expense related to uncertain tax positions. When income and expenses are recognized in different periods for tax purposes than for book purposes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Differences in the tax and book carrying amounts of assets and liabilities can also be generated when the Corporation acquires other businesses or bank branches. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recorded in income tax expense (benefit) in the period in which the enactment date occurs. If current period income tax rates change, the impact on the annual effective income tax rate is applied year to date in the period of enactment.

The determination of current and deferred income taxes is based on analyses of many factors, including interpretation of income tax laws, the evaluation of uncertain tax positions, temporary differences between the tax and financial reporting bases of assets and liabilities, estimates of amounts due or owed, the timing of reversals of temporary differences and current financial accounting standards. Additionally, there can be no assurance that estimates and interpretations used in determining income tax assets or liabilities will not be challenged by taxing authorities. Actual results could differ significantly from the estimates and tax law interpretations used in determining the current and deferred income tax assets and liabilities.

In the preparation of income tax returns, tax positions are taken based on interpretation of income tax laws for which the outcome is uncertain. At each balance sheet date, management reviews and evaluates the status of uncertain tax positions and makes estimates of amounts ultimately due or owed. The benefits of tax positions are recorded in income tax expense (benefit) net of the estimates of ultimate amounts due or owed, including any applicable interest and penalties. Changes in the estimated amounts due or owed may result from closing of the statute of limitations on tax returns, new legislation, clarification of existing legislation through government pronouncements, judicial action and through the examination process. The Corporation’s policy is to record interest and penalties, if any, related to unrecognized tax benefits in income tax expense (benefit). See “Note 26. Income Taxes” for further information on income taxes.

Share-based Compensation The fair value of restricted stock awards, stock options and restricted stock units is determined on the date of grant and amortized to compensation and employee benefits expense, with a corresponding increase to additional paid-in capital, over the longer of the service period or performance period, but in no event beyond an employee’s retirement date or date of employment termination. For performance-based restricted stock or stock units, the Corporation estimates the degree to which performance conditions will be met to determine the number of shares or units that will vest and the related expense. Compensation and employee benefits expense is adjusted in the period such estimates change. Non-forfeitable dividends, if any, paid on shares of restricted stock are recorded to retained earnings for shares that are expected to vest and to compensation and employee benefits expense for shares that are not expected to vest.

Income tax benefits (detriments) related to stock compensation, where the fair value on vesting or exercise of the award is greater than (less than) the grant date value less any proceeds on exercise, are recognized in income tax expense (benefit). See “Note 22. Share-based Compensation” for further information on stock-based compensation.

Earnings Per Common Share The Corporation’s restricted stock awards that pay non-forfeitable common stock dividends meet the criteria of a participating security. Accordingly, earnings per share is calculated using the two-class method under which earnings are allocated to both common shares and participating securities.

All shares of restricted stock are deducted from weighted-average shares outstanding for the computation of basic earnings per common share. Shares of performance-based restricted stock and restricted stock units are included in the calculation of diluted earnings per common share using the treasury stock method at the beginning of the quarter in which the performance goals have been achieved. All other shares of restricted stock, which vest over specified time periods, stock options and warrants are included in the calculation of diluted earnings per common share using the treasury stock method. See “Note 24. Earnings Per Common Share” for further information on earnings per share.

Accumulated Other Comprehensive Income (Loss) Comprehensive income of the Corporation includes net income and adjustments to shareholders’ equity for changes in unrealized gains and losses on investment securities available-for-sale, interest only strips, and net investment hedges, as well as foreign currency translation adjustments and recognized postretirement prior service cost. All items included in comprehensive income are net of income taxes. The Corporation presents “Comprehensive income” as a component in the Consolidated Statements of Equity and the components of other comprehensive income (loss) separately in the Consolidated Statements of Comprehensive Income. See “Note 16. Accumulated Other Comprehensive Income (Loss)” for further information on accumulated other comprehensive income (loss).

Recently Adopted Accounting Pronouncements

Effective January 1, 2020, the Corporation adopted ASU No. 2020-03, Codification Improvements to Financial Instruments, which is comprised of amendments intended to clarify or improve the accounting guidance for various financial instruments, including fair value measurement and disclosure, disclosures for depository and lending institutions, and the interaction between Topic 326—Financial Instruments—Credit losses and other Topics. Each of the clarifying amendments are either not relevant to the Corporation’s consolidated financial statements or further confirmed the Corporation’s existing interpretation of the accounting guidance. As such, the adoption of this guidance did not have a material impact on the consolidated financial statements.

Effective January 1, 2020, the Corporation adopted ASU No. 2019-08, Compensation-Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements-Share-Based Consideration Payable to a Customer, which requires entities to measure and classify share-based payment awards granted to a customer by applying the guidance in Topic 718. The adoption of this guidance did not have a material impact on the consolidated financial statements.

Effective January 1, 2020, the Corporation adopted ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606, which makes targeted improvements to the accounting for collaborative arrangements in response to questions raised as a result of the issuance of ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The adoption of this guidance did not have a material impact on the consolidated financial statements.

Effective January 1, 2020, the Corporation adopted ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities. In addition to providing variable interest entities (“VIE”) guidance to private companies, this ASU contains an amendment applicable to all entities which amends how a decision maker or service provider determines whether its fee is a variable interest in a VIE when a related party under common control also has an interest in the VIE. The adoption of this guidance did not have a material impact on the consolidated financial statements.

Effective January 1, 2020, the Corporation adopted ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds and modifies certain disclosure requirements for fair value measurements. While the adoption of this guidance required adjustments to our fair value disclosures, it did not have a material impact on the consolidated financial statements.

Effective January 1, 2020, the Corporation adopted ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the new guidance, the Corporation will compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for any amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance largely remains unchanged. The adoption of this guidance did not have a material impact on the consolidated financial statements.

Effective January 1, 2020, the Corporation adopted ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets (including off-balance sheet exposures), including trade and other receivables, debt securities held-to-maturity, loans, net investments in leases and purchased financial assets with credit deterioration. The ASU requires the use of a current expected credit loss (“CECL”) methodology to determine the allowance for credit losses for loans and debt securities held-to-maturity. CECL requires loss estimates for the remaining estimated life of the asset to be measured using historical loss data as well as adjustments for current conditions and reasonable and supportable forecasts of future economic conditions. Effective January 1, 2020, the Corporation also adopted the following ASUs, which further amend the original CECL guidance in Topic 326: (i) ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, which clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20 and should be accounted for in accordance with Topic 842; (ii) ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which clarifies and corrects certain unintended applications of the guidance contained in each of the amended Topics; (iii) ASU No. 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief, which provides an option to irrevocably elect to apply the fair value option in Subtopic 825-10 to certain instruments within the scope of Subtopic 326-20 upon adoption of Topic 326; (iv) ASU No. 2019-11, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which clarifies that expected recoveries of amounts previously written off or expected to be written off should be included in the estimate of allowance for credit losses for purchased financial assets with credit deterioration, provides certain transition relief for TDR accounting when the discounted cash flow method is used to estimate credit losses, allows entities to elect to disclose separately the total amount of accrued interest included in the amortized cost basis as a single balance to meet certain disclosure requirements, and clarifies that an entity should assess whether it reasonably expects the borrower will be able to continually replenish collateral securing financial assets when electing a practical expedient to measure the estimate of expected credit losses by comparing the amortized cost basis of the financial asset and the fair value of collateral securing the financial asset as of the reporting date. These ASUs were adopted on a modified retrospective basis.

CECL represents a significant change in GAAP and has resulted in a significant change to industry practice, which the Corporation expects will continue to evolve over time. Our adoption resulted in an ALLL as of January 1, 2020 that is larger than the ALLL that would have been recorded under the legacy guidance on the same date by $206.0 million in total for all portfolios. Approximately 20% of the increase relates to originated loans and leases, with the largest impact on the consumer segment given the longer duration of the portfolios. A significant portion of the increase is a result of new requirements to record ALLL related to acquired loans and leases, regardless of any credit mark previously recorded with respect to them. Approximately 80% of the increase relates to acquired loans and leases, which were recorded at estimated fair value at their respective acquisition date, the majority of which relate to loans and leases acquired in the TCF/Chemical Merger. Under legacy GAAP, credit marks were included in the determination of the fair value adjustments reflected as a discount to the carrying value of the loans, and an ALLL was not recorded on acquired loans and leases until evidence of credit deterioration existed post acquisition. However, upon adoption of CECL an ALLL is recorded for all acquired loans and leases based on the lifetime loss concept. Further, for acquired loans and leases that do not meet the definition of PCD, the credit and interest marks which existed from acquisition accounting as of December 31, 2019 will continue to accrete over the life of loan. For acquired loans that met the definition of PCI under legacy GAAP and converted to PCD at CECL adoption, the ALLL recorded is recognized through a gross-up that increases the amortized cost basis of loans with a corresponding ALLL, and therefore results in little to no impact to the cumulative effect adjustment to retained earnings. Prior to the adoption of CECL, PCI loans were not classified as nonaccrual loans because they were recorded at their net realizable value based on the principal and interest expected to be collected on the loans. At January 1, 2020, $73.4 million of loans previously classified as PCI were reclassified to nonaccrual loans as a result of the adoption of CECL. The adoption of CECL also resulted in an increase in the liability for unfunded lending commitments of $14.7 million. For other assets within the scope of the standard such as available-for-sale investment securities, held-to-maturity investment securities, and trade and other receivables, the impact from the standard was inconsequential. The cumulative tax effected adjustment to record ALLL and to increase the unfunded lending commitment liability resulted in a reduction to retained earnings of $159.3 million. Post-adoption, as loans and leases are added to the portfolio, the Corporation expects higher levels of ACL determined by CECL assumptions, resulting in accelerated recognition of provision for credit losses, as compared to historical results. In response to the COVID-19 pandemic, the regulatory agencies published a final rule that provides the option to delay the cumulative effect of the day 1 impact of CECL adoption on regulatory capital, along with 25% of the change in the adjusted allowance for credit losses (as computed for regulatory capital purposes which excludes PCD loans), for 2 years, followed by a three-year phase-in period. Management elected the 5-year transition period consistent with the final rule issued by the regulatory agencies. Additional and modified disclosure requirements under CECL are included in “Note 6. Investment Securities” and “Note 8. Allowance for Credit Losses and Credit Quality.”

CARES Act and Interagency Regulatory Guidance Regarding Troubled Debt Restructurings

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was signed into law. Section 4013 of the CARES Act provides banks the option to temporarily suspend certain TDR accounting guidance for loans modified due to the effects of COVID-19. Additionally, on April 7, 2020, the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, National Credit Union Administration, and Office of the Comptroller of the Currency (collectively the “agencies”) issued a statement, “Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working With Customers Affected by the Coronavirus (Revised)” (“Interagency Statement on Loan Modifications”) to encourage banks to work prudently with borrowers and to describe the agencies’ interpretation of how accounting guidance for troubled debt restructuring applies to certain COVID-19-related modifications.

The CARES Act includes a provision permitting the Corporation to opt out of applying TDR accounting guidance for certain loan modifications. Loan modifications made between March 1, 2020 and the earlier of December 31, 2020 or 60 days after the President of the United States declares a termination of the COVID-19 national emergency are eligible for this relief if the related loans were not more than 30 days past due as of December 31, 2019 and meet the other requirements. On December 27, 2020, these provisions were extended to the earlier of January 1, 2022 or 60 days after the President of the United States declares a termination of the COVID-19 national emergency. The Corporation will first assess if a loan modification meets the qualifications. If the loan modification does not meet the qualification under the CARES Act, the Corporation will then assess applicability of the Interagency Statement on Loan Modifications offering practical expedients for short term modifications. Under both guidance principals, subsequent modifications must be re-evaluated for the appropriate accounting treatment. The Corporation will apply its existing accounting policies for those loans that either do not qualify for the relief under either the CARES Act or the Interagency Statement on Loan Modifications, or for which the Corporation has decided not to apply the relief.

The Corporation has granted short-term (up to 180 days) deferral of payment for certain borrowers. In these cases, the Corporation recognizes interest income as earned. The deferred interest will be repaid by the borrower in a future period, and will be evaluated by the Corporation for collectability. Certain borrowers that need additional relief beyond the initial 180 day deferral continue to be evaluated under the CARES Act, if applicable, but will generally be placed on nonaccrual with any remaining accrued interest balance reversed against interest income.

Recently Issued Accounting Pronouncements

In October 2020, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2020-10, Codification Improvements, which is intended to clarify or correct the unintended application of the Codification of accounting guidance for a wide variety of topics. The adoption of this ASU will be required beginning with the Corporation’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2021. Early adoption is allowed. The adoption of this guidance will not have a material impact on the consolidated financial statements.

In October 2020, the FASB issued ASU No. 2020-08, Codification Improvements to Subtopic 310-20, Receivables—Nonrefundable Fees and Other Costs, which clarifies the intent of certain updates that were included in ASU No. 2017-08, Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. The adoption of this ASU will be required beginning with the Corporation’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2021. Early adoption is allowed. The adoption of this guidance will not have a material impact on the consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which reduces the complexity of accounting for certain financial instruments with characteristics of both debt and equity. The adoption of this ASU will be required beginning with the Corporation’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2022. Early adoption is allowed, but no earlier than the quarter ending March 31, 2021. Management is currently evaluating the impact of this guidance on the consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides a number of optional expedients to general accounting guidance intended to ease the burden of the accounting impacts of reference rate reform related to contract modifications and hedge accounting elections. In January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848): Scope, which clarifies that the scope of Topic 848 includes derivative instruments that do not reference a rate that is expected to be discontinued but that use an interest rate for margining, discounting, or contract price alignment that is modified as a result of reference rate reform. Adoption of the expedients is allowed after March 12, 2020 and no later than December 31, 2022. Management is currently evaluating the impact of this guidance on the consolidated financial statements.

In January 2020, the FASB issued ASU No. 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)-Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the Emerging Issues Task Force), which clarifies the interactions between Topic 321, Topic 323 and Topic 815, including accounting for the transition into and out of the equity method and measuring certain purchased options and forward contracts to acquire investments. The adoption of this ASU will be required beginning with the Corporation’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2021. Early adoption is allowed. The adoption of this guidance will not have a material impact on the consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify the accounting for income taxes by removing certain exceptions to the general rules found in Topic 740—Income Taxes. The adoption of this ASU will be required beginning with the Corporation’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2021. Early adoption is allowed. The adoption of this guidance will not have a material impact on the consolidated financial statements.

Note 3. Business Combinations

Proposed Merger with Huntington Bancshares Incorporated

On December 13, 2020, TCF and Huntington Bancshares Incorporated (“Huntington”) jointly announced the signing of a definitive merger agreement (the “TCF/Huntington Merger Agreement”). Under the terms of the agreement, which was unanimously approved by the boards of directors of both companies, TCF will merge into Huntington, with Huntington continuing as the surviving entity, with dual headquarters for banking operations in Detroit, Michigan and Columbus, Ohio. Huntington is headquartered in Columbus, Ohio with reported assets of $123.0 billion as of December 31, 2020. Under the terms of the TCF/Huntington Merger Agreement, TCF shareholders will receive 3.0028 shares of Huntington common stock for each share of TCF common stock. Holders of TCF common stock will receive cash in lieu of fractional shares. Each outstanding share of 5.70% Series C Non-Cumulative Perpetual Preferred Stock of TCF will be converted into the right to receive one share of a newly created series of preferred stock of Huntington. Subject to receipt of regulatory approvals and satisfaction of other customary closing conditions, including approval of both TCF and Huntington shareholders, the transaction is anticipated to close in the second quarter of 2021.

TCF/Chemical Merger

As described in “Note 1. Basis of Presentation,” on August 1, 2019, the Corporation completed the TCF/Chemical Merger with Legacy TCF.

The TCF/Chemical Merger was an all-stock transaction. Pursuant to the merger agreement, on the TCF/Chemical Merger Date, each holder of Legacy TCF common stock received 0.5081 shares (the “Exchange Ratio”) of TCF’s common stock for each share of Legacy TCF common stock held. Each outstanding share of common stock of Chemical remained outstanding and was unaffected by the TCF/Chemical Merger other than by the change of the Corporation’s name from Chemical Financial Corporation to TCF Financial Corporation. As of the effective time of the TCF/Chemical Merger on August 1, 2019, TCF Financial had approximately 153.5 million shares of common stock outstanding. On the TCF/Chemical Merger Date, the shares of Legacy TCF common stock, which previously traded under the ticker symbol “TCF” on the New York Stock Exchange (the “NYSE”), ceased trading on, and were delisted from, the NYSE. Following the TCF/Chemical Merger, TCF Financial common stock continues to trade on the Nasdaq Stock Market (“NASDAQ”), but its ticker symbol changed from “CHFC” to “TCF” effective August 1, 2019.

Pursuant to the merger agreement, each outstanding share of Legacy TCF 5.70% Series C Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share (the “Legacy TCF Preferred Stock”) was converted into the right to receive one share of newly created 5.70% Series C Non-Cumulative Perpetual Preferred Stock of TCF, with a liquidation preference of $25,000 per share (the “New TCF Preferred Stock”), and each depository share representing 1/1000th of a share of Legacy TCF Preferred Stock was converted into one depositary share representing 1/1000th of a share of New TCF Preferred Stock. Immediately following the effective time of the TCF/Chemical Merger, as of August 1, 2019, TCF Financial had 7,000 shares of New TCF Preferred Stock outstanding and 7.0 million related depositary shares outstanding.

The TCF/Chemical Merger constituted a business combination and was accounted for as a reverse merger using the acquisition method of accounting, therefore, Legacy TCF was deemed the acquirer for financial reporting purposes even though Chemical was the legal acquirer. As a result, the historical financial statements of Legacy TCF became the historical financial statements of the combined company. In addition, the assets acquired, including the intangible assets identified, and assumed liabilities of Chemical as of the TCF/Chemical Merger Date, have been recorded at their estimated fair value and added to those of Legacy TCF. In many cases, the determination of fair value required management to make estimates about discount rates, expected future cash flows, market conditions and other future events that are highly subjective in nature and subject to change.

As the legal acquirer, Chemical (now TCF Financial Corporation) issued approximately 81.9 million shares of TCF Financial common stock in connection with the TCF/Chemical Merger, which represented approximately 53% of the voting interests in TCF Financial upon completion of the TCF/Chemical Merger. Guidance in Accounting Standards Codification (“ASC”) 805-40-30-2 explains that the purchase price in a reverse acquisition is determined based on “the number of equity interests the legal acquiree would have had to issue to give the owners of the legal acquirer the same percentage equity interest in the combined entity that results from the reverse acquisition.” The first step in calculating the purchase price in the TCF/Chemical Merger is to determine the ownership of the combined company following the TCF/Chemical Merger. The table below summarizes the ownership of the combined company (“TCF Financial”) following the TCF/Chemical Merger, as well as the market capitalization of the combined company using shares of Chemical and Legacy TCF common stock outstanding at July 31, 2019 and Chemical’s closing price on July 31, 2019.

(Dollars in thousands)	TCF Financial Ownership and Market Value
	Number of Chemical Outstanding Shares	Percentage Ownership	Market Value at $42.04 Chemical Share Price
Legacy TCF shareholders	81,920,494	53.38%	$3,443,938
Chemical shareholders	71,558,755	46.62	3,008,330

Total	153,479,249	100.00	$6,452,268

Next, the hypothetical number of shares Legacy TCF would have to issue to give Chemical owners the same percentage ownership in the combined company is calculated in the table below (based on shares of Legacy TCF common stock outstanding at July 31, 2019):

	Hypothetical Legacy TCF Ownership
	Number of Legacy TCF Outstanding Shares	Percentage Ownership
Legacy TCF shareholders	161,229,078	53.38%
Chemical shareholders	140,835,967	46.62

Total	302,065,045	100.00

Finally, the purchase price is calculated based on the number of hypothetical shares of Legacy TCF common stock issued to Chemical shareholders multiplied by the share price as demonstrated in the table below.

(Dollars in thousands, except per share data)
Number of hypothetical Legacy TCF shares issued to Chemical shareholders	140,835,967
Legacy TCF market price per share as of July 31, 2019	$21.38
Purchase price determination of hypothetical Legacy TCF shares issued to Chemical shareholders	3,011,073
Value of Chemical stock options hypothetically converted to options to acquire shares of Legacy TCF common stock	7,335
Cash in lieu of fractional shares	148

Purchase price consideration	$3,018,556

The following table provides the purchase price allocation as of the TCF/Chemical Merger Date and the assets acquired and liabilities assumed at their estimated fair value as of the TCF/Chemical Merger Date as recorded by the Corporation. The Corporation recorded the estimate of fair value based on initial valuations available at the TCF/Chemical Merger Date and these estimates were considered preliminary as of September 30, 2019, and subject to adjustment for up to one year after the TCF/Chemical Merger Date. While the Corporation believes that the information available on the TCF/Chemical Merger Date provided a reasonable basis for estimating fair value, following the TCF/Chemical Merger, the Corporation obtained additional information and evidence and then finalized all valuations and recorded final adjustments during the first quarter of 2020. These adjustments included: (i) changes in the estimated fair value of loans and leases acquired, (ii) changes in deferred tax assets related to fair value estimates and changes in the expected realization of items considered to be net operating loss carryforwards and (iii) changes in goodwill as a result of the net effect of any adjustments.

(In thousands)
Purchase price consideration:
Stock	$3,018,556
Fair value of assets acquired(1):
Cash and cash equivalents	975,014
Federal Home Loan Bank and Federal Reserve Bank stocks	218,582
Investment securities	3,774,738
Loans held-for-sale	44,532
Loans and leases	15,713,399
Premises and equipment	140,219
Loan servicing rights	59,567
Other intangible assets	159,532
Net deferred tax asset(2)	65,685
Other assets	552,432

Total assets acquired	21,703,700
Fair value of liabilities assumed(1):
Deposits	16,418,215
Short-term borrowings	2,629,426
Long-term borrowings	442,323
Other liabilities	353,469

Total liabilities assumed	19,843,433
Fair value of net identifiable assets	1,860,267

Goodwill resulting from the TCF/Chemical Merger(1)	$1,158,289

(1)

All amounts were previously reported in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, with the exception of the following adjustments to fair value based on additional information obtained in the first quarter of 2020: (i) loans and leases ($17.2 million decrease), (ii) net deferred tax asset ($4.0 million increase), and (iii) goodwill resulting from the TCF/Chemical Merger ($13.2 million increase).

(2)	Net deferred tax asset includes acquisition-related fair value adjustments, loss and tax credit carry forwards, mortgage servicing rights and core deposit and customer intangibles.

The final loan valuation adjustments also impacted interest income in the first quarter of 2020. Additional accretion of $2.4 million would have been recorded as interest income in the year ended December 31, 2019, had the final loan valuation been recorded at the TCF/Chemical Merger Date.

As described in more detail in “Note 2. Summary of Significant Accounting Policies”, all Chemical loans and leases were recorded at their estimated fair value as of the TCF/Chemical Merger Date with no carryover of the related allowance for loan and lease losses. The acquired loans and leases were segregated into two classifications at acquisition, purchased credit impaired (“PCI”) loans accounted for under the provisions of Accounting Standards Codification (“ASC”) Topic 310-30, and purchased nonimpaired loans and leases, also referred to as purchased loans and leases. The excess of cash flows expected to be collected over the estimated fair value of PCI loans is referred to as the accretable yield and is accreted into interest income over the estimated remaining life of the loan using the effective yield method. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayment and estimates of future credit losses expected to be incurred, is referred to the nonaccretable difference.

Information regarding acquired loans and leases included in loans and leases acquired at the TCF/Chemical Merger Date was as follows:

(In thousands)
PCI loans:
Contractually required payments receivable	$413,176
Nonaccretable difference	(63,014)

Expected cash flows	350,162
Accretable yield	38,479

Fair value of PCI loans	$311,683

Purchased nonimpaired loans and leases:
Unpaid principal balance	$15,636,020
Fair value discount	(234,304)

Fair value at acquisition	15,401,716

Total fair value at acquisition	$15,713,399

Supplemental disclosures of cash flow information related to investing and financing activities regarding the TCF/Chemical Merger are as follows for the year ended December 31, 2019:

(In thousands)
Business combination
Fair value of tangible assets acquired(1)	$21,484,601
Goodwill, loan servicing rights and other identifiable intangible assets acquired(1)	1,377,388
Liabilities assumed	19,843,433
Common stock and stock options converted	3,018,556

(1)

All amounts were previously reported in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, with the exception of the following adjustments to fair value based on additional information obtained in the first quarter of 2020: (i) loans and leases ($17.2 million decrease), (ii) net deferred tax asset ($4.0 million increase), and (iii) goodwill resulting from the TCF/Chemical Merger ($13.2 million increase).

Other intangible assets consisted of core deposits and customer relationship intangibles with estimated fair values at the TCF/Chemical Merger Date of $138.2 million and $21.3 million, respectively. Core deposit intangibles are being amortized over a weighted-average life of ten years on an accelerated basis. Customer relationship intangibles are being amortized over a weighted-average life of 15.6 years based on expected economic benefits of the underlying intangible assets. The weighted-average life of amortizable intangibles acquired in the TCF/Chemical Merger was 11 years.

As a result of the TCF/Chemical Merger, the Corporation recorded $1.2 billion of goodwill. Of the $1.2 billion, $528.0 million was attributable to Consumer Banking and $630.3 million was attributable to Commercial Banking. The goodwill recorded is not deductible for income tax purposes.

Pro Forma Combined Results of Operations (Unaudited) The following pro forma financial information presents the consolidated results of operations of Legacy TCF and Chemical as if the TCF/Chemical Merger had occurred as of January 1, 2018 with pro forma adjustments. The pro forma adjustments give effect to any change in interest income due to the accretion of the discount (amortization of premium) associated with the fair value adjustments to acquired loans and leases, any change in interest expense due to estimated premium amortization/discount accretion associated with the fair value adjustments to acquired time deposits and borrowings and other debt and the amortization of the core deposit intangible that would have resulted had the deposits been acquired as of January 1, 2018. Merger-related expenses incurred by TCF at the effective date of the TCF/Chemical Merger or subsequent to the TCF/Chemical Merger are not reflected in the pro forma amounts. The pro forma information does not necessarily reflect the results of operations that would have occurred had Legacy TCF merged with Chemical at the beginning of 2018. Anticipated cost savings that have not yet been realized are also not reflected in the pro forma amounts for the years ended December 31, 2019 and 2018.

	Year Ended December 31,
(In thousands, except per share data)	2019	2018
Net interest income and other noninterest income	$2,225,244	$2,228,154
Net income	587,335	590,594
Net income available to common shareholders	577,360	575,525
Earnings per share:
Basic	$3.77	$3.70
Diluted	3.75	3.67

Note 4. Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks and interest-bearing deposits in other banks. Total cash and cash equivalents were $1.3 billion and $1.2 billion at December 31, 2020 and 2019, respectively.

As of March 26, 2020, TCF Bank was no longer required by Federal Reserve regulations to maintain reserves in cash on hand or at the Federal Reserve Bank.

The Corporation maintains cash balances that are restricted as to their use in accordance with certain obligations. Cash payments received on loans serviced for third parties are generally held in separate accounts until remitted. The Corporation may also retain cash balances for collateral on certain borrowings and derivatives. The Corporation maintained restricted cash totaling $95.1 million and $68.6 million at December 31, 2020 and 2019, respectively.

Note 5. Federal Home Loan Bank and Federal Reserve Bank Stocks

Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) stocks were as follows:

	At December 31,
(In thousands)	2020	2019
FHLB stock, at cost	$196,457	$318,473
FRB stock, at cost	123,979	123,967

Total investments	$320,436	$442,440

The investments in FHLB stock are required investments related to the Corporation’s membership and borrowings from the FHLB of Des Moines, and additional commitments from the FHLB of Indianapolis and Cincinnati. The Corporation’s investments in the FHLB of Des Moines, Indianapolis and Cincinnati could be adversely impacted by the financial operations of the Federal Home Loan Banks and actions of their regulator, the Federal Housing Finance Agency. The amount of FRB stock that TCF Bank is required to hold is based on TCF Bank’s capital structure. The Corporation periodically evaluates investments for impairment. There was no impairment of these investments in 2020, 2019 and 2018.

Note 6. Investment Securities

The amortized cost and fair value of investment securities were as follows:

	Investment Securities Available-for-sale, At Fair Value
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2020
Debt securities:
Obligations of states and political subdivisions	$827,191	$44,077	$1,087	$870,181
Government and government-sponsored enterprises	196,560	153	813	195,900
Mortgage-backed securities:
Residential agency	6,151,511	157,955	1,388	6,308,078
Residential non-agency	156,865	2,819	2	159,682
Commercial agency	669,235	39,715	999	707,951
Commercial non-agency	39,358	3,072	—	42,430
Total mortgage-backed debt securities	7,016,969	203,561	2,389	7,218,141
Corporate debt and trust preferred securities	453	48	—	501

Total investment securities available-for-sale	$8,041,173	$247,839	$4,289	$8,284,723

At December 31, 2019
Debt securities:
Obligations of states and political subdivisions	$852,096	$12,446	$687	$863,855
Government and government-sponsored enterprises	235,045	18	678	234,385
Mortgage-backed securities:
Residential agency	4,492,427	68,797	6,103	4,555,121
Residential non-agency	374,046	1,166	616	374,596
Commercial agency	645,814	8,639	2,049	652,404
Commercial non-agency	39,398	17	205	39,210

Total mortgage-backed debt securities	5,551,685	78,619	8,973	5,621,331
Corporate debt and trust preferred securities	451	—	21	430

Total investment securities available-for-sale	$6,639,277	$91,083	$10,359	$6,720,001

	Investment Securities Held-to-Maturity
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2020
Residential agency mortgage-backed securities	$180,946	$9,267	$72	$190,141
Corporate debt and trust preferred securities	3,413	—	—	3,413

Total investment securities held-to-maturity(1)	$184,359	$9,267	$72	$193,554

At December 31, 2019
Residential agency mortgage-backed securities	$135,769	$5,576	$177	$141,168
Corporate debt and trust preferred securities	3,676	—	—	3,676

Total investment securities held-to-maturity	$139,445	$5,576	$177	$144,844

(1)	The adoption of CECL was inconsequential to held-to-maturity investment securities. At December 31, 2020 there was no ACL for investment securities held-to-maturity.

Accrued interest receivable for investment securities was $20.6 million and $21.6 million at December 31, 2020 and 2019, respectively, and is included in other assets on the Consolidated Statements of Financial Condition.

Gross unrealized losses and fair value of available-for-sale investment securities aggregated by investment category and the length of time the securities were in a continuous loss position were as follows:

	At December 31, 2020
	Less than 12 months		12 months or more		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Investment securities available-for-sale
Debt securities:
Government and government sponsored enterprises	$139,940	$813	$—	$—	$139,940	$813
Obligations of states and political subdivisions	78,241	1,087	—	—	78,241	1,087
Mortgage-backed securities:
Residential agency	426,171	1,388	—	—	426,171	1,388
Residential non-agency	1,529	2	—	—	1,529	2
Commercial agency	96,667	999	—	—	96,667	999
Commercial non-agency	—	—	—	—	—	—

Total mortgage-backed debt securities	524,367	2,389	—	—	524,367	2,389
Total investment securities available-for-sale	$742,548	$4,289	$—	$—	$742,548	$4,289

	At December 31, 2019
	Less than 12 months		12 months or more		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Investment securities available-for-sale
Debt securities:
Government and government sponsored enterprises	$226,177	$678	$—	$—	$226,177	$678
Obligations of states and political subdivisions	60,639	687	—	—	60,639	687
Mortgage-backed securities:
Residential agency	667,511	3,586	200,534	2,517	868,045	6,103
Residential non-agency	140,403	616	—	—	140,403	616
Commercial agency	176,880	2,049	—	—	176,880	2,049
Commercial non-agency	25,560	205	—	—	25,560	205

Total mortgage-backed debt securities	1,010,354	6,456	200,534	2,517	1,210,888	8,973
Corporate debt and trust preferred securities	430	21	—	—	430	21

Total investment securities available-for-sale	$1,297,600	$7,842	$200,534	$2,517	$1,498,134	$10,359

The adoption of CECL was inconsequential to available-for-sale investment securities. At December 31, 2020 there was no ACL for investment securities available-for-sale. At December 31, 2020 there were 176 available-for-sale investment securities in an unrealized loss position. Management assessed each investment security with unrealized losses for credit impairment. Substantially all unrealized losses on investment securities available-for-sale were due to credit spreads and interest rates rather than credit impairment. As part of that assessment management evaluated and concluded that it is more-likely-than-not that the Corporation will not be required and does not intend to sell any of the investment securities prior to recovery of the amortized cost.

The gross gains and losses on sales of investment securities were as follows:

	Year Ended December 31,
(In thousands)	2020	2019	2018
Gross realized gains	$2,310	$10,877	$1,148
Gross realized losses	—	3,491	1,021
Recoveries on previously impaired investment securities held-to-maturity	28	39	221

Net gains on investment securities	$2,338	$7,425	$348

The amortized cost and fair value of investment securities by final contractual maturity were as follows. Securities with multiple maturity dates are classified in the period of final maturity. The final contractual maturities do not consider possible prepayments and therefore expected maturities may differ because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	At December 31,
	2020		2019
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Investment Securities Available-for-Sale
Due in one year or less	$45,912	$46,163	$66,124	$66,112
Due in 1-5 years	163,346	168,125	191,364	192,065
Due in 5-10 years	681,135	720,239	547,813	555,523
Due after 10 years	7,150,780	7,350,196	5,833,976	5,906,301

Total investment securities available-for-sale	$8,041,173	$8,284,723	$6,639,277	$6,720,001

Investment Securities Held-to-Maturity
Due in one year or less	$400	$400	$—	$—
Due in 1-5 years	2,150	2,150	3,550	3,550
Due in 5-10 years	46	51	58	64
Due after 10 years	181,763	190,953	135,837	141,230

Total investment securities held-to-maturity	$184,359	$193,554	$139,445	$144,844

At December 31, 2020 and 2019, investment securities with a carrying value of $1.0 billion and $627.0 million, respectively, were pledged as collateral to secure certain deposits and borrowings.

Note 7. Loans and Leases

Loans and leases were as follows:

	At December 31,
(In thousands)	2020	2019
Commercial loan and lease portfolio:
Commercial and industrial(1)	$11,422,383	$11,439,602
Commercial real estate	9,702,587	9,136,870
Lease financing	2,817,231	2,699,869

Total commercial loan and lease portfolio	23,942,201	23,276,341

Consumer loan portfolio:
Residential mortgage	6,182,045	6,179,805
Home equity	3,108,736	3,498,907
Consumer installment	1,233,426	1,542,411

Total consumer loan portfolio	10,524,207	11,221,123

Total loans and leases(2)	$34,466,408	$34,497,464

(1)	Includes $1.6 billion of PPP loans at December 31, 2020.
(2)

Loans and leases are reported at historical cost including net direct fees and costs associated with originating and acquiring loans and leases, lease residuals, unearned income and unamortized purchase premiums and discounts. The aggregate amount of these loan and lease adjustments was $(118.6) million and $(201.5) million at December 31, 2020 and 2019, respectively.

Accrued interest receivable for loans and leases was $93.6 million and $106.5 million at December 31, 2020 and December 31, 2019, respectively, and is included in other assets on the Consolidated Statements of Financial Condition.

Acquired Loans and Leases The Corporation acquires loans and leases through business combinations and purchases of loan and lease portfolios. These loans and leases are recorded at fair value at acquisition and the fair value discount or premium is recognized as an adjustment to yield over the remaining life of each loan or lease. The Corporation purchased jumbo residential mortgage loans at their fair value of $1.1 billion during the year ended December 31, 2020, none of which qualified as PCD loans.

See “Note 2. Summary of Significant Accounting Policies” for further acquired loans and leases policy information.

Leases The components of the net investment in direct financing and sales-type leases were as follows:

	At December 31,
(In thousands)	2020	2019
Carrying amount	$2,893,070	$2,794,212
Unguaranteed residual assets	170,930	152,030
Net direct fees and costs and unearned income	(246,769)	(246,373)

Total net investment in direct financing and sales-type leases	$2,817,231	$2,699,869

The carrying amount of the sales-type and direct financing leases subject to residual value guarantees was $344.3 million and $277.1 million at December 31, 2020 and December 31, 2019, respectively.

The components of total lease income were as follows:

	Year Ended December 31,
(In thousands)	2020	2019
Interest and fees on loans and leases (Interest income):
Interest income on net investment in direct financing and sales-type leases	$133,272	$131,547

Leasing revenue (Noninterest income):
Lease income from operating lease payments	95,530	100,975
Profit (loss) recorded on commencement date on sales-type	21,556	35,694
Gain (losses) on sales of leased equipment	25,637	27,049

Leasing revenue	142,723	163,718

Total lease income	$275,995	$295,265

Lease financing equipment depreciation on equipment leased to others was $73.2 million and the net book value of equipment leased to others and related initial direct costs under operating leases was $326.9 million at December 31, 2020. Lease financing equipment depreciation on equipment leased to others was $76.4 million and the net book value of equipment leased to others and related initial direct costs under operating leases was $289.7 million at December 31, 2019.

Undiscounted future minimum lease payments receivable for direct financing and sales-type leases, and a reconciliation to the carrying amount recorded at December 31, 2020 were as follows:

(In thousands)
2021	$288,066
2022	408,137
2023	549,555
2024	589,430
2025	511,514
Thereafter	311,070
Equipment under leases not yet commenced	30,782

Total undiscounted future minimum lease payments receivable for direct financing and sales-type leases	2,688,554
Third-party residual value guarantees	204,516

Total carrying amount of direct financing and sales-type leases	$2,893,070

Undiscounted future minimum lease payments expected to be received for operating leases at December 31, 2020 were as follows:

(In thousands)
2021	$75,689
2022	54,222
2023	33,560
2024	15,660
2025	5,042
Thereafter	1,957

Total undiscounted future minimum lease payments	$186,130

Loan and Lease Sales The following table summarizes the net gains on sales of loans and leases. The Corporation retains servicing on a majority of loans sold. See “Note 11. Loan Servicing Rights” for further information.

	Year Ended December 31,
(In thousands)	2020	2019	2018
Sale proceeds, net	$2,556,022	$2,951,445	$1,275,960
Recorded investment in loans and leases sold, including accrued interest	2,446,969	2,888,408	1,238,018
Changes in fair value of loans held-for-sale and related derivative instruments, capitalized servicing and other	(22,277)	(36,729)	(4,247)

Net gains on sales of loans and leases	$86,776	$26,308	$33,695

During 2019, the Corporation completed the sale of the Legacy TCF auto finance portfolio of $1.1 billion, which had previously been included within loans held-for-sale, resulting in a $27.5 million loss for the year, included in net gains on sales of loans and leases.

The remaining interest-only strips on the balance sheet related to loan sales were as follows:

	At December 31,
(In thousands)	2020	2019
Interest-only strips	$7,823	$12,813

We recorded $224 thousand, $62 thousand and $661 thousand of impairment charges on interest-only strips in 2020, 2019 and 2018, respectively.

The Corporation’s agreements to sell consumer loans typically contain certain representations, warranties and covenants regarding the loans sold or securitized. These representations, warranties and covenants generally relate to, among other things, the ownership of the loan, the validity, priority and perfection of the lien securing the loan, accuracy of information supplied to the buyer or investor, the loan’s compliance with the criteria set forth in the agreement, the manner in which the loans will be serviced, payment delinquency and compliance with applicable laws and regulations. These agreements generally require the repurchase of loans or indemnification in the event we breach these representations, warranties or covenants and such breaches are not cured. In addition, some agreements contain a requirement to repurchase loans as a result of early payoffs by the borrower, early payment default of the borrower or the failure to obtain valid title. Losses related to repurchases pursuant to such representations, warranties and covenants were immaterial for 2020, 2019 and 2018.

Note 8. Allowance for Credit Losses and Credit Quality

Effective January 1, 2020, the Corporation adopted ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and related ASUs on a modified retrospective basis. Financial information at December 31, 2020 reflects this adoption, and historical financial information disclosed is in accordance with ASC Topic 310 and ASC Topic 450.

Allowance for Credit Losses The rollforwards of the allowance for credit losses were as follows:

(In thousands)	Consumer Loan Portfolio	Commercial Loan and Lease Portfolio	Total Allowance for Loans and Leases	Reserve for Unfunded Lending Commitments(1)	Total Allowance for Credit Losses
Year ended December 31, 2020
Balance, beginning of period	$28,572	$84,480	$113,052	$3,528	$116,580
Impact of CECL adoption	107,337	98,655	205,992	14,707	220,699

Adjusted balance, beginning of period	135,909	183,135	319,044	18,235	337,279
Charge-offs	(23,270)	(63,245)	(86,515)	—	(86,515)
Recoveries	15,527	25,905	41,432	—	41,432

Net (charge-offs) recoveries	(7,743)	(37,340)	(45,083)	—	(45,083)

Provision for credit losses(2)	8,773	243,300	252,073	5,078	257,151
Other	(45)	(121)	(166)	—	(166)

Balance, end of period	$136,894	$388,974	$525,868	$23,313	$549,181

Year ended December 31, 2019
Balance, beginning of period	$80,017	$77,429	$157,446	$1,428	$158,874
Charge-offs	(50,480)	(47,455)	(97,935)	—	$(97,935)
Recoveries	23,653	6,731	30,384	—	30,384

Net (charge-offs) recoveries	(26,827)	(40,724)	(67,551)	—	(67,551)

Provision for credit losses(2)	17,492	47,790	65,282	233	65,515
Other(3)	(42,110)	(15)	(42,125)	—	(42,125)
Addition due to merger	—	—	—	1,867	1,867

Balance, end of period	$28,572	$84,480	$113,052	$3,528	$116,580

Year ended December 31, 2018
Balance, beginning of period	$98,085	$72,956	$171,041	$1,479	$172,520
Charge-offs	(64,520)	(20,208)	(84,728)	—	$(84,728)
Recoveries	26,487	3,216	29,703	—	$29,703

Net (charge-offs) recoveries	(38,033)	(16,992)	(55,025)	—	(55,025)

Provision for credit losses(2)	24,851	21,917	46,768	(51)	$46,717
Other(3)	(4,886)	(452)	(5,338)	—	(5,338)

Balance, end of period	$80,017	$77,429	$157,446	$1,428	$158,874

(1)	RULC is recognized within other liabilities.
(2)

As a result of the adoption of CECL, effective January 1, 2020, the provision for credit losses includes the provision for unfunded lending commitments that was previously included within other noninterest expense.

(3)	Primarily includes the transfer of the allowance for credit losses to loans and leases held-for-sale.

Management considers our ACL of $549.2 million, or 1.59% of total loans and leases, appropriate to cover current credit losses expected to be incurred in the loan and lease portfolios over the remaining expected life of each financial asset at December 31, 2020, including loans and leases which are not currently known to require specific allowances. The increase in ACL and the ACL as a percentage of total loans and leases from December 31, 2019 was primarily due to the adoption of CECL at January 1, 2020, and the impact of COVID-19. During 2020 the COVID-19 pandemic had a negative impact on current and forecasted macroeconomic conditions and created uncertainty around the performance of certain sectors that have been more heavily impacted, including motor coach, shuttle bus, hotel, retail commercial real estate, franchise, retail trade and fitness. In the fourth quarter of 2020, we began to see improvement in current and forecasted macro-economic conditions, however, these improvements were offset by continued uncertainty around the performance of sectors more heavily impacted by COVID-19. PPP loans are individually guaranteed by the Small Business Administration and therefore the accounting under CECL does not require reserves to be recorded on such loans.

The following tables provide additional disclosures previously required by ASC Topic 310 related to the Corporation’s December 31, 2019 balances.

The allowance for loan and lease losses and loans and leases outstanding by type of allowance methodology was as follows:

	At December 31, 2019
(In thousands)	Consumer Loan Portfolio	Commercial Loan and Lease Portfolio	Total Loans and Leases
Allowance for loan and lease losses
Collectively evaluated for impairment	$26,430	$75,756	$102,186
Individually evaluated for impairment	1,468	5,769	7,237
Loans acquired with deteriorated credit quality	674	2,955	3,629

Total	$28,572	$84,480	$113,052

Loans and leases outstanding
Collectively evaluated for impairment	$11,087,534	$22,986,607	$34,074,141
Individually evaluated for impairment	60,694	115,843	176,537
Loans acquired with deteriorated credit quality	72,895	173,891	246,786

Total	$11,221,123	$23,276,341	$34,497,464

Information on impaired loans and leases at December 31, 2019 was as follows:

	At December 31, 2019
(In thousands)	Unpaid Contractual Balance	Loan and Lease Balance	Related Allowance Recorded
Impaired loans and leases with an allowance recorded:
Commercial loan and lease portfolio:
Commercial and industrial	$20,069	$20,090	$2,844
Commercial real estate	4,225	3,962	333
Lease financing	10,956	10,956	2,592

Total commercial loan and lease portfolio	35,250	35,008	5,769

Consumer loan portfolio:
Residential mortgage	24,297	22,250	1,030
Home equity	9,418	8,791	438

Total consumer loan portfolio	33,715	31,041	1,468

Total impaired loans and leases with an allowance recorded	68,965	66,049	7,237

Impaired loans and leases without an allowance recorded:
Commercial loan and lease portfolio:
Commercial and industrial	55,889	39,098	—
Commercial real estate	69,143	41,737	—

Total commercial loan and lease portfolio	125,032	80,835	—

Consumer loan portfolio:
Residential mortgage	31,142	22,594	—
Home equity	24,709	6,179	—
Consumer installment	2,095	880	—

Total consumer loan portfolio	57,946	29,653	—

Total impaired loans and leases without an allowance recorded	182,978	110,488	—

Total impaired loans and leases	$251,943	$176,537	$7,237

Accruing and Nonaccrual Loans and Leases The Corporation’s key credit quality indicator is the receivable’s payment performance status, defined as accruing or not accruing. Nonaccrual loans and leases are those which management believes have a higher risk of loss. Delinquent balances are determined based on the contractual terms of the loan or lease. Loans and leases that are over 90 days delinquent are a leading indicator for future charge-off trends and are generally placed on nonaccrual status. In addition, loans and leases that have requested payment deferral under the CARES Act of greater than 180 days are generally placed on nonaccrual status. The Corporation’s accruing and nonaccrual loans and leases were as follows:

(In thousands)	Current	30-89 Days Delinquent and Accruing	90 Days or More Delinquent and Accruing	Total Accruing	Nonaccrual(1)	Total
At December 31, 2020
Commercial loan and lease portfolio:
Commercial and industrial	$11,119,453	$42,033	$1,458	$11,162,944	$259,439	$11,422,383
Commercial real estate	9,453,743	94,383	22	9,548,148	154,439	9,702,587
Lease financing	2,695,356	27,118	3,935	2,726,409	90,822	2,817,231

Total commercial loan and lease portfolio	23,268,552	163,534	5,415	23,437,501	504,700	23,942,201
Consumer loan portfolio:
Residential mortgage	6,065,379	17,048	1,965	6,084,392	97,653	6,182,045
Home equity	3,008,450	30,840	63	3,039,353	69,383	3,108,736
Consumer installment	1,224,059	3,801	—	1,227,860	5,566	1,233,426

Total consumer loan portfolio	10,297,888	51,689	2,028	10,351,605	172,602	10,524,207

Total	$33,566,440	$215,223	$7,443	$33,789,106	$677,302	$34,466,408

At December 31, 2019
Commercial loan and lease portfolio:
Commercial and industrial	$11,283,832	$29,780	$331	$11,313,943	$53,812	$11,367,755
Commercial real estate	8,993,360	10,291	1,440	9,005,091	29,735	9,034,826
Lease financing	2,662,354	24,657	1,901	2,688,912	10,957	2,699,869

Total commercial loan and lease portfolio	22,939,546	64,728	3,672	23,007,946	94,504	23,102,450
Consumer loan portfolio:
Residential mortgage	6,056,817	17,245	559	$6,074,621	38,577	$6,113,198
Home equity	3,434,771	22,568	—	3,457,339	35,863	3,493,202
Consumer installment	1,536,714	4,292	108	1,541,114	714	1,541,828

Total consumer loan portfolio	11,028,302	44,105	667	11,073,074	75,154	11,148,228

Purchased credit impaired loans(1)	217,206	3,843	25,737	246,786	$—	246,786

Total	$34,185,054	$112,676	$30,076	$34,327,806	$169,658	$34,497,464

(1)

Prior to the adoption of CECL as of January 1, 2020, purchased credit impaired loans were not classified as nonaccrual loans because they were recorded at their net realizable value based on the principal and interest expected to be collected on the loans. At January 1, 2020, $73.4 million of previous purchased credit impaired loans were reclassified to nonaccrual loans as a result of the adoption of CECL.

The Corporation’s nonaccrual loans and leases were as follows:

	At December 31,
	2020		2019
(In thousands)	Total nonaccrual	Nonaccrual with no ACL	Total nonaccrual
Commercial loan and lease portfolio:
Commercial and industrial	$259,439	$55,773	$53,812
Commercial real estate	154,439	79,203	29,735
Lease financing	90,822	—	10,957

Total commercial loan and lease portfolio	504,700	134,976	94,504
Consumer loan portfolio:
Residential mortgage	97,653	49	38,577
Home equity	69,383	23	35,863
Consumer installment	5,566	3,531	714

Total consumer loan portfolio	172,602	3,603	75,154

Total	$677,302	$138,579	$169,658

Loans and leases that are 90 days or more delinquent and accruing by year of origination were as follows:

	Amortized Cost Basis
(In thousands)	Term Loans and Leases by Origination Year						Revolving Loans and Leases	Revolving Loans and Leases Converted to Term Loans and Leases	Total
At December 31, 2020	2020	2019	2018	2017	2016	2015 and Prior
Commercial loan and lease portfolio:
Commercial and industrial	$874	$50	$94	$13	$—	$52	$375	$—	$1,458
Commercial real estate	—	—	—	—	—	22	—	—	22
Lease financing	1,286	975	680	463	392	139	—	—	3,935

Total commercial loan and lease portfolio	2,160	1,025	774	476	392	213	375	—	5,415

Consumer loan portfolio:
Residential mortgage	85	134	—	—	—	1,746	—	—	1,965
Home equity	—	—	—	—	—	27	36	—	63
Consumer installment	—	—	—	—	—	—	—	—	—
Total consumer loan portfolio	85	134	—	—	—	1,773	36	—	2,028

Total 90 days or more delinquent and accruing	$2,245	$1,159	$774	$476	$392	$1,986	$411	$—	$7,443

Nonaccrual loans and leases by year of origination were as follows:

	Amortized Cost Basis
(In thousands)	Term Loans and Leases by Origination Year						Revolving Loans and Leases	Revolving Loans and Leases Converted to Term Loans and Leases	Total
At December 31, 2020	2020	2019	2018	2017	2016	2015 and Prior
Commercial loan and lease portfolio:
Commercial and industrial	$26,109	$61,595	$60,686	$29,360	$17,669	$23,644	$40,364	$12	$259,439
Commercial real estate	5,194	4,835	14,452	53,934	21,667	54,357	—	—	154,439
Lease financing	3,190	27,412	26,348	15,184	8,601	8,145	—	1,942	90,822

Total commercial loan and lease portfolio	34,493	93,842	101,486	98,478	47,937	86,146	40,364	1,954	504,700

Consumer loan portfolio:
Residential mortgage	2,631	9,177	16,391	4,172	2,812	62,470	—	—	97,653
Home equity	889	1,449	530	379	223	5,149	59,826	938	69,383
Consumer installment	33	267	181	281	575	4,060	169	—	5,566
Total consumer loan portfolio	3,553	10,893	17,102	4,832	3,610	71,679	59,995	938	172,602

Total nonaccrual loans and leases	$38,046	$104,735	$118,588	$103,310	$51,547	$157,825	$100,359	$2,892	$677,302

The average balance of nonaccrual loans and leases and interest income recognized on nonaccrual loans and leases were as follows:

	Year Ended December 31,
	2020		2019		2018
(In thousands)	Average Loan and Lease Balance(1)	Interest Income Recognized(1)	Average Loan and Lease Balance	Interest Income Recognized	Average Loan and Lease Balance	Interest Income Recognized
Commercial loan and lease portfolio:
Commercial and industrial	$156,626	$10,288	$39,937	$1,844	$18,510	$324
Commercial real estate	92,087	11,562	17,127	2,435	5,652	—
Lease financing	50,889	244	9,474	152	9,120	76

Total commercial loan and lease portfolio	299,602	22,094	66,538	4,431	33,282	400

Consumer loan portfolio:
Residential mortgage	68,115	3,342	35,843	640	47,529	680
Home equity	52,623	6,034	30,759	406	7,974	—
Consumer installment	3,140	299	4,648	37	23,465	271

Total consumer loan portfolio	123,878	9,675	71,250	1,083	78,968	951

Total nonaccrual loans and leases	$423,480	$31,769	$137,788	$5,514	$112,250	$1,351

(1)

At January 1, 2020, $73.4 million of previously purchased credit impaired loans were reclassified to nonaccrual loans as a result of the adoption of CECL. Beginning January 1, 2020, interest income, including the related purchase accounting accretion and amortization is included related to these loans.

In addition to the receivables payment performance status, credit quality is also analyzed using risk categories, which vary based on the size and type of credit risk exposure and additionally measure liquidity, debt capacity, coverage and payment behavior as shown in the borrower’s financial statements. The risk categories also measure the quality of the borrower’s management and the repayment support offered by any guarantors. Loan and lease credit classifications are derived from standard regulatory rating definitions, which include: pass, special mention, substandard, doubtful and loss. Substandard and doubtful loans and leases have well-defined weaknesses, but may never result in a loss.

The amortized cost basis of loans and leases by credit risk classifications and year of origination was as follows:

	Amortized Cost Basis
(In thousands)	Term Loans and Leases by Origination Year						Revolving Loans and Leases(1)	Revolving Loans and Leases Converted to Term Loans and Leases(2)
At December 31, 2020	2020	2019	2018	2017	2016	2015 and Prior			Total
Commercial loan and lease portfolio:
Commercial and industrial
Pass	$3,282,275	$1,877,468	$994,081	$547,940	$357,567	$316,557	$3,286,687	$48,079	$10,710,654
Special mention	13,377	66,485	46,174	34,959	4,661	6,733	94,338	858	267,585
Substandard	28,908	69,510	94,227	48,246	52,944	29,295	120,738	276	444,144

Total commercial and industrial	3,324,560	2,013,463	1,134,482	631,145	415,172	352,585	3,501,763	49,213	11,422,383
Commercial real
Pass	1,361,117	2,193,489	1,877,374	1,211,426	683,612	1,480,027	—	—	8,807,045
Special mention	17,745	78,236	53,087	197,935	79,540	104,473	—	—	531,016
Substandard	6,995	53,079	31,930	124,728	57,221	90,573	—	—	364,526

Total commercial real estate	1,385,857	2,324,804	1,962,391	1,534,089	820,373	1,675,073	—	—	9,702,587
Lease financing
Pass	1,013,374	715,327	393,644	226,818	109,992	30,620	23,806	167,726	2,681,307
Special mention	4,050	9,871	3,897	4,870	1,484	1,001	—	8,911	34,084
Substandard	6,440	29,040	27,579	16,150	9,360	8,635	7	4,629	101,840

Total lease financing	1,023,864	754,238	425,120	247,838	120,836	40,256	23,813	181,266	2,817,231

Total commercial	5,734,281	5,092,505	3,521,993	2,413,072	1,356,381	2,067,914	3,525,576	230,479	23,942,201
Consumer loan portfolio:
Residential
Pass	2,011,791	1,047,735	604,127	435,617	439,816	1,539,779	—	—	6,078,865
Special mention	—	—	—	—	—	112	—	—	112
Substandard	3,292	9,311	17,268	4,601	3,814	64,782	—	—	103,068

Total residential mortgage	2,015,083	1,057,046	621,395	440,218	443,630	1,604,673	—	—	6,182,045
Home equity
Pass	23,066	51,448	48,092	39,834	29,071	126,147	2,703,354	7,753	3,028,765

Substandard	940	1,469	579	515	424	8,354	66,590	1,100	79,971

Total home	24,006	52,917	48,671	40,349	29,495	134,501	2,769,944	8,853	3,108,736
Consumer
Pass	206,994	371,924	192,067	185,051	119,663	127,252	24,043	67	1,227,061
Substandard	247	1,179	680	887	909	2,086	377	—	6,365

Total consumer installment	207,241	373,103	192,747	185,938	120,572	129,338	24,420	67	1,233,426

Total consumer	2,246,330	1,483,066	862,813	666,505	593,697	1,868,512	2,794,364	8,920	10,524,207

Total loans and leases	$7,980,611	$6,575,571	$4,384,806	$3,079,577	$1,950,078	$3,936,426	$6,319,940	$239,399	$34,466,408

(1)

This balance includes $23.8 million of leased equipment that has been provided to lessees under certain master lease agreements. Under these agreements, the total amount of equipment included in each lease is provided over time, and additional amounts are required to be provided to the respective lessees in future accounting periods.

(2)

This balance includes $230.5 million of leased equipment that has been provided to lessees under certain master lease agreements. Under these agreements, the total amount of equipment included in each lease was provided over time, and all equipment required by the lease has been provided to the respective lessees in current or previous accounting periods.

The recorded investment of loans and leases by credit risk categories as of December 31, 2019 was as follows:

(In thousands)	Pass	Special Mention	Substandard	Total
At December 31, 2019
Commercial loan and lease portfolio:
Commercial and industrial	$10,930,939	$315,097	$193,566	$11,439,602
Commercial real estate	8,891,361	170,114	75,395	9,136,870
Lease financing	2,646,874	28,091	24,904	2,699,869

Total commercial loan and lease portfolio	22,469,174	513,302	293,865	23,276,341

Consumer loan portfolio:
Residential mortgage	6,135,096	565	44,144	6,179,805
Home equity	3,457,292	456	41,159	3,498,907
Consumer installment	1,541,524	—	887	1,542,411

Total consumer loan portfolio	11,133,912	1,021	86,190	11,221,123

Total loans and leases	$33,603,086	$514,323	$380,055	$34,497,464

Troubled Debt Restructurings In certain circumstances, the Corporation may consider modifying the terms of a loan for economic or legal reasons related to the customer’s financial difficulties. If the Corporation grants a concession, the modified loan would generally be classified as a TDR. However, Section 4013 of the CARES Act and the Interagency Statement on Loan Modifications provide banks the option to temporarily suspend the application of TDR accounting guidance for loans modified due to the effects of COVID-19 when certain conditions are met. See “Note 2. Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements for information regarding recent updated guidance on TDR accounting provided by the CARES Act and Interagency guidance. TDRs typically involve a deferral of the principal balance of the loan, a reduction of the stated interest rate of the loan or, in certain limited circumstances, a reduction of the principal balance of the loan or the loan’s accrued interest.

The following table presents the recorded investment of loan modifications first classified as TDRs during the periods presented:

	Year Ended December 31,
	2020		2019		2018
(In thousands)	Pre-modification Investment	Post- modification Investment	Pre-modification Investment	Post- modification Investment	Pre-modification Investment	Post- modification Investment
Commercial loan and lease portfolio:
Commercial and industrial	$4,136	$3,956	$5,347	$5,347	$7,253	$7,253
Commercial real estate	41,902	41,902	35,997	35,997	5,228	5,228

Total commercial loan and lease portfolio	46,038	45,858	41,344	41,344	12,481	12,481

Consumer loan portfolio:
Residential mortgage	11,550	11,485	6,053	5,912	5,333	5,259
Home equity	5,269	5,210	4,144	4,089	2,182	2,181
Consumer installment	533	442	217	183	1,052	1,052

Total consumer loan portfolio	17,352	17,137	10,414	10,184	8,567	8,492

Total	$63,390	$62,995	$51,758	$51,528	$21,048	$20,973

The following table presents TDR loans:

	At December 31,
	2020			2019
(In thousands)	Accruing TDR Loans	Nonaccrual TDR Loans	Total TDR Loans	Accruing TDR Loans	Nonaccrual TDR Loans	Total TDR Loans
Commercial loan and lease portfolio	$35,697	$23,575	$59,272	$12,986	$5,356	$18,342
Consumer loan portfolio	16,658	22,804	39,462	12,403	14,875	27,278

Total	$52,355	$46,379	$98,734	$25,389	$20,231	$45,620

Commitments to lend additional funds to borrowers whose terms have been modified in TDRs were $2.6 million at December 31, 2020 and $638 thousand at December 31, 2019.

Loan modifications to troubled borrowers are no longer disclosed as TDR loans in the calendar years after modification if the loans were modified to an interest rate equal to or greater than the yields of new loan originations with comparable risk at the time of restructuring and if the loan is performing based on the restructured terms; however, these loans are still considered impaired and follow the Corporation’s impaired loan reserve policies.

The following table summarizes the TDR loans that defaulted during the periods presented that were modified during the respective reporting period or within one year of the beginning of the respective reporting period. The Corporation considers a loan to have defaulted when under the modified terms it becomes 90 or more days delinquent, has been transferred to nonaccrual status, has been charged down or has been transferred to other real estate owned or repossessed and returned assets.

	Year Ended December 31,
(In thousands)	2020	2019	2018
Defaulted TDR loan balances modified during the applicable period
Commercial loan and lease portfolio:
Commercial and industrial	$827	$956	$4,697
Commercial real estate	1,593	—	—

Total commercial loan and lease portfolio	2,420	956	4,697

Consumer loan portfolio:
Residential mortgage	1,756	1,325	3,258
Home equity	1,372	401	558
Consumer installment	44	1,555	1,436

Total consumer loan portfolio	3,172	3,281	5,252

Defaulted TDR loan balances	$5,592	$4,237	$9,949

Other Real Estate Owned and Repossessed and Returned Assets Other real estate owned, repossessed and returned assets and consumer real estate loans in process of foreclosure were as follows:

	At December 31,
(In thousands)	2020	2019
Other real estate owned	$33,192	$34,256
Repossessed and returned assets	8,932	8,045
Consumer real estate loans in process of foreclosure	14,790	17,758

Other real estate owned and repossessed and returned assets were written down $2.6 million, $7.7 million and $3.4 million in 2020, 2019 and 2018, respectively.

Note 9. Premises and Equipment, Net

Premises and equipment, net were as follows:

	At December 31,
(In thousands)	2020	2019
Land	$131,712	$151,332
Office buildings	303,712	334,673
Leasehold improvements	56,687	59,141
Furniture, equipment and computer software	401,494	440,642
Premises and equipment leased under finance leases	3,185	3,180

Subtotal	896,790	988,968
Accumulated depreciation and amortization	(426,659)	(455,830)

Premises and equipment, net	$470,131	$533,138

Depreciation and amortization expense related to premises and equipment was $76.0 million, $75.3 million and $48.6 million for 2020, 2019 and 2018, respectively.

Note 10. Goodwill and Other Intangible Assets

Goodwill was as follows:

	At December 31,
(In thousands)	2020	2019
Goodwill related to consumer banking segment	$771,555	$764,389
Goodwill related to commercial banking segment	541,491	535,489

Goodwill, net	$1,313,046	$1,299,878

The Corporation recorded goodwill in the amount of $1.2 billion related to the TCF/Chemical Merger completed on August 1, 2019. Goodwill was allocated to the appropriate reporting unit based on the relative fair value of assets acquired and deposits held by the reporting unit. This methodology allocates goodwill in proportion to the assets held by each reporting unit as well as incorporating the value of the funding source provided by the in place deposits. The reporting units aggregate between the Consumer Banking and Commercial Banking segments. See “Note 3. Business Combinations” for further information. During each quarter of 2020 we evaluated whether it was more-likely-than-not that the fair value of any reporting unit was less than its carrying amount. During the fourth quarter we completed our annual impairment test, which did not indicate impairment for any reporting unit. There was no impairment of goodwill in 2020 and 2019.

The following table sets forth the carrying amount and accumulated amortization of intangible assets that are amortizable and arose from business combinations or other acquisitions.

(In thousands)	Core deposit intangibles	Program agreements	Non-compete agreements	Customer relationships	Total
At December 31, 2020
Gross carrying value	$141,232	$14,700	$9,000	$21,949	$186,881
Accumulated amortization	(29,971)	(1,818)	(7,330)	(1,385)	(40,504)

Net carrying amount	$111,261	$12,882	$1,670	$20,564	$146,377
At December 31, 2019
Gross carrying value	$141,232	$14,700	$9,000	$21,949	$186,881
Accumulated amortization	(11,016)	(1,031)	(5,618)	(848)	(18,513)

Net carrying amount	$130,216	$13,669	$3,382	$21,101	$168,368

There was no impairment of other intangible assets in 2020 and 2019.

Amortization expense for intangible assets was $22.0 million, $11.7 million and $3.4 million for 2020, 2019 and 2018, respectively.

The estimated future amortization expense on intangible assets for the next five years is as follows:

(In thousands)	Total
2021	$20,136
2022	18,180
2023	16,868
2024	16,161
2025	15,425

On August 1, 2019, the Corporation completed the TCF/Chemical Merger. As a result, the Corporation recorded $159.5 million in intangible assets consisting of core deposits and customer relationships intangibles. See “Note 3. Business Combinations” for further information.

Note 11. Loan Servicing Rights

Information regarding LSRs was as follows:

	At December 31,
(in thousands)	2020	2019	2018
Balance, beginning of period	$56,313	$23	$25
Acquired in the TCF/Chemical Merger	—	59,567	—
New servicing assets created	17,209	4,969	7
Impairment (charge) recovery	(17,605)	(3,882)	—
Amortization	(17,614)	(4,364)	(9)

Balance, end of period	$38,303	$56,313	$23

Valuation allowance, end of period	$(21,488)	$(3,882)	$—

Loans serviced for others that have servicing rights capitalized, end of period	$6,203,199	$6,566,892	$—

Total loan servicing, late fee and other ancillary fee income, included in servicing fee income, related to loans serviced for others that have servicing rights capitalized was $16.7 million and $7.0 million for December 31, 2020 and December 31, 2019, respectively.

Note 12. Operating Lease Right-of-Use Assets and Liabilities

Operating lease right-of-use assets, included in other assets, were $106.7 million and $118.7 million at December 31, 2020 and December 31, 2019, respectively. Operating lease liabilities, included in other liabilities, were $122.8 million and $138.4 million at December 31, 2020 and December 31, 2019, respectively. In connection with the TCF/Chemical Merger, during the year ended December 31, 2019, the Corporation recorded $39.8 million and $41.6 million of operating lease right-of-use assets and operating lease liabilities, respectively.

Undiscounted future minimum operating lease payments and a reconciliation to the amount recorded as operating lease liabilities at December 31, 2020 were as follows:

(In thousands)
2021	$27,808
2022	22,725
2023	19,273
2024	17,879
2025	15,184
2026 and thereafter	31,555

Total undiscounted future minimum operating lease payments	134,424
Discount	(11,576)

Total operating lease liabilities	$122,848

As of December 31, 2020, the Corporation had approximately $231.6 million in additional leases for real property that have not yet commenced and are excluded from the operating lease liability table above. All of this amount was related to a lease agreement for the Corporation’s new headquarters building in Detroit, Michigan signed on May 31, 2019 by Legacy Chemical, with an organization 50% owned by indirect related parties. The new headquarter lease has a term of 22.5 years commencing January 1, 2022 with renewal options.

The weighted-average discount rate and remaining lease term for operating leases was as follows:

	At December 31,
	2020	2019
Weighted-average discount rate	2.48%	2.67%
Weighted-average remaining lease term	7.6 years	6.8 years

The components of total lease cost for operating leases, included in occupancy and equipment noninterest expense, were as follows:

	Year Ended December 31,
(In thousands)	2020	2019
Lease expense	$27,035	$39,724
Short-term and variable lease cost	709	732
Sublease income	(1,491)	(1,716)

Total lease cost for operating leases	$26,253	$38,740

Supplemental cash flow information related to operating leases was as follows:

	Year Ended December 31,
(In thousands)	2020	2019
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$20,746	$131,305
Cash paid for amounts included in the measurement of lease liabilities—operating	34,725	33,231

Note 13. Investments in Qualified Affordable Housing Projects and Historic Projects

The Corporation invests in qualified affordable housing projects and historic projects for the purposes of community reinvestment and to obtain tax credits. Return on the Corporation’s investment in these projects comes in the form of pass-through tax credits and tax losses. The carrying value of the investments is included in other assets. The Corporation primarily utilizes the proportional amortization method to account for investments in qualified affordable housing projects and the equity method to account for investments in other tax credit projects.

Under the proportional amortization method, the Corporation amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits. The Corporation recognized amortization expense of investments in qualified affordable housing projects of $21.2 million, $13.3 million and $9.9 million for the years ended December 31, 2020, 2019 and 2018, respectively. Amortization expense was more than offset by tax credits and other tax benefits of $26.3 million, $16.6 million and $11.6 million for the years ended December 31, 2020, 2019 and 2018, respectively. The Corporation’s remaining investment in qualified affordable housing projects accounted for under the proportional amortization method totaled $214.3 million at December 31, 2020 and $195.8 million at December 31, 2019.

Under the equity method, the Corporation’s share of the earnings or losses is included in other noninterest expense. The Corporation’s remaining investment in historic projects and Ohio historic preservation tax credits totaled $48.6 million at December 31, 2020 and $43.6 million at December 31, 2019. During the year ended December 31, 2020, $5.2 million of income tax benefit was recognized due to the federal historic tax credits, which was partially offset by amortization expense, inclusive of impairment, of $4.4 million. During the year ended December 31, 2019, $4.6 million of income tax benefit was recognized due to the federal historic tax credits, which was partially offset by amortization expense, inclusive of impairment, of $4.0 million. During the year ended December 31, 2020, the benefit provided by the Ohio historic preservation tax credits, inclusive of impairment, was $875 thousand, recognized as a reduction to other noninterest expense. There were no Ohio historic preservation tax credits outstanding during the year ended December 31, 2019.

The Corporation’s unfunded equity contributions relating to investments in qualified affordable housing projects and historic projects are included in other liabilities. The Corporation’s remaining unfunded equity contributions totaled $107.4 million at December 31, 2020 and $131.3 million at December 31, 2019.

Management analyzes these investments for potential impairment when events or changes in circumstances indicate that it is more-likely-than-not that the carrying amount of the investment will not be realized. An impairment loss is measured as the amount by which the carrying amount of an investment exceeds its fair value.

Investments in qualified affordable housing projects and historic projects are considered VIEs because TCF, as a limited partner, lacks the power to direct the activities that most significantly impact the entities’ economic performance. TCF has concluded it is not the primary beneficiary and therefore, they are not consolidated. The maximum exposure to loss on the VIE investments is limited to the carrying amount of the investments and the potential recapture of any recognized tax credits. TCF believes the likelihood of the tax credits being recaptured is remote, as a loss would only take place if the managing entity failed to meet certain government compliance requirements. Further, certain of TCF’s investments in affordable housing limited liability entities include guaranteed minimum returns which are backed by an investment grade credit-rated company, which reduces the risk of loss.

Note 14. Deposits

Deposits were as follows:

	At December 31,
	2020		2019
(Dollars in thousands)	Amount	Year-to-Date Weighted-average Rate	Amount	Year-to-Date Weighted-average Rate
Checking:
Noninterest-bearing	$11,009,911	—%	$7,948,637	—%
Interest-bearing	7,222,275	0.18	5,966,178	0.36

Total checking	18,232,186	0.07	13,914,815	0.15
Savings	9,523,073	0.31	8,521,093	0.72
Certificates of deposit	5,524,381	1.32	7,455,556	2.01
Money market	5,576,679	0.69	4,576,999	1.38

Total deposits	$38,856,319	0.44%	$34,468,463	0.88%

Excluded from total deposits are account overdrafts which have been classified as loans. At December 31, 2020 and 2019, overdrafts totaled $12.9 million and $19.0 million, respectively.

Scheduled maturities for certificates of deposits, including Certificate of Deposit Account Registry Service (“CDARS”) deposits, IRA deposits and brokered deposits at December 31, 2020 were as follows:

(In thousands)
2021	$5,012,121
2022	381,766
2023	62,257
2024	31,922
2025	26,905
Thereafter	9,410

Total	$5,524,381

The aggregate amount of certificates of deposit with balances equal to or greater than the Federal Deposit Insurance Corporation insurance limit of $250,000 was $1.4 billion and $2.2 billion at December 31, 2020 and 2019, respectively.

Note 15. Borrowings

TCF Bank is a member of the FHLB, which provides short- and long-term funding collateralized by mortgage related assets to its members.

Collateralized deposits include TCF Bank’s Repurchase Investment Sweep Agreement product collateralized by mortgage-backed securities, and funds deposited by customers that are collateralized by investment securities owned by TCF Bank, as these deposits are not covered by FDIC insurance.

Short-term borrowings (borrowings with an original maturity of less than one year) were as follows:

	At December 31,
	2020		2019
(Dollars in thousands)	Amount	Weighted-average Rate	Amount	Weighted-average Rate
FHLB advances	$400,000	0.33%	$2,450,000	1.85%
Collateralized deposits	217,363	0.11	219,145	0.64

Total short-term borrowings	$617,363	0.25%	$2,669,145	1.75%

On June 29, 2020, TCF Financial voluntarily prepaid the outstanding $80.0 million on its $150.0 million unsecured 364-day revolving credit facility with an unaffiliated bank and subsequently closed the credit facility.

Long-term borrowings were as follows:

		At December 31,
		2020	2019
(Dollars in thousands)	Stated Rate	Amount	Amount
FHLB advances due 2021 to 2025 (1)(2)	0.39% - 2.72%	$709,848	$1,822,058
Subordinated debt:
Subordinated debt obligation due 2022	6.25%	109,597	109,338
Subordinated debt obligation due 2025	4.60%	148,913	148,681
Subordinated debt obligation due 2029	4.13%	148,933	148,657
Subordinated debt obligation due 2030	5.50%	148,637	—
Subordinated debt securities due 2032-2035 (3)(4)	1.67% - 3.50%	19,090	19,021
Hedge related adjustment(5)		10,975	2,773
Total subordinated debt obligations		586,145	428,470
Discounted lease rentals due 2021 to 2025	2.03% - 6.07%	75,770	100,882
Finance lease obligation due 2038	3.73%	2,969	3,038

Total long-term borrowings		$1,374,732	$2,354,448

(1)	Includes the current portion of FHLB advances of $150.0 million and $110.0 million at December 31, 2020 and 2019, respectively.
(2)	The December 31, 2020 and 2019 balances include amounts payable of $0.7 billion and $1.8 billion, respectively, and purchase accounting premiums of $9.8 million and $12.1 million, respectively.
(3)	The December 31, 2020 and 2019 balances include amounts payable of $20.6 million for both periods and purchase accounting discounts of $1.5 million and $1.6 million, respectively.
(4)	Floating-rate based on three-month LIBOR plus 1.45%—3.25%.
(5)	Related to subordinated bank notes with a stated maturity of 2025.

FHLB advances are collateralized by residential mortgage and commercial real estate loans.

On May 6, 2020, TCF Bank issued $150.0 million of fixed-to-floating rate subordinated notes (the “2030 Notes”) at par. The fixed-to-floating rate subordinated notes, due May 6, 2030, bear an initial fixed interest rate of 5.50% per annum, payable semi-annually in arrears on May 6 and November 6, commencing on November 6, 2020. The 2030 Notes are redeemable at TCF Bank’s option beginning on May 6, 2025. Commencing May 6, 2025, the interest rate will reset quarterly to an annual interest rate equal to the then-current three-month LIBOR rate plus 509 basis points, payable quarterly in arrears on February 6, May 6, August 6 and November 6. TCF Bank incurred issuance costs of $1.5 million that are amortized as interest expense over the full term of the 2030 Notes using the effective interest method.

At December 31, 2020 and 2019, TCF Bank had pledged $12.5 billion and $10.5 billion, respectively, of loans secured by consumer and commercial real estate to provide borrowing capacity from the FHLB.

At December 31, 2020 and 2019, TCF Bank had pledged $3.2 billion and $903.1 million, respectively, of loans secured by assets to provide borrowing capacity from the Federal Reserve Bank discount window. No borrowings were sourced from this facility at December 31, 2020 and 2019.

The contractual maturities of long-term borrowings at December 31, 2020 were as follows:

(In thousands)
2021	$157,618
2022	483,452
2023	25,739
2024	14,484
2025	373,810
Thereafter	319,629

Total long-term borrowings	$1,374,732

Note 16. Accumulated Other Comprehensive Income (Loss)

The components of other comprehensive income (loss), reclassifications from accumulated other comprehensive income (loss) to various financial statement line items and the related tax effects were as follows:

(In thousands)	Before Tax	Tax Effect	Net of Tax
Year Ended December 31, 2020:
Net unrealized gains (losses) on available-for-sale investment securities and interest-only strips:
Net unrealized gains (losses) arising during the period	$164,863	$(39,674)	$125,189
Reclassification of net (gains) losses from accumulated other comprehensive income (loss) to:
Total interest income	3,827	(885)	2,942
Net gains (losses) on investment securities	(2,309)	549	(1,760)
Other noninterest expense	29	(10)	19

Amounts reclassified from accumulated other comprehensive income (loss)	1,547	(346)	1,201

Net unrealized gains (losses) on available-for-sale investment securities and interest-only strips	166,410	(40,020)	126,390

Recognized postretirement prior service cost:
Net unrealized gains (losses) arising during the period	449	(107)	342
Reclassification of amortization of prior service cost to other noninterest expense	(46)	11	(35)

Net unrealized gains (losses) on recognized postretirement prior service cost	403	(96)	307

Net unrealized gains (losses) on net investment hedges	(5,452)	1,257	(4,195)

Foreign currency translation adjustment(1)	5,894	—	5,894

Total other comprehensive income (loss)	$167,255	$(38,859)	$128,396

Year Ended December 31, 2019:
Net unrealized gains (losses) on available-for-sale investment securities and interest-only strips:
Net unrealized gains (losses) arising during the period	$109,403	$(25,707)	$83,696
Reclassification of net (gains) losses from accumulated other comprehensive income (loss) to:
Total interest income	2,644	(716)	1,928
Net gains (losses) on investment securities	(1,517)	369	(1,148)
Other noninterest expense	(485)	129	(356)

Amounts reclassified from accumulated other comprehensive income (loss)	642	(218)	424

Net unrealized gains (losses) on available-for-sale investment securities and interest-only strips	110,045	(25,925)	84,120

Recognized postretirement prior service cost:
Reclassification of amortization of prior service cost to other noninterest expense	(46)	13	(33)

Net unrealized gains (losses) on net investment hedges	(7,001)	1,815	(5,186)

Foreign currency translation adjustment(1)	8,514	—	8,514

Total other comprehensive income (loss)	$111,512	$(24,097)	$87,415

Year Ended December 31, 2018:
Net unrealized gains (losses) on available-for-sale investment securities and interest-only strips:
Unrealized gains (losses) arising during the period	$(16,373)	$4,002	$(12,371)
Reclassification of net (gains) losses from accumulated other comprehensive income (loss) to:
Total interest income	1,066	(335)	731
Gains (losses) on debt securities, net	(127)	31	(96)
Other noninterest expense	90	(23)	67

Amounts reclassified from accumulated other comprehensive income (loss)	1,029	(327)	702

Net unrealized gains (losses) on available-for-sale investment securities and interest-only strips	(15,344)	3,675	(11,669)

Recognized postretirement prior service cost:
Reclassification of amortization of prior service cost to other noninterest expense	(46)	12	(34)

Net unrealized gains (losses) on net investment hedges	13,762	(3,312)	10,450

Foreign currency translation adjustment(1)	(13,368)	—	(13,368)

Total other comprehensive income (loss)	$(14,996)	$375	$(14,621)

(1)	Foreign investments are deemed to be permanent in nature and, therefore, TCF does not provide for taxes on foreign currency translation adjustments.

Reclassifications of net (gains) losses from accumulated other comprehensive income (loss) for available-for-sale investment securities and interest-only strips were recorded in the Consolidated Statements of Income in interest income for those investment securities that were previously transferred to held-to-maturity, in net gains on investment securities for sales of available-for-sale investment securities and in other noninterest expense for interest-only strips. During 2014, the Corporation transferred $191.7 million of available-for-sale mortgage-backed investment securities to held-to-maturity. At December 31, 2020 and 2019, the unrealized holding loss on the transferred investment securities retained in accumulated other comprehensive income (loss) totaled $4.5 million and $8.4 million, respectively. These amounts are amortized over the remaining lives of the transferred investment securities. The tax effects of the reclassifications included in the table above were recorded in income tax expense (benefit) in the Consolidated Statements of Income.

The components of accumulated other comprehensive income (loss) were as follows:

(In thousands)	Net Unrealized Gains (Losses) on Available-for- Sale Investment Securities and Interest-only Strips	Net Unrealized Gains (Losses) on Net Investment Hedges	Foreign Currency Translation Adjustment	Recognized Postretirement Prior Service Cost	Total
At or For the Year Ended December 31, 2020:
Balance, beginning of period	$56,098	$9,800	$(11,697)	$76	$54,277
Other comprehensive income (loss)	125,189	(4,195)	5,894	342	127,230
Amounts reclassified from accumulated other comprehensive income (loss)	1,201	—	—	(35)	1,166

Net other comprehensive income (loss)	126,390	(4,195)	5,894	307	128,396

Balance, end of period	$182,488	$5,605	$(5,803)	$383	$182,673

At or For the Year Ended December 31, 2019:
Balance, beginning of period	$(28,022)	$14,986	$(20,211)	$109	$(33,138)
Other comprehensive income (loss)	83,696	(5,186)	8,514	—	87,024
Amounts reclassified from accumulated other comprehensive income (loss)	424	—	—	(33)	391

Net other comprehensive income (loss)	84,120	(5,186)	8,514	(33)	87,415

Balance, end of period	$56,098	$9,800	$(11,697)	$76	$54,277

At or For the Year Ended December 31, 2018:
Balance, beginning of period	$(16,353)	$4,536	$(6,843)	$143	$(18,517)
Other comprehensive income (loss)	(12,371)	10,450	(13,368)	—	(15,289)
Amounts reclassified from accumulated other comprehensive income (loss)	702	—	—	(34)	668

Net other comprehensive income (loss)	(11,669)	10,450	(13,368)	(34)	(14,621)

Balance, end of period	$(28,022)	$14,986	$(20,211)	$109	$(33,138)

Note 17. Equity

Preferred Stock Preferred stock was as follows:

	At December 31,
(In thousands)	2020	2019
Series C non-cumulative perpetual preferred stock	$169,302	$169,302

Series C Non-Cumulative Perpetual Preferred Stock, 5.70% with a par value $0.01 per share, has a liquidation preference of $25,000 per share (equivalent to $25 per depositary share) and each depository share represents 1/1000th of a share of TCF Preferred Stock. The Corporation had 7,000 shares of TCF Preferred Stock outstanding and 7,000,000 related depositary shares outstanding. Dividends are payable on the Series C Preferred Stock if, as and when declared by TCF’s Board of Directors on a non-cumulative basis on March 1, June 1, September 1 and December 1 of each year. The Series C Preferred Stock may be redeemed at the Corporation’s option in whole or in part on December 1, 2022 or on any dividend payment date thereafter.

Restricted Retained Earnings Retained earnings at TCF Bank at December 31, 2020 included approximately $170.2 million for which no provision for federal income taxes has been made. This amount represents earnings legally appropriated to thrift bad debt reserves and deducted for federal income tax purposes in prior years and is generally not available for payment of cash dividends or other distributions to shareholders. Future payments or distributions of these appropriated earnings could create a tax liability for the Corporation based on the amount of the distributions and the tax rates in effect at that time.

Other Other equity consist of shares held in trust for deferred compensation plans was as follows:

	At December 31,
(In thousands)	2020	2019
Shares held in trust for deferred compensation plans, at cost	26,731	28,037

The cost of TCF common stock held in trust for the deferred compensation plans, including the Directors Deferred Compensation Plans, TCF Financial 2015 Omnibus Incentive Plan and the TCF 401K Supplemental Plan, is reported in a manner similar to treasury stock (that is, changes in fair value are not recognized) with a corresponding deferred compensation obligation reflected in additional paid-in capital. Upon resignation, death, disability or termination of a deferred compensation plan participant or based on other contractual requirements, the shares held in trust are distributed to the respective plan’s participant or beneficiary, as applicable. See “Note 22. Share-based Compensation” and “Note 23. Retirement Plans” for further information on deferred compensation plans.

The Corporation repurchased $33.1 million and $27.5 million of its common stock in the years ended December 31, 2020 and 2019, respectively, pursuant to its share repurchase program in effect as of October 24, 2019. Repurchases of common stock prior to the TCF/Chemical Merger date were recorded as treasury stock. In connection with the TCF/Chemical Merger, all previously outstanding Legacy TCF treasury stock was eliminated. Subsequent to the TCF/Chemical Merger, repurchases of common stock are retired. The Corporation repurchased $58.8 million and $212.9 million of its common stock for 2019 and 2018, respectively, pursuant to the Legacy TCF share repurchase program. At December 31, 2020, the Corporation had the authority to repurchase an additional $89.4 million in aggregate value of shares pursuant to its share repurchase program. The Corporation had no treasury stock in 2020. The Corporation reissued 347,329 shares of treasury stock at a cost of $12.9 million in 2019, compared to 8,130 shares of treasury stock at a cost of $378 thousand in 2018.

Non-controlling Interest in Subsidiaries TCF has a joint venture with The Toro Company (“Toro”) called Red Iron Acceptance, LLC (“Red Iron”). Red Iron provides U.S. distributors and dealers and select Canadian distributors of the Toro® and Exmark® branded products with sources of financing. TCF and Toro maintain a 55% and 45% ownership interest, respectively, in Red Iron. As TCF has a controlling financial interest in Red Iron, its financial results are consolidated in TCF’s financial statements. Toro’s interest is reported as a non-controlling interest within equity.

Note 18. Regulatory Capital Requirements

TCF and TCF Bank are subject to minimum capital requirements administered by the federal banking regulators. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the federal banking regulators that could have a material adverse effect on TCF. In general, TCF Bank may not declare or pay a dividend to TCF Financial in excess of 100% of its net retained earnings for the current year combined with its net retained earnings for the preceding two calendar years, which was $132.1 million at December 31, 2020, without prior approval of the Office of the Comptroller of the Currency (the “OCC”). The OCC also has the authority to prohibit the payment of dividends by a national bank when it determines such payments would constitute an unsafe and unsound banking practice. TCF Bank’s ability to make capital distributions in the future may require regulatory approval and may be restricted by its federal banking regulators. TCF Bank’s ability to make any such distributions will also depend on its earnings and ability to meet minimum regulatory capital requirements in effect during future periods. In the future, these capital adequacy standards may be higher than existing minimum regulatory capital requirements.

The Basel III capital standards allowed institutions not subject to the advanced approaches requirements to opt out of including components of accumulated other comprehensive income (loss) in common equity Tier 1 capital. TCF and TCF Bank made the one-time permanent election to not include accumulated other comprehensive income (loss) in regulatory capital.

Effective January 1, 2020, the Corporation adopted CECL. In response to the COVID-19 pandemic, the regulatory agencies published a final rule that provides the option to delay the cumulative effect of the day 1 impact of CECL adoption on regulatory capital, along with 25% of the change in the adjusted allowance for credit losses (as computed for regulatory capital purposes which excludes PCD loans), for two years, followed by a three-year phase-in period. Management elected the 5-year transition period consistent with the final rule issued by the regulatory agencies resulting in a $211.2 million, or a cumulative 59 basis point, regulatory capital benefit as of December 31, 2020. The CECL transitional amount of $211.2 million includes $159.2 million related to the cumulative effect of adopting CECL and $52.0 million related to the estimated incremental effect of CECL since adoption.

Regulatory capital information for TCF and TCF Bank was as follows:

	TCF		TCF Bank
	At December 31,		At December 31,
(Dollars in thousands)	2020	2019	2020	2019	Well-capitalized Standard	Minimum Capital Requirement(1)
Regulatory Capital:
Common equity Tier 1 capital	$4,103,007	$4,050,826	$4,093,974	$4,039,191
Tier 1 capital	4,290,793	4,236,648	4,112,458	4,059,417
Total capital	5,026,611	4,681,630	4,831,026	4,524,051
Regulatory Capital Ratios:
Common equity Tier 1 capital ratio	11.45%	10.99%	11.45%	10.97%	6.50%	4.50%
Tier 1 risk-based capital ratio	11.98	11.49	11.50	11.03	8.00	6.00
Total risk-based capital ratio	14.03	12.70	13.51	12.29	10.00	8.00
Tier 1 leverage ratio	9.34	9.49	8.97	9.10	5.00	4.00

(1)	Excludes capital conservation buffer of 2.5% at both December 31, 2020 and December 31, 2019.

Note 19. Derivative Instruments

Derivative instruments, recognized at fair value within other assets or accrued expenses and other liabilities on the Consolidated Statements of Financial Condition, were as follows:

	At December 31, 2020
		Fair Value
(In thousands)	Notional Amount (1)	Derivative Assets	Derivative Liabilities
Derivatives designated as hedging instruments:
Interest rate contract	$150,000	$59	$—
Forward foreign exchange contracts	207,515	—	1,521

Total derivatives designated as hedging instruments		59	1,521

Derivatives not designated as hedging instruments:
Interest rate contracts	6,140,464	248,208	14,681
Risk participation agreements	470,670	62	125
Forward foreign exchange contracts	90,647	11	865
Interest rate lock commitments	447,278	14,565	4
Forward loan sales commitments	535,244	37	3,411
Power Equity CDs	16,752	459	459
Swap agreement	12,652	—	66

Total derivatives not designated as hedging instruments		263,342	19,611

Total derivatives before netting		263,401	21,132
Netting(2)		(52)	(1,876)

Total derivatives, net		$263,349	$19,256

(1)

Notional or contract amounts, which represent the extent of involvement in the derivatives market, are used to determine the contractual cash flows required in accordance with the terms of the agreement. These amounts are typically not exchanged, significantly exceed amounts subject to credit or market risk and are not reflected in the Consolidated Statements of Financial Condition.

(2)	Includes netting of derivative asset and liability balances and related cash collateral, where counterparty netting agreements are in place.

	At December 31, 2019
		Fair Value
(In thousands)	Notional Amount (1)	Derivative Assets	Derivative Liabilities
Derivatives designated as hedging instruments:
Interest rate contract	$150,000	$—	$168
Forward foreign exchange contracts	177,593	—	3,251

Total derivatives designated as hedging instruments		—	3,419

Derivatives not designated as hedging instruments:
Interest rate contracts	5,095,969	102,893	5,872
Risk participation agreements	316,353	202	354
Forward foreign exchange contracts	262,656	—	3,268
Interest rate lock commitments	158,111	2,772	20
Forward loan sales commitments	174,013	41	289
Power Equity CDs	29,009	734	734
Swap agreement	12,652	—	356

Total derivatives not designated as hedging instruments		106,642	10,893

Total derivatives before netting		106,642	14,312
Netting(2)		(540)	(5,109)

Total derivatives, net		$106,102	$9,203

(1)

Notional or contract amounts, which represent the extent of involvement in the derivatives market, are used to determine the contractual cash flows required in accordance with the terms of the agreement. These amounts are typically not exchanged, significantly exceed amounts subject to credit or market risk and are not reflected in the Consolidated Statements of Financial Condition.

(2)	Includes netting of derivative asset and liability balances and related cash collateral, where counterparty netting agreements are in place.

Derivative instruments may be subject to master netting arrangements and collateral arrangements and qualify for offset in the Consolidated Statements of Financial Condition. A master netting arrangement with a counterparty creates a right of offset for amounts due to and from that same counterparty that is enforceable in the event of a default or bankruptcy. Derivative instruments subject to master netting arrangements and collateral arrangements are recognized on a net basis in the Consolidated Statements of Financial Condition. The gross amounts recognized, gross amounts offset and net amount presented of derivative instruments were as follows:

	At December 31, 2020
(In thousands)	Gross Amounts Recognized	Gross Amounts Offset(1)	Net Amount Presented
Derivative assets
Interest rate contracts	$248,267	$—	$248,267
Risk participation agreements	62	—	62
Forward foreign exchange contracts	11	(11)	—
Interest rate lock commitments	14,565	(4)	14,561
Forward loan sales commitments	37	(37)	—
Power Equity CDs	459	—	459

Total derivative assets	$263,401	$(52)	$263,349

Derivative liabilities
Interest rate contracts	$14,681	$—	$14,681
Risk participation agreements	125	—	125
Forward foreign exchange contracts	2,386	(1,769)	617
Interest rate lock commitments	4	(4)	—
Forward loan sales commitments	3,411	(37)	3,374
Power Equity CDs	459	—	459
Swap agreement	66	(66)	—

Total derivative liabilities	$21,132	$(1,876)	$19,256

	At December 31, 2019
(In thousands)	Gross Amounts Recognized	Gross Amounts Offset(1)	Net Amount Presented
Derivative assets
Interest rate contracts	$102,893	$(492)	$102,401
Risk participation agreements	202	—	202
Interest rate lock commitments	2,772	(7)	2,765
Forward loan sales commitments	41	(41)	—
Power Equity CDs	734	—	734

Total derivative assets	$106,642	$(540)	$106,102

Derivative liabilities
Interest rate contracts	$6,040	$(491)	$5,549
Risk participation agreements	354	—	354
Forward foreign exchange contracts	6,519	(4,214)	2,305
Interest rate lock commitments	20	(7)	13
Forward loan sales commitments	289	(41)	248
Power Equity CDs	734	—	734
Swap agreement	356	(356)	—

Total derivative liabilities	$14,312	$(5,109)	$9,203

(1)	Includes the amounts with counterparties subject to enforceable master netting arrangements that have been offset in the Consolidated Statements of Financial Condition.

Derivatives Designated as Hedging Instruments

Interest rate contract The carrying amount of the hedged subordinated debt, including the cumulative basis adjustment related to the application of fair value hedge accounting, is recorded in long-term borrowings on the Consolidated Statements of Financial Condition and was as follows:

	Carrying Amount of the Hedged Liability		Cumulative Amount of Fair Value Hedging Adjustments Included in the Carrying Amount of the Hedged Liability
	At December 31,		At December 31,
(In thousands)	2020	2019	2020	2019
Subordinated bank note—2025	$159,888	$151,454	$10,975	$2,773

The following table summarizes the effect of fair value hedge accounting on the Consolidated Statements of Income for the years ended December 31, 2020, 2019 and 2018.

	Year Ended December 31,
(In thousands)	2020	2019	2018
Statement of income line where the gain (loss) on the fair value hedge was recorded:
Interest expense on borrowings	$60,275	$72,072	$43,144
Gain (loss) on interest rate contract (fair value hedge)
Hedged item	(8,203)	(6,937)	2,163
Derivative designated as a hedging instrument	8,274	6,986	(2,275)

Net income (expense) recognized on fair value hedge in interest expense on borrowings	$71	$49	$(112)

Forward Foreign Exchange Contracts The effect of net investment hedges on accumulated other comprehensive income was as follows:

	Year Ended December 31,
(In thousands)	2020	2019	2018
Forward foreign exchange contracts	$(5,452)	$(7,001)	$13,762

Derivatives Not Designated as Hedging Instruments Certain other interest rate contracts, forward foreign exchange contracts, interest rate lock commitments and other contracts have not been designated as hedging instruments. The effect of these derivatives on the Consolidated Statements of Income was as follows:

		Year Ended December 31,
(In thousands)	Location of Gain (Loss)	2020	2019	2018
Interest rate contracts(1)	Other noninterest income	$5,682	$(18,240)	$(440)
Risk participation agreements	Other noninterest expense	(387)	123	31
Forward foreign exchange contracts	Other noninterest expense	2,520	(10,209)	23,707
Interest rate lock commitments	Net gains on sales of loans and leases	12,582	(573)	806
Forward loan sales commitments	Net gains on sales of loans and leases	(3,126)	(172)	—
Swap agreement	Other noninterest income	(1)	(69)	(274)

Net gain (loss) recognized		$17,270	$(29,140)	$23,830

(1)	Included in the year ended December 31, 2019 is a loss of $17.3 million related to the termination of $1.1 billion of interest rate swaps.

The Corporation executes all of its forward foreign exchange contracts in the over-the-counter market with large financial institutions pursuant to International Swaps and Derivatives Association, Inc. agreements. These agreements include credit risk-related features that enhance the creditworthiness of these instruments, as compared with other obligations of the respective counterparty with whom the Corporation has transacted, by requiring that additional collateral be posted under certain circumstances. The amount of collateral required depends on the contract and is determined daily based on market and currency exchange rate conditions.

At December 31, 2020 and 2019, credit risk-related contingent features existed on forward foreign exchange contracts with a notional value of $35.0 million and $23.1 million, respectively. In the event the Corporation is rated less than BB- by Standard and Poor’s, the contracts could be terminated or the Corporation may be required to provide approximately $699 thousand and $462 thousand in additional collateral at December 31, 2020 and 2019 respectively. There were no forward foreign exchange contracts containing credit risk-related features in a liability position at both December 31, 2020 and December 31, 2019.

At December 31, 2020, the Corporation had posted $43.6 million and $2.4 million of cash collateral related to its interest rate contracts and forward foreign exchange contracts, respectively.

Note 20. Fair Value Measurements

The Corporation uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Fair values are based on the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Investment securities available-for-sale, certain loans held-for-sale, interest-only strips, derivative instruments, forward loan sales commitments and assets and liabilities held in trust for deferred compensation plans are recorded at fair value on a recurring basis. From time to time we may be required to record at fair value other assets on a non-recurring basis, such as certain investment securities held-to-maturity, loans and leases, goodwill, loan servicing rights, other intangible assets, other real estate owned, repossessed and returned assets or the securitization receivable. These non-recurring fair value adjustments typically involve application of lower of cost or fair value accounting or write-downs of individual assets.

The Corporation groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the degree and reliability of estimates and assumptions used to determine fair value. The levels are as follows:

Level 1	Valuations that are based on prices obtained from independent pricing sources for the same instruments traded in active markets.

Level 2	Valuations that are based on prices obtained from independent pricing sources that are based on observable transactions of similar instruments, but not quoted markets.

Level 3

Valuations generated from Corporation model-based techniques that use at least one significant unobservable input. Such unobservable inputs reflect estimates of assumptions that market participants would use in pricing the asset or liability.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Investment Securities Available-for-Sale: The fair value of investment securities available-for-sale, categorized as Level 2, is recorded using prices obtained from independent asset pricing services that are based on observable transactions, but not quoted markets. Management reviews the prices obtained from independent asset pricing services for unusual fluctuations and comparisons to current market trading activity.

Loans Held-for-Sale: The Corporation has elected the fair value option for certain residential mortgage loans held-for-sale. Accordingly, the fair values of these loans held-for-sale are based on valuation models that use the market price for similar loans sold in the secondary market. As these prices are derived from market observable inputs, the Corporation categorized as Level 2.

Interest-only Strips: The fair value of interest-only strips, categorized as Level 3, represents the present value of future cash flows expected to be received by the Corporation on certain assets. The Corporation uses available market data, along with its own empirical data and discounted cash flow models, to arrive at the fair value of its interest-only strips. The present value of the estimated expected future cash flows to be received is determined by using discount, loss and prepayment rates that the Corporation believes are commensurate with the risks associated with the cash flows and what a market participant would use. These assumptions are inherently subject to volatility and uncertainty and, as a result, the fair value of the interest-only strips may fluctuate significantly from period to period. Unobservable inputs used to value the interest-only strips include a discount rate of 14% (weighted average) and prepayment rates of 4% (weighted average).

Derivative Instruments:

Interest Rate Contracts: The Corporation executes interest rate contracts as described in “Note 19. Derivative Instruments”. The fair value of these interest rate contracts, categorized as Level 2, is determined using a cash flow model which may consider the forward curve, the discount curve, option volatilities and credit valuation adjustments related to counterparty and/or borrower nonperformance risk.

Risk Participation Agreements: The fair value of risk participation agreements, categorized as Level 2, is determined using a cash flow model which may consider the forward curve, the discount curve, option volatilities and credit valuation adjustments related to counterparty and/or borrower nonperformance risk.

Forward Foreign Exchange Contracts: The Corporation’s forward foreign exchange contracts are recorded at fair value using a cash flow model that includes key inputs such as foreign exchange rates and an assessment of the risk of counterparty non-performance. The risk of counterparty non-performance is based on external assessments of credit risk. The fair value of these contracts, categorized as Level 2, is based on observable transactions, but not quoted markets.

Interest Rate Lock Commitments: The Corporation’s interest rate lock commitments are derivative instruments that are recorded at fair value based on valuation models that use the market price for similar loans sold in the secondary market. The interest rate lock commitments are adjusted for expectations of exercise and funding. As the prices are derived from market observable inputs, the Corporation categorized as Level 2.

Power Equity CDs: Power Equity CDs are categorized as Level 2, and determined using quoted prices of underlying stocks, along with other terms and features of the derivative instruments.

Swap Agreement: The Corporation’s swap agreement, categorized as Level 3, is related to the sale of Legacy TCF’s Visa Class B stock. The fair value of the swap agreement is based on the Corporation’s estimated exposure related to the Visa covered litigation through a probability analysis of the funding and estimated settlement amounts.

Forward Loan Sales Commitments: The Corporation enters into forward loan sales commitments to sell certain mortgage loans which are recorded at fair value based on valuation models. The Corporation’s expectation of the amount of its interest rate lock commitments that will ultimately close is a factor in determining the position. The valuation models utilize the fair value of related mortgage loans determined using observable market data and therefore categorized as Level 2.

Assets and Liabilities Held in Trust for Deferred Compensation Plans: Assets held in trust for deferred compensation plans include investments in publicly traded securities, excluding TCF Financial common stock reported in other equity and U.S. Treasury notes. The fair value of these assets, categorized as Level 1, is based on prices obtained from independent asset pricing services based on active markets. The fair value of the liabilities equals the fair value of the assets.

The balances of assets and liabilities measured at fair value on a recurring basis were as follows:

	December 31, 2020
(In thousands)	Level 1	Level 2	Level 3	Total
Assets
Investment securities available-for-sale	$—	$8,284,219	$504	$8,284,723
Loans held-for-sale	—	221,784	—	221,784
Interest-only strips	—	—	7,823	7,823
Derivative assets:(1)
Interest rate contracts	—	248,267	—	248,267
Risk participation agreements	—	62	—	62
Forward foreign exchange contracts	—	11	—	11
Interest rate lock commitments	—	14,565	—	14,565
Forward loan sales commitments	—	37	—	37
Power Equity CDs	—	459	—	459

Total derivative assets	—	263,401	—	263,401
Assets held in trust for deferred compensation plans	48,659	—	—	48,659

Total assets at fair value	$48,659	$8,769,404	$8,327	$8,826,390

Liabilities
Derivative liabilities:(1)
Interest rate contracts	$—	$14,681	$—	$14,681
Risk participation agreements	—	125	—	125
Forward foreign exchange contracts	—	2,386	—	2,386
Interest rate lock commitments	—	4	—	4
Forward loan sales commitments	—	3,411	—	3,411
Power Equity CDs	—	459	—	459
Swap agreement	—	—	66	66

Total derivative liabilities	—	21,066	66	21,132
Liabilities held in trust for deferred compensation plans	48,659	—	—	48,659

Total liabilities at fair value	$48,659	$21,066	$66	$69,791

(1)

As permitted under GAAP, the Corporation has elected to net derivative assets and derivative liabilities when a legally enforceable master netting agreement exists as well as the related cash collateral received and paid. For purposes of this table, the derivative assets and derivative liabilities are presented gross of this netting adjustment.

	December 31, 2019
(In thousands)	Level 1	Level 2	Level 3	Total
Assets
Investment securities available-for-sale	$—	$6,719,568	$433	$6,720,001
Loans held-for-sale	—	91,202	—	91,202
Interest-only strips	—	—	12,813	12,813
Derivative assets:(1)
Interest rate contracts	—	102,893	—	102,893
Risk participation agreements	—	202	—	202
Interest rate lock commitments	—	2,772	—	2,772
Forward loan sales commitments	—	41	—	41
Power Equity CDs	—	734	—	734

Total derivative assets	—	106,642	—	106,642
Forward loan sales commitments, non-derivative	—	46	—	46
Assets held in trust for deferred compensation plans	43,743	—	—	43,743

Total assets at fair value	$43,743	$6,917,458	$13,246	$6,974,447

Liabilities
Derivative liabilities:(1)
Interest rate contracts	$—	$6,040	$—	$6,040
Risk participation agreements	—	354	—	354
Forward foreign exchange contracts	—	6,519	—	6,519
Interest rate lock commitments	—	20	—	20
Forward loan sales commitments	—	289	—	289
Power Equity CDs	—	734	—	734
Swap agreement	—	—	356	356

Total derivative liabilities	—	13,956	356	14,312
Liabilities held in trust for deferred compensation plans	43,743	—	—	43,743

Total liabilities at fair value	$43,743	$13,956	$356	$58,055

(1)

As permitted under GAAP, the Corporation has elected to net derivative assets and derivative liabilities when a legally enforceable master netting agreement exists as well as the related cash collateral received and paid. For purposes of this table, the derivative assets and derivative liabilities are presented gross of this netting adjustment.

Management assesses the appropriate classification of financial assets and liabilities within the fair value hierarchy by monitoring the level of available observable market information. Changes in markets or economic conditions, as well as changes to the valuation models, may require the transfer of financial instruments from one fair value level to another. Such transfers, if any, are recorded at the fair values as of the beginning of the quarter in which the transfers occurred.

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis were as follows:

(In thousands)	Investment securities available- for-sale	Loans held-for-sale	Interest- only strips	Interest rate lock commitments	Swap agreement	Forward loan sales commitments
Asset (liability) balance, December 31, 2017	$6	$3,356	$21,386	$223	$(615)	$63
Total net gains (losses) included in:
Net income	—	454	2,616	401	(274)	(89)
Other comprehensive income (loss)	—	—	1,195	—	—	—
Sales	—	(332,288)	—	—	—	—
Originations	—	346,560	4,797	—	—	—
Principal paydowns / settlements	(2)	(12)	(13,159)	—	306	—

Asset (liability) balance, December 31, 2018	$4	$18,070	$16,835	$624	$(583)	$(26)

Unrealized gains (losses) included in other comprehensive income for assets held at the end of the period	—	—	1,195	—	—	—

Asset (liability) balance, beginning of period	$4	$18,070	$16,835	$624	$(583)	$(26)
Total net gains (losses) included in:
Net income	1	534	2,568	778	(68)	(119)
Other comprehensive income (loss)	(21)	—	(262)	—	—	—
Acquired	450	—	—	—	—	—
Sales	—	(164,693)	—	—	—	—
Originations	—	175,304	2,789	—	—	—
Principal paydowns / settlements	(1)	(4)	(9,117)	—	295	—
Transfers out of Level 3 (1)	—	(29,211)	—	(1,402)	—	145

Asset (liability) balance, December 31, 2019	$433	$—	$12,813	$—	$(356)	$—

Unrealized gains (losses) included in other comprehensive income for assets held at the end of the period	$(21)	$—	$(262)	$—	$—	$—

Asset (liability) balance, beginning of period	$433	$—	$12,813	$—	$(356)	$—
Total net gains (losses) included in:
Net income	3	—	1,009	—	(1)	—
Other comprehensive income (loss)	68	—	(242)	—	—	—
Acquired	—	—	—	—	—	—
Sales	—	—	—	—	—	—
Originations	—	—	—	—	—	—
Principal paydowns / settlements	—	—	(5,757)	—	291	—
Transfers out of Level 3 (1)	—	—	—	—	—	—

Asset (liability) balance, December 31, 2020	$504	$—	$7,823	$—	$(66)	$—

Unrealized gains (losses) included in other comprehensive income for assets held at the end of the period	$68	$—	$(242)	$—	$—	$—

(1)	Certain assets (liabilities) previously classified as Level 3 were transferred to Level 2 because current period prices are derived from Level 2 observable market data.

Assets and Liabilities Recorded at Fair Value on a Non-recurring Basis

The following is a discussion of the valuation methodologies used to record assets and liabilities at fair value on a non-recurring basis.

Loans and Leases: Loans and leases for which repayment is expected to be provided solely by the value of the underlying collateral, categorized as Level 3 and recorded at fair value on a non-recurring basis, are valued based on the fair value of that collateral less estimated selling costs. The fair value of the collateral is determined based on internal estimates and/or assessments provided by third-party appraisers and the valuation relies on a discount rate of 10.0%.

Loan servicing rights: The fair value of loan servicing rights, categorized as Level 3, is based on a third party valuation model utilizing a discounted cash flow analysis using interest rates and prepayment speed assumptions currently quoted for comparable instruments and a discount rate determined by management. The valuation relies on discount rates ranging from 10% to 15% and prepayment speeds ranging from 8% to 40%. Loan servicing rights are recorded at the lower of cost or fair value.

Other Real Estate Owned: The fair value of other real estate owned, categorized as Level 3, is based on independent appraisals, real estate brokers’ price opinions or automated valuation methods, less estimated selling costs. Certain properties require assumptions that are not observable in an active market in the determination of fair value and include discount rates of 10.0%. Assets acquired through foreclosure are initially recorded at the lower of the loan or lease carrying amount or fair value less estimated selling costs at the time of transfer to other real estate owned.

Repossessed and Returned Assets: The fair value of repossessed and returned assets, categorized as Level 2 or Level 3 depending on the underlying asset type, is based on available pricing guides, auction results or price opinions, less estimated selling costs. Assets acquired through repossession or returned to TCF are initially recorded at the lower of carrying amount or fair value less estimated selling costs at the time of transfer to repossessed and returned assets.

The balances of assets measured at fair value on a non-recurring basis were as follows. There were no liabilities measured at fair value on a non-recurring basis at December 31, 2020 and December 31, 2019.

(In thousands)	Level 1	Level 2	Level 3	Total
At December 31, 2020
Loans and leases	$—	$—	$592,133	$592,133
Loan servicing rights	—	—	38,303	38,303
Other real estate owned	—	—	14,575	14,575
Repossessed and returned assets	—	7,332	—	7,332

Total non-recurring fair value measurements	$—	$7,332	$645,011	$652,343

At December 31, 2019
Loans and leases	$—	$—	$141,199	$141,199
Loan servicing rights	—	—	56,298	56,298
Other real estate owned	—	—	17,577	17,577
Repossessed and returned assets	—	6,968	—	6,968

Total non-recurring fair value measurements	$—	$6,968	$215,074	$222,042

Fair Value Option

The Corporation has elected the fair value option for certain residential mortgage loans held-for-sale. This election facilitates the offsetting of changes in fair value of the loans held-for-sale and the derivative financial instruments used to economically hedge them. The difference between the aggregate fair value and aggregate unpaid principal balance of these loans held-for-sale was as follows:

	At December 31,
(In thousands)	2020	2019
Fair value carrying amount	$221,784	$91,202
Aggregate unpaid principal amount	210,311	88,192

Fair value carrying amount less aggregate unpaid principal	$11,473	$3,010

Differences between the fair value carrying amount and the aggregate unpaid principal balance include changes in fair value recorded at and subsequent to funding and gains and losses on the related loan commitment prior to funding. No loans recorded under the fair value option were delinquent or on nonaccrual status at December 31, 2020 and December 31, 2019. The net gain from initial measurement of the loans held-for-sale, any subsequent changes in fair value while the loans are outstanding and any actual adjustment to the gains realized upon sales of the loans totaled $100.8 million, $27.9 million and $10.0 million for the years ended December 31, 2020, 2019 and 2018, respectively, and are included in net gains on sales of loans and leases. These amounts exclude the impacts from the interest rate lock commitments and forward loan sales commitments which are also included in net gains on sales of loans and leases.

Disclosures about Fair Value of Financial Instruments

Management discloses the estimated fair value of financial instruments, including assets and liabilities on and off the Consolidated Statements of Financial Condition, for which it is practicable to estimate fair value. These fair value estimates were made at December 31, 2020 and December 31, 2019 based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price at which an asset could be sold or a liability could be settled. However, given there is no active market or observable market transactions for many of TCF’s financial instruments, the estimates of fair value are subjective in nature, involve uncertainties and include matters of significant judgment. Changes in assumptions could significantly affect the estimated values.

The carrying amounts and estimated fair values of the financial instruments, excluding short-term financial assets and liabilities as their carrying amounts approximate fair value and excluding financial instruments recorded at fair value on a recurring basis, were as follows. This information represents only a portion of the Consolidated Statements of Financial Condition not recorded in their entirety on a recurring basis and not the estimated value of the Corporation as a whole. Nonfinancial instruments such as the intangible value of the Corporation’s branches and core deposits, leasing operations, goodwill, premises and equipment and the future revenues from the Corporation’s customers are not reflected in this disclosure. Therefore, this information is of limited use in assessing the value of the Corporation.

	At December 31, 2020
	Carrying	Estimated Fair Value
(In thousands)	Amount	Level 1	Level 2	Level 3	Total
Financial instrument assets
FHLB and FRB stocks	$320,436	$—	$320,436	$—	$320,436
Investment securities held-to-maturity	184,359	—	190,141	3,413	193,554
Loans and leases held-for-sale	244	—	—	248	248
Net loans(1)	31,164,287	—	—	31,434,749	31,434,749
Securitization receivable(2)	19,949	—	—	19,916	19,916
Deferred fees on commitments to extend credit	20,002	—	20,002	—	20,002

Total financial instrument assets	$31,709,277	$—	$530,579	$31,458,326	$31,988,905

Financial instrument liabilities
Certificates of deposits	$5,524,381	$—	$5,534,751	$—	$5,534,751
Long-term borrowings	1,374,732	—	1,416,355	—	1,416,355

Total financial instrument liabilities	$6,899,113	$—	$6,951,106	$—	$6,951,106

	At December 31, 2019
	Carrying	Estimated Fair Value
(In thousands)	Amount	Level 1	Level 2	Level 3	Total
Financial instrument assets
FHLB and FRB stocks	$442,440	$—	$442,440	$—	$442,440
Investment securities held-to-maturity	139,445	—	141,168	3,676	144,844
Loans held-for-sale	108,584	—	110,252	2,273	112,525
Net loans(1)	31,699,285	—	—	31,804,513	31,804,513
Securitization receivable(2)	19,689	—	—	19,466	19,466
Deferred fees on commitments to extend credit(2)	19,300	—	19,300	—	19,300

Total financial instrument assets	$32,428,743	$—	$713,160	$31,829,928	$32,543,088

Financial instrument liabilities
Certificates of deposits	$7,455,556	$—	$7,460,577	$—	$7,460,577
Long-term borrowings	2,354,448	—	2,368,469	—	2,368,469
Deferred fees on standby letters of credit(3)	56	—	56	—	56

Total financial instrument liabilities	$9,810,060	$—	$9,829,102	$—	$9,829,102

(1)	Expected credit losses are included in the carrying amount and estimated fair values.
(2)	Carrying amounts is included in other assets.
(3)	Carrying amounts are included in other liabilities.

Note 21. Revenue from Contracts with Customers

The Corporation earns a variety of revenue, including interest and fees, from customers, as well as revenues from noncustomers. The majority of the Corporation’s sources of revenue are included in interest income and noninterest income and are outside of the scope of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Other sources of revenue fall within the scope of ASC 606 and are included in noninterest income.

The Corporation recognizes revenue when the performance obligations related to the transfer of goods or services under the terms of a contract are satisfied. Some obligations are satisfied at a point in time, while others are satisfied over a period of time. Revenue is recognized as the amount of consideration expected to be received in exchange for transferring goods or services to a customer and is segregated based on the nature of product and services offered as part of contractual arrangements. Revenue streams within the scope of ASC 606 are discussed below.

•

Fees and Service Charges on Deposit Accounts Fees and service charges on deposit accounts includes fees and other charges the Corporation receives to provide various services, including but not limited to, service charges on deposit accounts and other fees including account analysis fees, monthly service fees, overdraft services, transferring funds, and accepting and executing stop-payment orders. The Corporation’s performance obligation for account analysis fees and monthly service fees are generally satisfied and, therefore, revenue is recognized over the period in which the service is provided. Deposit account related fees are largely transactional based, and therefore, the performance obligation is satisfied and the related revenue is recognized at the point in time when the transaction occurs.

•

Wealth Management Revenue Wealth management revenue includes fee income generated from personal and institutional customers. The Corporation also provides investment management services. Revenue is recognized over the period of time the services are rendered. Wealth management revenue also includes commissions that are earned for placing a brokerage transaction for execution. Revenue is recognized once the transaction is completed and the Corporation is entitled to receive consideration.

•

Card and ATM Revenue Card and ATM revenue includes ATM surcharges and debit card related revenue. ATM surcharges and certain debit card fees are transactional based and, therefore, the performance obligation is satisfied and the related revenue is recognized at the point in time when the transaction occurs. Other debit card fees satisfied over a period of time are recognized over the period in which the service is provided.

•

Other Noninterest Income Other noninterest income includes wire transfer fees, safe deposit box income and check orders. The consideration includes both fixed (e.g., safe deposit box fees) and transaction (i.e., wire-transfer fee and check orders) fees. Fixed fees are recognized over the period of time the service is provided, while transaction fees are recognized when a specific service is rendered to the customer.

The following tables present total noninterest income segregated between contracts with customers within the scope of ASC 606 and those within the scope of other GAAP topics.

	Year Ended December 31, 2020
	Within the scope of ASC 606
(In thousands)	Consumer Banking	Commercial Banking	Enterprise Services	Out of scope of ASC 606	Total
Noninterest income
Fees and service charges on deposit accounts	$101,897	$10,165	$—	$619	$112,681
Wealth management revenue	5,839	—	—	19,862	25,701
Card and ATM revenue	80,195	95	—	8,409	88,699
Other noninterest income	3,332	7,044	849	277,757	288,982

Total	$191,263	$17,304	$849	$306,647	$516,063

	Year Ended December 31, 2019
	Within the scope of ASC 606
(In thousands)	Consumer Banking	Commercial Banking	Enterprise Services	Out of scope of ASC 606	Total
Noninterest income
Fees and service charges on deposit accounts	$121,080	$6,682	$—	$98	$127,860
Wealth management revenue	2,204	—	—	8,209	$10,413
Card and ATM revenue	81,472	6	—	5,743	87,221
Other noninterest income	190	9,384	558	229,906	240,038

Total	$204,946	$16,072	$558	$243,956	$465,532

	Year Ended December 31, 2018
	Within the scope of ASC 606
(In thousands)	Consumer Banking	Commercial Banking	Enterprise Services	Out of scope of ASC 606	Total
Noninterest income
Fees and service charges on deposit accounts	$108,883	$4,224	$—	$135	$113,242
Card and ATM revenue	78,119	4	—	283	78,406
Other noninterest income	1,363	11,492	1,007	248,887	262,749

Total	$188,365	$15,720	$1,007	$249,305	$454,397

Contract Balances A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Corporation’s noninterest income streams are largely based on transactional activity, or standard month-end revenue accruals such as asset management fees based on month-end market values. Consideration is most often received immediately or shortly after the Corporation satisfies its performance obligation and revenue is recognized. The Corporation does not typically enter into long-term revenue contracts with customers, and therefore, does not experience significant contract balances.

Note 22. Share-based Compensation

The Corporation maintains share-based compensation plans under which it periodically grants share-based awards for a fixed number of shares to directors and certain officers of the Corporation.

Before the TCF/Chemical Merger, Chemical and Legacy TCF granted share-based awards under their respective share-based compensation plans, including the Chemical Stock Incentive Plan of 2019 (the “Stock Incentive Plan of 2019”) and the TCF Financial 2015 Omnibus Incentive Plan (the “Legacy TCF Omnibus Incentive Plan”). At December 31, 2020, there were 1,002,931 shares reserved for issuance under the Stock Incentive Plan of 2019 and there were 1,358,516 shares reserved for issuance under the Legacy TCF Omnibus Incentive Plan.

The fair value of share-based awards is recognized as compensation expense over the requisite service or performance period. Compensation expense for share-based awards, including merger-related share-based compensation expense was $46.0 million, $26.3 million and $16.5 million for the years ended December 31, 2020, 2019 and 2018, respectively. The excess tax realized from share-based compensation transactions during the years ended December 31, 2020, 2019 and 2018 was an expense of $2.6 million, a benefit of $2.3 million and a benefit of $2.6 million, respectively.

Restricted Stock Units

The Corporation can grant performance-based restricted stock units (“PRSUs”) and time-based restricted stock units (“TRSUs”) (collectively referred to as “RSUs”) under the Stock Incentive Plan of 2019 and the Legacy TCF Omnibus Incentive Plan; provided that, RSUs granted under the Legacy TCF Omnibus Incentive Plan may only be granted to new employees hired after the TCF/Chemical Merger or employees who previously were employees of Legacy TCF. At December 31, 2020, there were 309,432 PRSUs outstanding dependent on achieving certain performance target levels and the grantee completing the requisite service period. The TRSUs vest upon satisfaction of a service condition. Upon achievement of the satisfaction of a service condition and/or performance target level, as applicable, the TRSUs are converted into shares of TCF Financial’s common stock on a one-to-one basis and the PRSUs are converted into shares of TCF Financial’s common stock in accordance with the achievement of the performance target (ranging from 0% to 150% of the granted PRSUs). Compensation expense related to RSUs is recognized over the expected requisite performance or service period, as applicable.

A summary of the activity for RSUs for the years ended December 31, 2020, 2019 and 2018 is presented below:

	Number of Units	Weighted-average Grant Date Fair Value Per Unit
Outstanding at December 31, 2017	360,988	$15.17
Outstanding at December 31, 2017 as adjusted for conversion	183,419	29.86
Granted	60,181	43.78
Forfeited/canceled	(10,411)	28.59
Vested	(26,609)	28.81

Outstanding at December 31, 2018	406,575	17.33
Outstanding at December 31, 2018 as adjusted for conversion	206,580	34.11
Granted	638,138	41.99
Acquired in the TCF/Chemical Merger(1)	879,779	47.36
Forfeited/canceled	(26,347)	43.43
Vested	(186,330)	38.11

Outstanding at December 31, 2019	1,511,820	44.49
Granted	1,542,671	24.67
Forfeited/canceled	(83,818)	32.06
Vested	(955,159)	41.51

Outstanding at December 31, 2020	2,015,514	31.25

(1)	Inclusive of certain Legacy TCF PRSUs which were converted at their maximum payout into 55,022 TRSUs with a weighted-average grant date fair value per unit of $42.06.

Unrecognized compensation expense related to RSUs totaled $43.1 million at December 31, 2020 and is expected to be recognized over the remaining weighted-average period of 2.5 years.

Restricted Stock Awards

The Corporation’s restricted stock award transactions were as follows:

	Number of Awards	Weighted-Average Grant Date Fair Value Per Award
Outstanding at December 31, 2017	2,639,663	$13.65
Outstanding at December 31, 2017 as adjusted for conversion	1,341,136	26.86
Granted	387,909	42.61
Forfeited/canceled	(119,366)	29.77
Vested	(446,447)	24.09

Outstanding at December 31, 2018	2,289,446	$16.70
Outstanding at December 31, 2018 as adjusted for conversion	1,163,232	32.87
Granted	269,915	40.82
Forfeited/canceled	(136,489)	34.18
Vested	(408,353)	34.37

Outstanding at December 31, 2019	888,305	40.67
Granted	54,040	25.91
Forfeited/canceled	(12,927)	39.96
Vested	(424,256)	41.08

Outstanding at December 31, 2020	505,162	$38.57

At December 31, 2020, there were no shares of performance-based restricted stock awards outstanding. Unrecognized stock compensation expense for restricted stock awards was $8.7 million at December 31, 2020 with a weighted-average remaining amortization period of 1.8 years.

The following table provides information regarding total expense for restricted stock awards:

	Year Ended December 31,
(In thousands)	2020	2019	2018
Restricted stock expense related to employees(1)	$26,906	$15,218	$16,549
Restricted stock expense related to directors(2)	918	950	—

Total restricted stock expense	$27,824	$16,168	$16,549

(1)	Included in “Compensation and employee benefits” in the Consolidated Statements of Income.
(2)	Included in “Other noninterest expense” in the Consolidated Statements of Income.

Stock Options

A summary of activity for the Corporation’s stock options is presented below:

	Non-Vested Stock Options Outstanding		Stock Options Outstanding
	Number of Options	Weighted- average Exercise Price	Number of Options	Weighted- average Exercise Price
Outstanding at December 31, 2017	—	$—	366,000	$15.75
Outstanding at December 31, 2017 as adjusted for conversion	—	—	185,964	31.00
Exercised	—	—	(185,964)	31.00

Outstanding at December 31, 2018	—	—	—	—
Acquired in the TCF/Chemical Merger(1)	127,906	39.38	520,379	29.48
Exercised	—	—	(25,602)	30.10
Forfeited/canceled	(5,953)	32.81	—	—
Expired	—	—	(756)	32.81
Vested	(1,144)	46.95	1,144	46.95

Outstanding at December 31, 2019	120,809	39.63	495,165	29.48
Exercised	—	—	(101,913)	21.07
Forfeited/canceled	(3,659)	38.18	—	—
Expired	—	—	(53,044)	39.08
Vested	(61,428)	38.26	61,428	38.26

Outstanding at December 31, 2020	55,722	$41.23	401,636	$31.69

Exercisable/vested at December 31, 2020			401,636	$31.69

(1)	Options acquired in the TCF/Chemical Merger expire ten years from the date of grant and vest ratably over a five-year period.

The weighted-average remaining contractual term was 4.0 years for all stock options outstanding and 3.8 years for all exercisable stock options at December 31, 2020. The intrinsic value of all outstanding in-the-money stock options and exercisable in-the-money stock options was $2.9 million and $2.8 million, respectively, at December 31, 2020. The aggregate intrinsic values of outstanding and exercisable options at December 31, 2020 were calculated based on the closing market price of TCF Financial’s common stock on December 31, 2020 of $37.02 per share less the exercise price. Options with intrinsic values less than zero, or “out-of-the-money” options, are not included in the aggregate intrinsic value reported.

During the year ended December 31, 2020, $2.1 million cash was received from option exercises.

At December 31, 2020, unrecognized compensation expense related to stock options totaled $189 thousand and is expected to be recognized over a remaining weighted average period of 1.1 years.

Note 23. Retirement Plans

The Corporation’s retirement plans include qualified defined benefit pension plans, nonqualified postretirement benefit plans, 401(k) savings plans and nonqualified supplemental retirement plans. The TCF 401K Plan (the “TCF 401K”) is a qualified postretirement benefit plan that provides the option to invest in TCF common stock. The TCF 401K Supplemental Plan (the “TCF SERP”) and the TCF Financial Corporation Deferred Compensation Plan (the “TCF Deferred Compensation Plan”) are both nonqualified supplemental retirement plans. The TCF Cash Balance Pension Plan (the “Legacy TCF Pension Plan”) and the Chemical Financial Corporation Employees’ Pension Plan (“Chemical Pension Plan”) are both qualified benefit pension plans (collectively, the “Pension Plans”), which previously provided for postretirement pension benefits for eligible participants. The TCF Postretirement Plan (the “TCF Postretirement Plan”) and the Chemical Financial Corporation Nonqualified Postretirement Benefit Plan (the “Chemical Postretirement Benefit Plan” and together with the TCF Postretirement Plan, the “Postretirement Plans”) are both nonqualified postretirement benefit plans.

Qualified Defined Benefit Pension Plans

The Board of Directors of Legacy TCF approved the termination of the Legacy TCF Pension Plan effective November 1, 2019. The weighted-average interest crediting rate was 3.00% for 2019. All participants have had their benefits paid in full. During 2020, distributions were made to all participants electing a lump sum payment. Due to the TCF Pension Plan’s funding level, assets were liquidated and additional funding was made for the annuity purchase in 2020. The weighted-average interest crediting rate was 2.05% at liquidation. The Corporation does not consolidate the assets and liabilities associated with the Legacy TCF Pension Plan.

The Board of Directors terminated the Chemical Pension Plan effective August 31, 2019. The discount rate was adjusted to 3.48% based on the remeasurement of the Chemical Pension Plan required due to the TCF/Chemical Merger and the termination. At the time of the TCF/Chemical Merger, as a result of the termination, the Corporation recognized a prepaid asset representing the funded status of the Chemical Pension Plan, net of estimated settlement costs, and the balance previously recorded in accumulated other comprehensive income was eliminated. The purchase accounting adjustment, as a result of the TCF/Chemical Merger, was reported in goodwill. The Chemical Pension Plan was fully funded as of December 31, 2020. During 2020, distributions were made to all participants electing a lump-sum payment. Plan assets remaining following the lump sum distribution and annuity purchase completed in 2020 will be liquidated and/or transferred to a qualified retirement plan over the next several months.

Nonqualified Postretirement Benefit Plans

The Legacy TCF Postretirement Plan provides health care benefits to eligible retired employees who retired prior to December 31, 2009. Effective January 1, 2000, the Legacy TCF modified the TCF Postretirement Plan for employees not yet eligible for benefits under the Postretirement Plan by eliminating the company subsidy. The provisions for full-time and retired employees then eligible for these benefits were not changed. The TCF Postretirement Plan is not funded.

The Chemical Postretirement Benefit Plan provides medical and dental benefits, upon retirement, to a limited number of active and retired employees. The majority of the retirees are required to make contributions toward the cost of their benefits based on their years of credited service and age at retirement. Covered employees include those who were at least age 50 as of January 1, 2012, that retire at age 60 or older, have at least 25 years of service with Chemical and are participants in the active employee group health insurance plan. Eligible employees may also cover their spouse until age 65 as long as the spouse is not offered health insurance coverage through his or her employer. Employees and their spouses eligible to participate in the Chemical Postretirement Benefit Plan are required to make contributions toward the cost of their benefits upon retirement, with the contribution levels designed to cover the projected overall cost of these benefits over the long-term. Retiree contributions are generally adjusted annually. The accounting for these postretirement benefits anticipates changes in future cost-sharing features such as retiree contributions, deductibles, copayments and coinsurance. The benefits can be amended, modified or terminated by the Corporation at any time.

401(k) Savings Plans

Effective December 31, 2019, the Chemical Financial Corporation 401K Savings Plan merged with and into the TCF 401K. All participant balances remaining were transferred into the TCF 401K on December 31, 2019. The TCF 401K, a qualified postretirement benefit and employee stock ownership plan, allows participants to make contributions of up to 50% of their covered compensation on a tax-deferred and/or after-tax basis, subject to the annual covered compensation limitation imposed by the Internal Revenue Service (“IRS”). TCF matches the contributions of all participants at the rate of $1 per dollar for employees with 180 days or more of service up to a maximum company contribution of 5 percent of the employee’s covered compensation per pay period subject to the annual covered compensation limitation imposed by the IRS. Employee contributions and matching contributions vest immediately.

Employees have the opportunity to diversify and invest their account balance, including matching contributions, in various mutual funds or TCF common stock. At December 31, 2020, the fair value of the assets in the TCF 401K totaled $593.5 million and included $146.8 million invested in TCF common stock. Dividends on TCF common shares held in the 401K reduce retained earnings and the shares are considered outstanding for computing earnings per share. The Corporation’s matching contributions are expensed when earned. The Corporation’s contributions to the TCF 401K were $20.8 million for 2020, compared to $16.4 million and $12.3 million for 2019 and 2018, respectively.

Nonqualified Supplemental Retirement Plans

The Legacy TCF Supplemental Plan, a nonqualified plan, allows certain employees to contribute up to 50% of their salary and bonus. The Corporation’s matching contributions to this plan totaled $0.5 million, $1.2 million and $1.3 million for 2020, 2019 and 2018, respectively. The Corporation made no other contributions to this plan, other than payment of administrative expenses. The amounts deferred under this plan are invested in TCF common stock or mutual funds. At December 31, 2020 and 2019, the fair value of the assets in the plan totaled $69.5 million and $69.7 million, respectively, and included $21.5 million and $27.6 million, respectively, invested in TCF common stock. The plan’s assets invested in TCF common stock are held in trust and included in Other equity. See “Note 17. Equity” for further information on Other equity.

Benefit Obligations and Plan Expenses

The measurement of the benefit obligation, prepaid pension asset, pension liability and annual pension expense involves actuarial valuation methods and the use of actuarial and economic assumptions. Due to the long-term nature of the Pension Plans’ obligation, actual results may differ significantly from the actuarial-based estimates. Differences between estimates and actual experience are recorded in the year they arise. The Corporation closely monitors all assumptions and updates them annually. The Corporation does not consolidate the assets and liabilities associated with the Pension Plans. The information set forth in the following tables is based on current actuarial reports.

The following schedule sets forth the changes in the benefit obligation and plan assets of the Corporation’s plans:

	Pension Plans		Postretirement Benefit Plans
	At or For the Year Ended December 31,
(In thousands)	2020	2019	2020	2019
Benefit obligation:
Benefit obligation, beginning of year	$165,976	$28,330	$5,276	$3,320
Benefit obligation acquired in TCF/Chemical Merger	—	136,587	—	2,271
Service cost	—	—	1	1
Interest cost	3,785	3,013	143	149
Net actuarial (gain) loss	782	3,831	295	(19)
Plan amendment(1)	—	—	(449)	—
Benefits paid	(170,543)	(5,785)	(460)	(446)

Benefit obligations, end of year	—	165,976	4,806	5,276

Fair value of plan assets:
Fair value of plan assets, beginning of year	169,484	32,844	—	—
Fair value of plan assets acquired in TCF/Chemical Merger	—	141,746	—	—
Actual gain on plan assets(2)	12,551	333	—	—
Benefits paid	(170,543)	(5,439)	(460)	(377)
Employer contributions	2,423	—	460	377

Fair value of plan assets, end of year	13,915	169,484	—	—

Funded status of plan, end of period	$13,915	$3,508	$(4,806)	$(5,276)

Accumulated benefit obligation	$—	$165,976	$—	$—

Amounts recognized in the Consolidated Statements of Financial Condition:
Prepaid (accrued) benefit cost, end of period	$—	$3,508	$(4,806)	$(5,276)
Prior service cost included in accumulated other comprehensive income (loss)	$—	$—	$(504)	$(101)

(1)	The Legacy TCF Postretirement Plan was updated to move a fully insured medical program through Medicare Advantage and a prior service credit has been established.
(2)

Includes $8.5 million net gain as a result of the Pension Plans mark to market adjustment and a net pension settlement gain, included in other noninterest expense in the Consolidated Statements of Income during 2020.

Weighted-average rate assumptions of the Corporation’s plans follow:

	Legacy TCF Pension Plan			Chemical Pension Plan			Legacy TCF Postretirement Plan			Chemical Postretirement Plan
(In thousands)	2020	2019	2018	2020	2019	2018	2020	2019	2018	2020	2019	2018
Discount rate used in determining benefit obligation -December 31	N/A	2.17%	3.95%	N/A	2.54%	—%	1.57%	2.70%	3.85%	2.14%	3.14%	—%
Discount rate used in determining expense	2.17%	3.95	3.30	2.54%	3.48	—	2.70	3.85	3.15	3.14	3.11	—
Expected long-term return on Pension Plan Assets	0.50	1.75	1.50	2.54	3.48	—	N/A	N/A	N/A	N/A	N/A	N/A
Health care cost trend rate assumed for next year	—	—	—	—	—	—	5.34	5.45	5.6	6.75	—	—
Final health care cost trend rate	—	—	—	—	—	—	4.50	4.50	4.5	4.75	—	—
Year that final health care trend rate is reached	—	—	—	—	—	—	2038	2038	2038	2028	—	—

N/A Not Applicable.

The net periodic benefit plan (income) cost included in other noninterest expense for the Corporation’s plans was as follows for the years ended December 31:

	Pension Plans			Postretirement Plans
(In thousands)	2020	2019	2018	2020	2019	2018
Interest cost	$3,785	$3,013	$983	$143	$149	$110
Service cost	—	—	—	1	1	—
Return on plan assets	(12,551)	(333)	607	—	—	—
Recognized actuarial loss (gain)	782	3,831	(630)	295	(19)	(115)
Amortization of prior service cost	—	—	—	(46)	(46)	(46)

Net periodic benefit plan (income) cost	$(7,984)	$6,511	$960	$393	$85	$(51)

The Corporation is eligible to contribute up to $10.0 million to the Pension Plans until the 2020 federal income tax return extended due date under various IRS funding methods. The Corporation made a $2.4 million cash contribution to the Legacy TCF Pension Plan in 2020, compared to none in 2019 and 2018, respectively. The Corporation made no cash contributions to the Chemical Pension Plan in 2020 and 2019. As a result of the Pension Plan terminations, the Corporation will not make any further contributions.

The Corporation contributed $264 thousand, $377 thousand and $392 thousand to the TCF Postretirement Plan in 2020, 2019 and 2018, respectively and no contributions were made to the Chemical Postretirement Benefit Plan in 2020 and 2019. The Corporation expects to contribute $332 thousand to the Postretirement Plans in 2021. The Corporation currently has no plans to pre-fund the Postretirement Plans in 2021.

The Pension Plans have been fully terminated and no longer have estimated future benefit payments. The following schedule presents estimated future benefit payments for the next 10 years under the Corporation’s Postretirement Plans for retirees already receiving benefits and future retirees, assuming they retire and begin receiving unreduced benefits as soon as they are eligible:

(In thousands)	Postretirement Plans
2021	$591
2022	550
2023	510
2024	462
2025	428
2026 - 2029	1,574

Total	$4,115

Pension Plan Assets

TCF’s Pension Plan investment policy permits investments in cash, money market mutual funds, direct fixed income securities to include U.S. Treasury securities and U.S. Government-sponsored enterprises, and indirect fixed income investment securities made in fund form (mutual fund or institutional fund) where the fund invests in fixed income securities in investment grade corporate credits, non-investment grade floating-rate bank loans and non-investment grade bonds.

Prior to the termination, the assets of the Chemical Pension Plan were historically invested by the Wealth Management department of Chemical Bank. Previously, the Chemical Pension Plan’s primary investment objective was long-term growth coupled with income. In consideration of the Chemical Pension Plan’s fiduciary responsibilities, emphasis was placed on quality investments with sufficient liquidity to meet benefit payments and plan expenses, as well as providing the flexibility to manage the investments to accommodate current economic and financial market conditions. Prior to the termination, to meet the Chemical Pension Plan’s long-term objective within the constraints of prudent management, target ranges were set for the three primary asset classes: an equity securities range from 40.0% to 70.0%, a debt securities range from 20.0% to 60.0%, and a cash and cash equivalents and other range from 0.0% to 10.0%. Modest asset positions outside of these targeted ranges did occur due to the repositioning of assets within industries or other activity in the financial markets. Equity securities were primarily comprised of both individual securities and equity-based mutual funds, invested in either domestic or international markets. The stocks were diversified among the major economic sectors of the market and were selected based on balance sheet strength, expected earnings growth, the management team and position within their industries, among other characteristics. Debt securities were comprised of U.S. dollar denominated bonds issued by the U.S. Treasury, U.S. government sponsored agencies and investment grade bonds issued by corporations. The notes and bonds purchased were primarily rated “A” or better by the major bond rating companies from diverse industries.

Prior to the termination, the Pension Plans’ assets were measured at fair value on a recurring basis and grouped in three levels, based on the markets in which the assets are traded and the degree and reliability of estimates and assumptions used to determine fair value. Mutual funds, U.S. Treasury Bills, equity securities and interest-bearing cash were categorized as Level 1. The fair value of Level 1 assets is based on quotes from independent asset pricing services based on active markets. Mortgage-backed securities and U.S. Treasury and government sponsored enterprises and notes were categorized as Level 2. The fair value of level 2 assets is based on prices obtained from independent pricing sources that were based on observable transactions of similar instruments, but not quoted markets. At December 31, 2020 and 2019, there were no assets categorized as Level 3. The fair value of the collective investment fund was based on the net asset value (“NAV”) of units as a practical expedient, and therefore the asset was not classified in the fair value hierarchy.

The following schedule sets forth the fair value of the Pension Plans’ assets and the level of valuation inputs used to value those assets at December 31, 2020 and 2019.

	At December 31, 2020
(In thousands)	Level 1	Level 2	Level 3	Total
Cash	$12,515	$—	$—	$12,515

Total investments at fair value	$12,515	$—	$—	$12,515

	At December 31, 2019
(In thousands)	Level 1	Level 2	Level 3	Total
Cash	$3,579	$—	$—	$3,579
Debt Securities:
U.S. Treasury and government sponsored agency bonds and notes	—	86,952	—	86,952
Mutual funds(1)	69,845	—	—	69,845
Corporate bonds	—	6,718	—	6,718
Mortgage-backed securities	—	2,346	—	2,346
Other	775	—	—	775

Total investments at fair value	$74,199	$96,016	$—	$170,215

(1)	Comprised primarily of money market mutual funds, fixed-income bonds issued by the U.S. Treasury and government sponsored agencies and bonds of U.S. and foreign issuers from diverse industries.

At December 31, 2019, the Pension Plans did not hold any shares of the Corporation’s common stock.

Accumulated Other Comprehensive Loss

The following sets forth the changes in accumulated other comprehensive income (loss), before tax, related to the Corporation’s Postretirement Plans:

	At or For the Year Ended December 31,
	Postretirement Plans
(In thousands)	2020	2019	2018
Accumulated other comprehensive income (loss) before tax, beginning of period	$(101)	$(147)	$(193)
Amortization of prior service credit (recognized in net periodic benefit cost)	46	46	46
Plan amendment	(449)	—	—

Accumulated other comprehensive income (loss) before tax, end of period	$(504)	$(101)	$(147)

The Pension Plans do not have any accumulated other comprehensive income (loss).

Note 24. Earnings Per Common Share

The computations of basic and diluted earnings per common share were as follows:

	Year Ended December 31,
(Dollars in thousands, except per share data)	2020	2019	2018
Basic earnings per common share:
Net income attributable to TCF Financial Corporation	$222,759	$295,468	$304,358
Preferred stock dividends	9,975	9,975	11,588
Impact of preferred stock redemption(1)	—	—	3,481

Net income available to common shareholders	212,784	285,493	289,289
Less: Earnings allocated to participating securities	—	20	42

Earnings allocated to common stock	$212,784	$285,473	$289,247

Weighted-average common shares outstanding used in basic earnings per common share calculation	151,812,393	111,604,094	84,133,983

Basic earnings per common share	$1.40	$2.56	$3.44

Diluted earnings per common share:
Earnings allocated to common stock	$212,784	$285,473	$289,247

Weighted-average common shares outstanding used in basic earnings per common share calculation	151,812,393	111,604,094	84,133,983
Net dilutive effect of:
Non-participating restricted stock	23,901	140,832	—
Stock options	51,265	73,439	1,184
Warrants	—	—	189,519

Weighted-average common shares outstanding used in diluted earnings per common share calculation	151,887,559	111,818,365	84,324,686

Diluted earnings per common share	$1.40	$2.55	$3.43

Anti-dilutive shares outstanding not included in the computation of diluted earnings per common share
Non-participating restricted stock	2,086,305	1,288,539	1,028,942
Stock options	244,004	97,980	—

(1)	Amounts represent the deferred stock issuance costs originally recorded in preferred stock that were reclassified to retained earnings.

Note 25. Other Noninterest Income and Expense

Other noninterest income and expense was as follows:

	Year Ended December 31,
(In thousands)	2020	2019	2018
Other Noninterest Income
Gain on branch sales(1)	$14,717	$—	$—
Termination of interest rate swaps	—	(17,302)	—
Loan servicing rights impairment	(17,605)	(3,882)	—
Other	49,430	42,995	28,769

Total other noninterest income	$46,542	$21,811	$28,769

Other Noninterest Expense
Outside processing	$60,650	$38,151	$20,574
Loan and lease expense	29,386	22,557	13,649
Professional fees	26,077	26,863	21,529
Advertising and marketing	25,854	28,220	28,120
FDIC insurance	23,893	18,298	15,056
Card processing and issuance costs	24,363	21,235	17,461
CFPB and OCC settlement charge	—	—	32,000
Other	142,528	148,392	107,097

Total other noninterest expense	$332,751	$303,716	$255,486

(1)	Represents the completion of the sale of seven banking centers in conjunction with deposits associated with those banking centers.

Note 26. Income Taxes

Applicable income taxes in the Consolidated Statements of Income were as follows:

(In thousands)	Current	Deferred	Total
Year Ended December 31, 2020:
Federal	$95,116	$(70,261)	$24,855
State	16,206	(4,579)	11,627
Foreign	3,420	(1)	3,419

Total	$114,742	$(74,841)	$39,901

Year Ended December 31, 2019:
Federal	$(8,471)	$40,038	$31,567
State	23,154	(9,564)	13,590
Foreign	5,148	(64)	5,084

Total	$19,831	$30,410	$50,241

Year Ended December 31, 2018:
Federal	$9,424	$54,858	$64,282
State	13,251	3,722	16,973
Foreign	4,435	406	4,841

Total	$27,110	$58,986	$86,096

Reconciliations to the Corporation’s effective income tax rates from the statutory federal income tax rates were as follows:

	Year Ended December 31,
	2020	2019	2018
Federal income tax rate	21.00%	21.00%	21.00%
Increase (decrease) resulting from:
CARES Act federal NOL carryback	(5.93)	—	—
Tax credit investments	(4.03)	(1.94)	(0.34)
Executive compensation limitation	3.54	0.67	0.36
State income tax, net of federal tax	3.40	3.01	3.34
Tax-exempt income	(3.04)	(1.74)	(1.64)
FDIC Insurance	1.80	0.96	0.25
Tax basis adjustment	(1.35)	(3.30)	—
State tax settlements, net of federal tax	(0.67)	(1.40)	—
TCF/Chemical Merger deferred tax reprice	—	(1.59)	—
Other, net	0.06	(1.60)	(1.54)

Effective income tax rate	14.78%	14.07%	21.43%

The Corporation considers its undistributed foreign earnings to be reinvested indefinitely. This position is based on management’s determination that cash held in the Corporation’s foreign jurisdictions is not needed to fund its U.S. operations and that it either has reinvested or has intentions to reinvest these earnings. While management currently intends to indefinitely reinvest all of the Corporation’s foreign earnings, should circumstances or tax laws change, the Corporation may need to record additional income tax expense in the period in which such determination or tax law change occurs.

Due to the shift to a worldwide territorial tax regime as part of tax reform enacted by the Tax Cuts and Jobs Act, future repatriations of foreign earnings are no longer subject to U.S. federal income tax. However, these foreign earnings may be subject to foreign withholding taxes should they be distributed in the form of dividends. As of December 31, 2020, the estimated withholding taxes that could be due on these earnings was $5.3 million.

The CARES Act was enacted in March 2020 in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOLs from 2018, 2019 and 2020 to be carried back five years to generate refunds of previously paid income taxes. Additionally, it provides retroactive changes in depreciation rules for certain qualified improvement property. Guidance implementing the CARES Act’s provisions provided retroactive choices to opt into or out of the full expensing of equipment purchases in the year of acquisition. During the year ended December 31, 2020, the Corporation implemented these and other options provided by the CARES Act, which resulted in a forecasted full year 2020 federal tax NOL. Carrying back 2020 federal tax NOLs to pre-2018 years results in tax refunds and a permanent tax benefit associated with the difference between the 21% federal tax rate in 2020 and the 35% federal tax rate prior to 2018.

Reconciliations of the changes in unrecognized tax benefits were as follows:

	At or For the Year Ended December 31,
(In thousands)	2020	2019	2018
Balance, beginning of period	$2,695	$5,872	$4,645
Increases for tax positions related to the current year	282	444	903
Increases for tax positions related to prior years	1,178	445	1,438
Decreases for tax positions related to prior years	(261)	(1,498)	(970)
Settlements with taxing authorities	(2,317)	(2,479)	—
Decreases related to lapses of applicable statutes of limitation	(78)	(89)	(144)

Balance, end of period	$1,499	$2,695	$5,872

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $1.2 million and $2.1 million at December 31, 2020 and 2019, respectively. The Corporation recognizes increases and decreases for interest and penalties related to unrecognized tax benefits, where applicable, in income tax expense (benefit). The Corporation recognized approximately $0.2 million of tax benefit, $0.4 million of tax benefit and $0.1 million of tax expense for 2020, 2019 and 2018, respectively, related to interest and penalties. Interest and penalties of approximately $0.1 million and $0.3 million were accrued at December 31, 2020 and 2019, respectively.

The Corporation’s federal income tax returns are open and subject to examination for 2017 and later tax return years. The Corporation’s various state income tax returns are generally open for 2016 and later tax return years based on individual state statutes of limitation. The Corporation’s various foreign income tax returns are open and subject to examination for 2016 and later tax return years. Changes in the amount of unrecognized tax benefits within the next 12 months from normal expirations of statutes of limitation are not expected to be material.

The Corporation’s deferred tax assets and deferred tax liabilities were as follows:

	At December 31,
(In thousands)	2020	2019
Deferred tax assets:
Allowance for loan and lease losses	$121,614	$25,178
Net operating losses and other carryforwards	74,240	70,820
Stock compensation and deferred compensation plans	45,588	42,980
Acquisition-related fair value adjustments	25,721	44,800
Nonaccrual interest	7,823	6,209
Other	8,290	5,516

Deferred tax assets	283,276	195,503
Valuation allowance	(10,828)	(12,840)

Total deferred tax assets, net of valuation allowance	272,448	182,663
Deferred tax liabilities:
Lease financing	296,184	339,691
Investment securities available-for-sale	56,839	16,760
Goodwill and other intangibles	32,494	35,031
Loan fees and discounts	24,572	10,098
Premises and equipment	16,213	30,122
Deferred Income	12,453	—
Prepaid expenses	10,507	9,508
Loan servicing rights	7,666	12,989
Other	4,926	7,862

Total deferred tax liabilities	461,854	462,061

Net deferred tax liabilities	$189,406	$279,398

The net operating losses and other carryforwards at December 31, 2020 consisted of federal net operating losses of $23.1 million that expire in 2028 through 2036, state net operating losses of $4.6 million that expire in 2023 through 2040, charitable contribution carryforwards of $1.3 million that expire in 2025, capital loss carryforwards of $0.2 million that expire in 2022, federal credit carryforwards of $29.4 million that expire in 2028 through 2040 and federal credit carryforwards of $4.9 million that do not expire. The valuation allowance against the Corporation’s deferred tax asset at December 31, 2020 consisted of state net operating losses of $10.7 million and other items of $0.1 million. The valuation allowance at December 31, 2020 and 2019 principally applies to net operating losses and capital loss carryforwards that, in the opinion of management, are more-likely-than-not to expire unutilized. However, to the extent that tax benefits related to these carryforwards are realized in the future, the reduction in the valuation allowance will reduce income tax expense.

Note 27. Reportable Segments

The Corporation’s reportable segments are Consumer Banking, Commercial Banking and Enterprise Services. Consumer Banking is comprised of all of the Corporation’s consumer-facing businesses and includes retail banking, consumer lending, wealth management and small business banking. Commercial Banking, previously named Wholesale Banking, is comprised of commercial and industrial and commercial real estate banking and lease financing. Enterprise Services is comprised of (i) corporate treasury, which includes the Corporation’s investment and borrowing portfolios and management of capital, debt and market risks, (ii) corporate functions, such as information technology, risk and credit management, bank operations, finance, investor relations, corporate development, internal audit, legal and human capital management that provide services to the operating segments, (iii) TCF Financial and (iv) eliminations.

The Corporation evaluates performance and allocates resources based on each reportable segment’s net income or loss. The reportable segments follow GAAP as described in “Note 1. Basis of Presentation,” except for the accounting for intercompany interest income and interest expense, which are eliminated in consolidation and presenting net interest income on a fully tax-equivalent basis. The Corporation generally accounts for inter-segment sales and transfers at cost.

Certain information for each of the reportable segments, including reconciliations of the Corporation’s consolidated totals, was as follows:

(In thousands)	Consumer Banking	Commercial Banking	Enterprise Services	Consolidated
At or For the Year Ended December 31, 2020:
Net interest income	$834,106	$697,190	$7,105	$1,538,401
Provision for credit losses	16,945	240,206	—	257,151

Net interest income after provision for credit losses	817,161	456,984	7,105	1,281,250
Noninterest income	318,029	186,304	11,730	516,063
Noninterest expense	852,733	430,158	244,480	1,527,371

Income (loss) before income tax expense (benefit)	282,457	213,130	(225,645)	269,942
Income tax expense (benefit)	62,654	35,128	(57,881)	39,901

Income (loss) after income tax expense (benefit)	219,803	178,002	(167,764)	230,041
Income attributable to non-controlling interest	—	7,282	—	7,282
Preferred stock dividends	—	—	9,975	9,975

Net income (loss) available to common shareholders	$219,803	$170,720	$(177,739)	$212,784

Total assets	$13,663,990	$24,063,599	$10,074,898	$47,802,487

Revenues from external customers:
Interest income	$558,729	$1,027,896	$179,037	$1,765,662
Noninterest income	318,029	186,304	11,730	516,063

Total	$876,758	$1,214,200	$190,767	$2,281,725

(In thousands)	Consumer Banking	Commercial Banking	Enterprise Services	Consolidated
At or For the Year Ended December 31, 2019:
Net interest income	$676,552	$536,154	$76,326	$1,289,032
Provision for credit losses	16,550	48,732	—	65,282

Net interest income after provision for credit losses	660,002	487,422	76,326	1,223,750
Noninterest income	273,915	198,898	(7,281)	465,532
Noninterest expense	753,904	383,390	194,821	1,332,115

Income (loss) before income tax expense (benefit)	180,013	302,930	(125,776)	357,167
Income tax expense (benefit)	38,353	50,581	(38,693)	50,241

Income (loss) after income tax expense (benefit)	141,660	252,349	(87,083)	306,926
Income attributable to non-controlling interest	—	11,458	—	11,458
Preferred stock dividends	—	—	9,975	9,975

Net income (loss) available to common shareholders	$141,660	$240,891	$(97,058)	$285,493

Total assets	$14,224,545	$20,395,308	$12,031,700	$46,651,553

Revenues from external customers:
Interest income	$533,545	$919,091	$134,625	$1,587,261
Noninterest income	273,915	198,898	(7,281)	465,532

Total	$807,460	$1,117,989	$127,344	$2,052,793

(In thousands)	Consumer Banking	Commercial Banking	Enterprise Services	Consolidated
At or For the Year Ended December 31, 2018:
Net interest income (expense)	$569,220	$383,031	$56,244	$1,008,495
Provision for credit losses	24,661	22,107	—	46,768

Net interest income after provision for credit losses	544,559	360,924	56,244	961,727
Noninterest income	262,797	190,442	1,158	454,397
Noninterest expense	669,967	308,727	35,706	1,014,400

Income (loss) before income tax expense (benefit)	137,389	242,639	21,696	401,724
Income tax expense (benefit)	31,645	52,675	1,776	86,096

Income (loss) after income tax expense (benefit)	105,744	189,964	19,920	315,628
Income attributable to non-controlling interest	—	11,270	—	11,270
Preferred stock dividends	—	—	11,588	11,588
Impact of preferred stock call	—	—	3,481	3,481

Net income (loss) available to common shareholders	$105,744	$178,694	$4,851	$289,289

Total assets	$6,414,228	$9,086,125	$8,199,259	$23,699,612

Revenues from external customers:
Interest income	$456,904	$636,108	$66,317	$1,159,329
Noninterest income	262,797	190,442	1,158	454,397

Total	$719,701	$826,550	$67,475	$1,613,726

Note 28. Commitments, Contingent Liabilities and Guarantees

Financial Instruments with Off-Balance Sheet Risk In the normal course of business, the Corporation enters into financial instruments with off-balance sheet risk, primarily to meet the financing needs of its customers. These financial instruments, which are issued or held for purposes other than trading, involve elements of credit and interest-rate risk in excess of the amounts recognized in the Consolidated Statements of Financial Condition.

The Corporation’s exposure to credit loss, in the event of nonperformance by the counterparty to the financial instrument is represented by the contractual amount of the commitments. The Corporation uses the same credit policies in making these commitments as it does for making direct loans. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained is based on a credit evaluation of the customer.

Financial instruments with off-balance sheet risk were as follows:

	At December 31,
(In thousands)	2020	2019
Commitments to extend credit:
Commercial	$4,396,191	$5,743,072
Consumer	2,126,327	2,305,096

Total commitments to extend credit	6,522,518	8,048,168
Standby letters of credit and guarantees on industrial revenue bonds	114,636	129,192

Total	$6,637,154	$8,177,360

Commitments to Extend Credit Commitments to extend credit are agreements to lend provided there is no violation of any condition in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a certain amount of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral to secure any funding of these commitments predominantly consists of residential and commercial real estate mortgages.

Standby Letters of Credit and Guarantees on Industrial Revenue Bonds Standby letters of credit and guarantees on industrial revenue bonds are conditional commitments issued by the Corporation guaranteeing the performance of a customer to a third-party. These conditional commitments expire in various years through 2039. The majority of these standby letters of credit are collateralized. Collateral held consists primarily of commercial real estate mortgages. Since the conditions under which the Corporation is required to fund these commitments may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

Contingencies and Guarantees The Corporation has originated and sold certain loans, and additionally acquired the potential liability for those historical originated and sold loans by merged or acquired entities, for which the buyer has limited recourse to the Corporation in the event the loans do not perform as specified in the agreements. These loans had an outstanding balance of $7.0 million and $6.2 million at December 31, 2020 and 2019, respectively. The maximum potential amount of undiscounted future payments that the Corporation could be required to make in the event of nonperformance by the borrower totaled $7.0 million and $6.0 million at December 31, 2020 and 2019, respectively. In the event of nonperformance, the Corporation has rights to the underlying collateral securing the loans. At December 31, 2019, the Corporation had recorded a liability of $100 thousand, in connection with the recourse agreements, in other liabilities. There was no recorded liability at December 31, 2020.

In addition, the Corporation has certain Small Business Administration (“SBA”) guaranteed loans in which the guaranteed portion had been sold to a third party investor. In the event these loans default and the SBA guaranty is no longer intact (i.e. an issue found to have occurred during the origination or the liquidation of the loans) the Corporation would be liable to make the loan whole to the third-party investor. The maximum potential amount of undiscounted future payments that the Corporation could be required to make in the event of default by the borrower was $13.2 million and $16.7 million at December 31, 2020 and 2019, respectively. In the event of default, the Corporation has rights to the underlying collateral securing the loans. At December 31, 2020 and 2019, the Corporation had recorded a liability of $829 thousand and $891 thousand, respectively, in other liabilities.

Representations, Warranties and Contractual Liabilities In connection with the Corporation’s residential mortgage loan sales, and the historical sales of merged or acquired entities, the Corporation makes certain representations and warranties that the loans meet certain criteria, such as collateral type, underwriting standards and the manner in which the loans will be serviced. The Corporation may be required to repurchase individual loans and/or indemnify the purchaser against losses if the loan fails to meet established criteria. In addition, some agreements contain a requirement to repurchase loans as a result of early payoffs by the borrower, early payment default of the borrower or the failure to obtain valid title. At December 31, 2020 and 2019 the liability recorded in connection with these representations and warranties was $3.6 million and $5.7 million, respectively, included in other liabilities.

Litigation Contingencies From time to time, the Corporation is a party to legal proceedings arising out of the Corporation’s lending, leasing and deposit operations, including foreclosure proceedings and other collection actions as part of the Corporation’s lending and leasing collections activities. The Corporation may also be subject to regulatory examinations and enforcement actions brought by federal regulators, including the SEC, the Federal Reserve, the OCC and the CFPB which may impose sanctions in the event of a regulatory violation. The COVID-19 pandemic has resulted in novel legal and regulatory risks, including risks in the area of workplace safety, risks related to emergency lending programs and the associated risk of fraud and regulatory activity. From time to time, borrowers and other customers, and employees and former employees have also brought actions against the Corporation, in some cases claiming substantial damages. The Corporation, like other financial services companies is subject to the risk of class action litigation. Litigation is often unpredictable and the actual results of litigation cannot be determined, and therefore the ultimate resolution of a matter and the possible range of loss associated with certain potential outcomes cannot be established. Based on the current understanding of the Corporation’s pending legal proceedings, management does not believe that judgments or settlements arising from pending or threatened legal matters, individually or in the aggregate, would have a material adverse effect on the consolidated financial position, operating results or cash flows.

Note 29. Parent Company Financial Information

TCF Financial’s condensed statements of financial condition, income and cash flows were as follows:

Condensed Statements of Financial Condition

	At December 31,
(In thousands)	2020	2019
Assets:
Cash and due from banks	$174,157	$157,103
Premises and equipment, net	3,407	3,813
Deferred tax asset	8,888	8,536
Investment in TCF Bank	5,492,479	5,526,078
Accounts receivable from TCF Bank	23,202	25,887
Other assets	43,258	40,961

Total assets	$5,745,391	$5,762,378

Liabilities and Equity:
Long term borrowings	$19,090	$19,021
Accrued expenses and other liabilities	55,488	36,342

Total liabilities	74,578	55,363

Equity	5,670,813	5,707,015

Total liabilities and equity	$5,745,391	$5,762,378

Condensed Statements of Income

	Year Ended December 31,
(In thousands)	2020	2019	2018
Interest income:	$436	$262	$200
Interest expense	1,318	484	—

Net interest income	(882)	(222)	200
Noninterest income:
Dividends from TCF Bank	245,000	225,000	431,000
Management fees	53,318	14,001	20,532
Other	2,655	581	426

Total noninterest income	300,973	239,582	451,958

Noninterest expense:
Compensation and employee benefits	45,507	18,677	20,282
Occupancy and equipment	532	470	301
Merger-Related expenses	30,273	69,944	—
Other	4,309	5,040	5,682

Total noninterest expense	80,621	94,131	26,265

Income before income tax benefit and equity in undistributed earnings (loss) of TCF Bank	219,470	145,229	425,893
Income tax benefit	5,961	15,513	952

Income before equity in undistributed earnings (loss) of TCF Bank	225,431	160,742	426,845
Equity in undistributed earnings (loss) of TCF Bank	(2,672)	134,726	(122,487)

Net income	222,759	295,468	304,358
Preferred stock dividends	9,975	9,975	11,588
Impact of preferred stock redemption	—	—	3,481

Net income available to common shareholders	$212,784	$285,493	$289,289

Condensed Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2020	2019	2018
Cash flows from operating activities:
Net income	$222,759	$295,468	$304,358
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed (earnings) loss of TCF Bank	2,672	(134,726)	122,487
Share-based compensation expense	35,439	28,351	17,824
Depreciation and amortization	(99)	(640)	4,986
Provision (benefit) for deferred income taxes	(352)	4,893	(583)
Net gains (losses) on sales of assets	—	6	(402)
Net change in other assets	(10,572)	(1,072)	753
Net change in other liabilities	30,900	(1,154)	(374)
Other, net	(1,332)	(21,719)	(7,958)

Net cash provided by operating activities	279,415	169,407	441,091

Cash flows from investing activities:
Purchases of premises and equipment and lease equipment	(23)	(95)	(3)
Proceeds from sales of premises and equipment	—	17	727
Net cash acquired in business combination	—	155,155	—

Net cash provided by (used in) investing activities	(23)	155,077	724

Cash flows from financing activities:
Redemption of Series B preferred stock	—	—	(100,000)
Repurchases of common stock	(33,098)	(86,309)	(212,929)
Common shares sold to TCF employee benefit plans	—	—	715
Dividends paid on preferred stock	(9,975)	(9,975)	(11,588)
Dividends paid on common stock	(214,687)	(156,060)	(99,490)
Payments related to tax-withholding upon conversion of share-based awards	(4,555)	(6,198)	(6,865)
Exercise of stock options	(23)	29	(997)

Net cash used in financing activities	(262,338)	(258,513)	(431,154)

Net change in cash and due from banks	17,054	65,971	10,661
Cash and due from banks at beginning of period	157,103	91,132	80,471

Cash and due from banks at end of period	$174,157	$157,103	$91,132

TCF Financial’s operations are conducted through its banking subsidiary, TCF Bank. As a result, TCF Financial’s cash flows and ability to make dividend payments to its preferred and common shareholders depend on the earnings of TCF Bank. The ability of TCF Bank to pay dividends or make other payments to TCF Financial is limited by its obligation to maintain sufficient capital and by other regulatory restrictions on dividends. See “Note 18. Regulatory Capital Requirements” of Notes to Consolidated Financial Statements for further information.

Note 30. Selected Quarterly Financial Data (Unaudited)

	Quarter Ended
(In thousands, except per share data)	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Net interest income	$381,394	$377,167	$378,359	$401,481	$408,753	$371,793	$254,057	$254,429
Provision for credit losses	11,818	69,664	78,726	96,943	14,403	27,188	13,569	10,122

Net interest income after provision for credit losses	369,576	307,503	299,633	304,538	394,350	344,605	240,488	244,307
Noninterest income	127,236	118,810	133,054	136,963	158,052	94,258	109,718	103,504
Noninterest expense	379,091	373,440	400,241	374,599	416,571	425,620	236,849	253,075

Income before income tax expense (benefit)	117,721	52,873	32,446	66,902	135,831	13,243	113,357	94,736
Income tax expense (benefit)	25,031	(4,429)	6,213	13,086	21,375	(11,735)	19,314	21,287

Income after income tax expense (benefit)	92,690	57,302	26,233	53,816	114,456	24,978	94,043	73,449
Income attributable to non-controlling interest	1,332	1,564	2,469	1,917	2,057	2,830	3,616	2,955

Net income attributable to TCF Financial Corporation	91,358	55,738	23,764	51,899	112,399	22,148	90,427	70,494
Preferred stock dividends	2,494	2,494	2,494	2,493	2,494	2,494	2,494	2,493

Net income available to common shareholders	$88,864	$53,244	$21,270	$49,406	$109,905	$19,654	$87,933	$68,001

Earnings per common share:
Basic	$0.58	$0.35	$0.14	$0.33	$0.72	$0.15	$1.07	$0.83
Diluted	0.58	0.35	0.14	0.32	0.72	0.15	1.07	0.83

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Controls and Procedures

Disclosure Controls and Procedures TCF Financial carried out an evaluation, under the supervision and with the participation of TCF Financial’s management, including its Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer), of the effectiveness of the design and operation of TCF Financial’s disclosure controls and procedures pursuant to Rules 13a-15 and 15d-15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based on that evaluation, management concluded that TCF Financial’s disclosure controls and procedures were effective as of December 31, 2020.

Any system of disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. The design of a control system inherently has limitations and the benefits of controls must be weighed against their costs. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of the controls. Therefore, no assessment of a cost-effective system of internal controls can provide absolute assurance that all control issues and instances of fraud, if any, will be detected.

Disclosure controls and procedures are designed to ensure that information required to be disclosed by TCF Financial in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to TCF Financial’s management, including the Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer), as appropriate, to allow for timely decisions regarding required disclosure. TCF Financial’s disclosure controls also include internal controls that are designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use and that transactions are properly recorded and reported.

Changes in Internal Control Over Financial Reporting Management is responsible for establishing and maintaining adequate internal control over financial reporting for TCF. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of TCF; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of TCF are only being made in accordance with authorizations of management and directors of TCF; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of TCF’s assets that could have a material effect on the financial statements.

There were no changes in internal control over financial reporting (as a defined rule in Rule 13a-15(f) of the Exchange Act) during the quarter ended December 31, 2020 that materially affected, or are reasonably likely to materially affect, TCF’s internal control over financial reporting.

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for TCF Financial Corporation (the “Corporation”). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Corporation are only being made in accordance with authorizations of management and directors of the Corporation; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Corporation’s assets that could have a material effect on the financial statements.

Management, with the participation of the Chief Executive Officer (Principal Executive Officer) and Chief Financial Officer (Principal Financial Officer), completed an assessment of TCF’s internal control over financial reporting as of December 31, 2020. This assessment was based on criteria for evaluating internal control over financial reporting established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in May 2013. Based on this assessment, management concluded that TCF’s internal control over financial reporting was effective as of December 31, 2020.

KPMG LLP, the Corporation’s independent registered public accounting firm that audited the consolidated financial statements included in this annual report, has issued an unqualified attestation report on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2020.

Any control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. The design of a control system inherently has limitations and the benefits of controls must be weighed against their costs. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of the controls. Therefore, no assessment of a cost-effective system of internal controls can provide absolute assurance that all control issues and instances of fraud, if any, will be detected.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

TCF Financial Corporation:

Opinion on Internal Control Over Financial Reporting

We have audited TCF Financial Corporation and subsidiaries’ (the Corporation) internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated statements of financial condition of the Corporation as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and our report dated February 26, 2021 expressed an unqualified opinion on those consolidated financial statements.

Basis for Opinion

The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ KPMG LLP

Detroit, Michigan

February 26, 2021